Exhibit 10.35

CERTAIN IDENTIFIED INFORMATION HAS BEEN EXCLUDED FROM THE EXHIBIT BECAUSE IT BOTH (I) IS

NOT MATERIAL AND (II) WOULD BE COMPETITIVELY HARMFUL IF PUBLICLY DISCLOSED. SUCH

EXCLUDED INFORMATION HAS BEEN MARKED WITH “[***]”.

AIRCRAFT LEASE AGREEMENT

Dated as of

November 5, 2021

between

UMB BANK, NATIONAL ASSOCIATION

not in its individual capacity but solely as owner trustee

as Lessor

and

GLOBAL CROSSING AIRLINES, INC.

as Lessee

in respect of

Aircraft: AIRBUS A320-214         Manufacturer’s Serial No: 2851

Current US Registration Mark N627VA

This Agreement has been executed in multiple counterparts. The counterpart to be deemed the Original Counterpart contains a receipt therefor executed by the Lessor on its signature page. To the extent that this Agreement constitutes chattel paper (as such term is defined in the Uniform Commercial Code as in effect in any applicable jurisdiction), a security interest in this Agreement may be created only by the transfer of possession of that Original Counterpart.

ALA MSN 2851 – Global Crossing Airlines

ARTICLE 5 LEASE COMMENCEMENT		24

5.1	Leasing	24

5.2	Delivery	24

5.3	Ferry Flight	24

5.4	Lease Extension	25

ARTICLE 6 PAYMENTS		25

6.1	Rental Periods	25

6.2	Rent	25

6.3	Maintenance Rent	25

6.4	Payments	26

6.5	Gross-up	26

6.6	Taxation	26

6.7	Value Added Tax	27

6.8	Information and Filing	27

6.9	Taxation of Indemnity Payments; Tax Savings; Tax Indemnitee Performance	28

6.10	Default Interest	29

6.11	Contest	29

6.12	Security	30

6.13	Absolute	31

ARTICLE 7 MANUFACTURER’S WARRANTIES		31

7.1	Assignment	31

7.2	Parts	32

7.3	Agreement	32

ARTICLE 8 LESSOR COVENANTS		32

8.1	Quiet Enjoyment	32

ALA MSN 2851 – Global Crossing Airlines

ARTICLE 9 LESSEE’S COVENANTS		32

9.1	Duration	32

9.2	Information and Access	32

9.3	Lawful and Safe Operation	35

9.4	Taxes and other Outgoings	36

9.5	Sub-Leasing	37

9.6	Inspection	38

9.7	Title	38

9.8	General	39

9.9	Records	40

9.10	Protection and Approvals	40

9.11	Maintenance and Repair	41

9.12	Removal of Engines and Parts	42

9.13	Installation of Engines and Parts	43

9.14	Non-installed Engines and Parts	44

9.15	Modifications	45

9.16	Title to Parts and Engines	45

9.17	Registration	46

9.18	Replacement of Parts	46

9.19	Ownership of Parts	47

ARTICLE 10 INSURANCE		47

10.1	Insurances	47

10.2	Requirements	48

10.3	Insurance Covenants	48

10.4	Failure to Insure	49

10.5	Continuing Indemnity	49

10.6	Application of Insurance Proceeds	50

ALA MSN 2851 – Global Crossing Airlines

ARTICLE 11 INDEMNITY		50

11.1	General	50

11.2	Duration	52

ARTICLE 12 EVENTS OF LOSS		52

12.1	Event of Loss; Aircraft	52

12.2	Event of Loss; Engine	52

12.3	Requisition	53

ARTICLE 13 RETURN OF AIRCRAFT		53

13.1	Return and Airworthiness	53

13.2	Final Inspection	53

13.3	Non-compliance and Continuing Obligations	54

13.4	Redelivery	55

13.5	Export and Deregistration of Aircraft	55

13.6	Acknowledgement	55

13.7	Approved Maintenance Program	55

13.8	Fuel	56

13.9	Engines, APU and Landing Gear	56

ARTICLE 14 DEFAULT AND EARLY TERMINATION		56

14.1	Events	56

14.2	Rights	59

14.3	Deregistration	59

14.4	Default Payments	60

ALA MSN 2851 – Global Crossing Airlines

ARTICLE 15 ASSIGNMENT		60

15.1	Lessee Assignment	60

15.2	Lessor Assignment	61

15.3	Lessee Cooperation	61

ARTICLE 16 MISCELLANEOUS		61

16.1	Waivers, Remedies Cumulative	61

16.2	Delegation	61

16.3	Certificates	61

16.4	Appropriation	61

16.5	Currency Indemnity	61

16.6	Set-off	62

16.7	Severability	62

16.8	Remedy	63

16.9	Time of Essence	63

16.10	Notices	63

16.11	Law and Jurisdiction	63

16.12	Sole and Entire Agreement	65

16.13	Indemnities	65

16.14	Counterparts	65

16.15	Language	65

16.16	Brokers	65

16.17	Expenses	65

16.18	Cape Town Convention Prevails	65

16.19	Confidentiality	66

16.20	Owner Trustee	66

16.21	True Lease	66

ALA MSN 2851 – Global Crossing Airlines

ARTICLE 17 DISCLAIMERS AND WAIVERS		66

17.1	Exclusion	66

17.2	Waiver	67

17.3	Consequential Damages	67

Annex I Form of Monthly Disclosure Report

Schedule 1 Aircraft Description

Schedule 2 Form of Certificate of Acceptance

Schedule 3 Commercial Terms

Schedule 4 Insurance Requirements

Schedule 5 Return Conditions

Schedule 6 Form of Certificate of Redelivery

ALA MSN 2851 – Global Crossing Airlines

THIS AIRCRAFT LEASE AGREEMENT (this “Agreement” or this “Lease”) is made as of the 5th day of November, 2021 between UMB Bank, National Association, a national banking association organized under the laws of the U.S.A., having an address at 6440 S. Millrock Drive, Suite 400, Salt Lake City, UT 84121, not in its individual capacity but solely as owner trustee (“Lessor”), and Global Crossing Airlines, Inc., a corporation incorporated under the laws of the State of Delaware, USA and whose registered office is located at Building 5A, Miami International Airport, 4200 NW 36th Street, Miami, Florida 33166 (“Lessee”).

WHEREAS: Lessor wishes to lease to Lessee and Lessee is willing to lease from Lessor the Aircraft on the terms of this Agreement.

IT IS AGREED as follows:

ARTICLE 1

INTERPRETATION

1.1 Definitions

In this Agreement the following expressions have the respective meanings set forth below:

“Affiliate” means, in relation to any Person, a Subsidiary of that Person or a Holding Company of that Person or any other Subsidiary of that Holding Company.

“Agent” means, if applicable, the “facility agent or security trustee” under the Credit Agreement (if any), or any other Financing Party which Lessor notifies Lessee from time to time shall constitute the “Agent” for all purposes of this Agreement.

“Agreed Maintenance Performer” means such maintenance facility approved by the FAA pursuant to FAA Part 145 for the accomplishment of the maintenance, testing, inspection, repair, overhaul or modification that is intended to be accomplished with respect to the Aircraft and approved in advance in writing by Lessor.

“Agreed Value” has the value assigned to such term as specified in Part 1 of Schedule 3 attached hereto.

“Air Authority” means the FAA and/or any Government Entity that, under the laws of the State of Registration, from time to time (i) have control or supervision of civil aviation or (ii) have jurisdiction over the registration, airworthiness or operation the Aircraft.

“Air Operator Certificate” or “AOC” means an air carrier’s operating certificate issued by the Administrator of the FAA pursuant to Chapter 447 of Title 49 U.S.C.

“Aircraft” means the aircraft described in Part 1 of Schedule 1 (which term includes where the context permits, a separate reference to all Engines, Parts, and Aircraft Documents).

ALA MSN 2851 – Global Crossing Airlines

“Aircraft Documents” means the documents, data, manuals and records identified in Part 2 of Schedule 1 and all additions, renewals, revisions and replacements from time to time made in accordance with this Agreement.

“Airframe” means the Aircraft, excluding the Engines, APU (or any engines or auxillary power unit from time to time installed on the Airframe) and Aircraft Documents.

“Airframe Manufacturer” means Airbus S.A.S.

“Airworthiness Directives” or “ADs” means all airworthiness directives and other legally mandatory instructions issued by the FAA or EASA applicable to the Aircraft, Airframe, any Engine or any Part.

“AMM” means the latest version of the aircraft maintenance manual applicable to the Aircraft.

“Anticipated Delivery Date” means November 5, 2021.

“Approved Maintenance Program” means the Aircraft maintenance program approved by the Air Authority.

“APU” means whether or not installed on the Airframe and together with all Parts installed in or on such APU) identified in Delivery Acceptance Certificate (whether or not installed on the Airframe) unless permanently replaced or its permanent replacement pursuant to this Agreement in which case “APU” refers to such replacement) so long as title thereto is or remains vested in Owner in accordance with the terms of Article 9.13.

“APU Refurbishment” means, with respect to an APU, a shop visit at which a prescribed package of inspection checks, repair and replacement of Parts on the principal assemblies or modules is accomplished in accordance with the APU manufacturer’s shop, manual and the recommendations in the APU manufacturer’s workscope, planning guidance documents. Such package of work shall be sufficient to achieve a full operating interval until the next anticipated Refurbishment shop visit in line with industry achievements for APUs of the same type as such APU.

“Assumed Utilization” has the meaning set forth in Section 6.3.

“Bankruptcy Code” means the United States Bankruptcy Code, 11 United States Code §§101 et seq. in effect as of any date of determination.

“Business Day” means a day (other than a Saturday or Sunday) on which banks are open for business in New York, U.S.A.

ALA MSN 2851 – Global Crossing Airlines

“C-Check” means a maintenance check on the Airframe under the Approved Maintenance Program having an interval on completion of at least 7500 Flight Hours, 5000 Cycles, and 24 months and consisting of full and complete zonal, systems and structural check including the corresponding lower checks (“A” or equivalent) and any other maintenance and inspections tasks that are a part of such checks, all in accordance with the Approved Maintenance Program.

“Cape Town Agreements” means the Cape Town Convention as supplemented by the Cape Town Aircraft Protocol (in each case, utilizing the English-language version thereof).

“Cape Town Aircraft Protocol” means The Protocol to the Convention on International Interests in Mobile Equipment, concluded in Cape Town, South Africa, on November 16, 2001 (utilizing the English-language version thereof).

“Cape Town Convention” means the Convention on International Interests in Mobile Equipment which was adopted on November 16, 2001 at a diplomatic conference held in Cape Town, South Africa (as amended, supplemented or modified from time to time) and shall mean when referring to such Convention with respect to the Contracting State, such Convention, as is in effect in such Contracting State unless otherwise indicated.

“Certificate of Acceptance” means a Certificate of Acceptance in the form of Schedule 2 hereto.

“Certificated Air Carrier” means a holder of an air carrier operating certificate issued pursuant to chapter 447 of Title 49 of the United States Code for aircraft capable of carrying ten or more individuals or 6,000 pounds of cargo.

“Certificate of Airworthiness” or “CoA” means a certificate of airworthiness issued by the FAA or the relevant Air Authority, as applicable.

“Claim” has the meaning specified in Section 11.1.

“Contractual Currency” has the meaning specified in Section 16.5.

“Contracting State” means a country that has ratified, accepted, approved or acceded to the CTC in accordance with its terms and with respect to which no denunciation in accordance with the terms of the CTC has taken effect.

“CTC” means the Cape Town Convention and the Cape Town Aircraft Protocol together and shall mean when referring to the CTC with respect to such Contracting State, the CTC, as is in effect in such Contracting State unless otherwise indicated.

“Credit Agreement” means any loan agreement, as identified in writing by Lessor, entered into or to be entered into between Lessor, as borrower, the facility agent, security trustee (if any) and the lenders party thereto, together with any other credit agreement to be entered into by Lessor and the applicable Financing Parties in connection with the financing of the Aircraft.

ALA MSN 2851 – Global Crossing Airlines

“Cycle” means one take-off and landing of the Airframe or, in the case of an Engine, of the airframe on which such Engine is installed.

“Damage Notification Threshold” has the meaning specified in Part 1 of Schedule 3.

“Default” means any Event of Default and any event which with the giving of notice, lapse of time, determination of materiality or fulfillment of other condition would constitute an Event of Default.

“Default Interest” shall have the meaning set out in Section 6.10.

“Delivery” has the meaning given in Section 5.2.

“Delivery Location” means (i) the facilities of AerSale in Goodyear Arizona, U.S.A.; or (ii) such other location as may be agreed between Lessor and Lessee.

“Deregistration Power of Attorney” or “DPOA” means a deregistration power of attorney relating to the Aircraft and issued by Lessee in favor of Lessor and/or the Financing Parties (if applicable) in form and delivered in such manner as Lessor and any Financing Party may request (and, if applicable, notarized, legalized, apostilled and/or translated for use in the State of Registration, in each case at Lessee’s cost), empowering Lessor or any Financing Party (as the case may be):

(a) to de-register the Aircraft in the name of Lessee from the aircraft register in the State of Registration;

(b) to export the Aircraft from the State of Registration; and

(c) to take any action required to release the Aircraft from any Lien.

“Dollars” or “US$” means the lawful currency of the United States of America.

“EASA” means the European Aviation Safety Agency, an agency of the European Union, or any successor agency thereto.

“Engine” means, whether or not installed on the Aircraft, each of the engines bearing the manufacturer, model and serial number specified in Part 1 of Schedule 1, such engines being described as to serial numbers on the Certificate of Acceptance to be executed by Lessee upon delivery of the Aircraft, and each Replacement Engine, or Substitute Engine, and in each case includes all modules and Parts from time to time belonging to or installed in that engine so long as title to such modules and Parts thereto is or remains vested in Owner in accordance with the terms of Section 9.

“Engine Manufacturer” means CFM International, Inc.

ALA MSN 2851 – Global Crossing Airlines

“Engine Refurbishment” means off-wing heavy maintenance for an Engine performed by an Agreed Maintenance Performer during a shop visit that requires the complete teardown/disassembly, inspection, repair and refurbishment of the HPC, HPT and Combustor modules of such Engine, if required, and the inspection, teardown/disassembly inspection and repair and refurbishment as and if required (as dictated by inspection or engine trend monitoring and the Engine Manufacturer’s shop manual limits) of each of the other modules of such Engine, resulting in, in Lessor’s determination, a full performance restoration of such Engine in accordance with the Engine Manufacturer’s shop manual limits and the Engine Manufacturer’s then current Workscope Planning Guide.

“Event of Default” means an event specified in Section 14.1.

“Event of Loss” means with respect to the Aircraft or any Engine:

(a) the actual or constructive total loss of such property (including any damage to such property which results in an insurance settlement on the basis of a total loss, or requisition for use or hire which results in an insurance settlement on the basis of a total loss); or

(b) the loss of use thereof, due to destruction or damage beyond repair or being rendered permanently unfit for normal use for any reason; or

(c) the requisition of title, or other compulsory acquisition, capture, seizure, deprivation, confiscation or detention for any reason of such property by the government of the State of Registration, the State of Incorporation or other competent authority (whether de jure or de facto) resulting in Owner or Lessor being divested of title to any interest in such property, other than by voluntary act; or

(d) the hijacking, theft, condemnation, confiscation or seizure of such property which deprives Lessee, or any sublessee permitted hereunder to have possession and/or use of such property, of its possession and/or use for more than 30 consecutive days; or

(e) the requisition for use of such property (other than in the circumstances referred to in (c) above) which deprives the Lessee or any permitted sublessee of the use of such property for more than 60 consecutive days.

“Expiry Date” means the Scheduled Expiry Date (as such date may be extended to comply with the requirements of Article 13) or, if earlier, the date on which:

(a) this Agreement shall terminate in accordance with the terms hereof; or

(b) Lessor receives the Agreed Value following an Event of Loss.

“Extension Option” means Lessee’s option to extend the Term for a period of twenty four (24) months, as set forth in Section 5.4.

ALA MSN 2851 – Global Crossing Airlines

“FAA” means the Federal Aviation Administration of the U.S. Department of Transportation or any successor thereto under the Laws of the U.S. Where it is stated in this Lease that a repair station or a repair, overhaul or maintenance facility will be an “FAA approved” station or facility, such station or facility must be approved by the FAA to perform maintenance and repair work on the Aircraft, an Engine or Part, as applicable Federal Aviation Administration of the United States and any successor thereof.

“FAA Counsel” means the law firm of Daugherty, Fowler, Peregrin, Haught & Jenson.

“FAA Lease Termination Certificate” means a lease termination certificate in form acceptable for recording with the FAA.

“Final Delivery Date” has the meaning given to it in Part I of Schedule 3.

“Final Inspection” has the meaning specified in Section 13.2.

“Financing Parties” means such financial institution(s), noteholders and/or other providers of finance or funds, or any trustee(s) acting on behalf of such Persons as identified by Lessor from time to time in writing to Lessee, from whom funds for the acquisition or continued ownership of the Aircraft by Owner is to be, or is for the time being obtained and/or in whose favor or for whose benefit security over, or rights relating to, the Aircraft and/or this Agreement is granted by Lessor or at its request. Until notified otherwise by Lessor to Lessee, the Financing Parties shall include the Agent and each lender under the Credit Agreement, if any.

“Flight Hour” means each hour or part thereof (rounded to two decimal places) elapsing from the moment the wheels of the Airframe leave the ground on take-off until the wheels of the Airframe next touch the ground or the case of an Engine, of the airframe on which such Engine is installed.

“GAAP” means generally accepted accounting principles then used in the State of Incorporation.

“Governing Law” means the laws of the State of New York with respect to agreement made and to be entirely performed in such State by residents thereof.

“Government Entity” means:

(a) the FAA, EASA, or other approved Air Authority;

(b) any national government, political subdivision, or local jurisdiction;

(c) any instrumentality, board, commission, court, or agency of any thereof, however constituted; and

ALA MSN 2851 – Global Crossing Airlines

(d) any association, organization, or institution of which any of the above is a member or to whose jurisdiction any thereof is subject or in whose activities any of the above is a participant.

“Habitual Base” means the United States, or subject to the prior written consent of Lessor, any other state, province or country in which the Aircraft is from time to time habitually based within the geographical limits imposed by the Insurances.

“Holding Company” means, in relation to a Person, any other Person in respect of which it is a Subsidiary.

“Holdover Percentage” means the amount set forth on Part 1 of Schedule 3 as the “Holdover Percentage”.

“Indemnitees” or “Indemnitee” means each of Lessor, Trustor, Owner, Servicer, Owner Trustee, the Financing Parties, the Prior Owner Parties, including, all of their respective successors and assigns; direct and indirect members, partners, or shareholders, subsidiaries, Affiliates, contractors, representatives, directors, officers, servants, agents and employees.

“Indemnitee Taxes”, in respect of any Tax Indemnitee, means any Taxes:

(a) based on or measured by the net income of the Tax Indemnitee imposed by any Government Entity, other than any such taxes that are in the nature of sales, use, gross receipts, ad valorem, license, property or VAT;

(b) sales, general excise, use or similar transfer Taxes imposed on a Tax Indemnitee upon any voluntary or involuntary transfer or disposition by the Indemnitee of the Aircraft, any Engine or Part or any interest in Tax Indemnitee other than any transfer or disposition requested by Lessee or made while an Event of Default is continuing;

(c) Taxes to the extent incurred with respect to any act occurring after:

(i) the expiration or earlier termination of this Agreement and not related to the transactions contemplated by this Agreement,

(ii) the (A) return of possession of the Aircraft in accordance with the relevant provisions of this Agreement or (B) sale or other transfer of the Aircraft following an Event of Loss with respect to the Aircraft pursuant to the terms hereof, and

(iii) the payment by Lessee of all amounts payable pursuant to this Agreement;

ALA MSN 2851 – Global Crossing Airlines

(d) Taxes to the extent incurred in respect of any act or circumstance occurring prior to Lessee’s acceptance of the Aircraft on the Lease Commencement Date and unrelated to the transactions contemplated by this Agreement; or

(e) resulting from or attributable to the incorporation, residence, activities or presence of a Tax Indemnitee in a jurisdiction imposing such Tax which activities or presence are unrelated to the transactions contemplated by the Transaction Documents or the operation of the Aircraft by Lessee, or any permitted sublessee; or

(f) imposed as a result of or in respect of the provision of finance in respect of the Aircraft, or as a result or in respect of any Lessor Lien.

“Insurances” has the meaning specified in Section 10.1.

“Interior Configuration Modification” has the meaning set forth on Part 1 of Schedule 3.

“International Interest” is defined in the Cape Town Convention.

“International Registry” means the international registration facilities established for the purposes of the CTC by Aviareto in Dublin, Ireland.

“Landing Gear” means the nose landing gear assembly, right main landing gear assembly, left main gear assembly of the Aircraft as detailed in Schedule 1 Part 1.

“Landing Gear Overhaul” means any full overhaul of any Landing Gear to the maximum provided for in accordance with the Approved Maintenance Program and the manufacturer’s overhaul manual, not just any replacement, repair or overhaul of any rotable components, any cleaning or replacement of seals, any repair of brakes, wheels or tires, brake rods, struts or braces, in each case, that occurs any more frequently than a full overhaul;

“Law” means any statute, decree, constitution regulation, order or any directive of any Government Entity, (b) treaty, pact, compact or other agreement to which any Government Entity is a signatory or part, (c) judicial or administrative interpretation or application of any of the foregoing or (d) any binding judicial precedent having the force of law.

“Lease Commencement Date” means the date on which the delivery of the Aircraft is confirmed in the Certificate of Acceptance.

“Lessee’s Account” means the bank account of Lessee set forth on Part 1 of Schedule 3 as “Lessee’s Account”.

“Lessee’s Technical Acceptance Certificate” shall mean the certificate in the form Set forth on Schedule 7, dated on or about the date hereof, executed and delivered by Lessee confirming its acceptance of the technical condition of the Aircraft.

ALA MSN 2851 – Global Crossing Airlines

“Lessor Lien” means:

(a) the Mortgage, the Security Agreement and any security interest whatsoever from time to time created by or through Owner or Lessor in connection with the financing of the Aircraft;

(b) any other security interest in respect of the Aircraft which results from acts of or claims against Lessor and/or Owner not related to the transactions contemplated by or permitted under this Agreement; and

(c) liens in respect of the Aircraft for Indemnitee Taxes.

“Lien” means, with respect to any asset, any mortgage, deed of trust, lien, pledge, hypothecation, right of set-off, encumbrance, charge or security interest in, on or of such asset or other arrangement having the effect of creating a lien other than a Permitted Lien.

“Losses” means any costs, expenses, payments, charges, demands, liabilities, claims, actions, proceedings, penalties, fines, damages, judgments, orders or other sanctions but excluding any consequential losses (including, by way of example, loss of profit); and Loss shall be construed accordingly.

“LLP” means a life limited part.

“Major Check” means a 6Y or 12Y Check or equivalent maintenance check as set out in the Approved Maintenance Program.

“Major Maintenance Event” or “MME” means any of the following: Major Check; Engine Refurbishment; Engine LLP Replacement; Landing Gear Overhaul; or APU Overhaul.

“Major Repair” means any “Major Repair” as such term is commonly used by the FAA.

“Maintenance Rent” means all amounts payable pursuant to Section 6.3. “Maintenance

Rent Period” means each calendar month during the Term.

“Maintenance Rent Payment Date” means the 15th day of each calendar month during the Term.

“Manufacturer” means with respect to the Airframe, Engine or any Part of the Aircraft, the Airframe Manufacturer, Engine Manufacturer or manufacturer of such Part, respectively.

“Maximum Deductible” has the meaning specified in Part 1 of Schedule 3 attached hereto.

“Minimum Liability Coverage” has the meaning specified in Part 1 of Schedule 3.

ALA MSN 2851 – Global Crossing Airlines

“MPD” means the latest version of the maintenance planning document in respect of the Aircraft published by the Airframe manufacturer.

“Modification” means any modification, alteration or addition to or removal from the Aircraft, regardless of cost.

“Modification Threshold Amount” has the meaning specified in Part I of Schedule 3.

“Monthly Disclosure Report” means the monthly report to be provided by Lessee to Lessor in the form attached as Annex I.

“Mortgage” means any mortgage or similar agreement which Lessor or Owner notifies Lessee from time to time shall constitute the “Mortgage” for all purposes of this Agreement.

“Other Agreement” means other agreement between or among (a) Lessor and Lessee; (b) Lessee and Lessor’s Affiliates; (c) Lessee’s Affiliates and Lessor; and (d) each Aircraft Lease Agreement dated the date hereof between Lessee and each Other Lessor in respect of the Other Aircraft; (all of the foregoing collectively referred to as “Other Agreements” or each individually as an “Other Agreement).

“Other Aircraft” means that certain aircraft set forth as the “Other Aircraft” on Schedule 3 Part I.

“Other Lessor” means Owner Trustee in its capacity as owner trustee under each other trust agreement dated the date hereof in respect of each Other Aircraft between Owner Trustee and Trustor.

“Owner” means Lessor or such other Person as Lessor may notify Lessee in writing as being the owner of the Aircraft.

“Owner Trustee” means UMB Bank, National Association, in its individual capacity.

“Part” means whether or not installed on the Aircraft:

(a) any component, furnishing or equipment (other than a complete Engine or APU) furnished with the Aircraft on the Lease Commencement Date; and

(b) any other component, furnishing or equipment (other than a complete Engine) title to which has, or should have passed to Lessor pursuant to this Agreement;

but excludes any such items title to which has, or should have, passed to Lessee pursuant to this Agreement.

“Permitted Lien” means:

ALA MSN 2851 – Global Crossing Airlines

(a) this Agreement, and any subleases entered into in accordance with this Agreement;

(b) any Lessor Lien;

(c) any lien for Taxes not assessed or, if assessed, not yet due and payable, or being contested in good faith by appropriate proceedings; and

(d) any lien of a repairer, mechanic, carrier, hangar keeper or other similar lien arising in the ordinary course of business or by operation of law in respect of obligations which are not overdue or are being contested in good faith by appropriate proceedings;

but only if (in the case of (c) and (d) above) (i) adequate resources are available to Lessee for the payment of the Taxes or obligations; and (ii) such proceedings, or the continued existence of the lien, do not give rise to any risk of the sale, forfeiture or other loss of the Aircraft or any interest therein or of criminal liability on Lessor, Owner, the Agent or any Financing Party.

“Person” means any individual, firm, partnership, joint venture, trust, corporation, company, Government Entity, association, committee, department, authority or any other entity, incorporated or unincorporated, whether having distinct legal personality or not, or any member of the same and “person” and “persons” shall be construed accordingly.

“PMA Part” means a replacement part, component or furnishing which has not been manufactured by the manufacturer of the Part it replaces.

“Previous Operator” means Alaska Airlines, Inc.

“Prior Owner Parties” means UMB Bank, N.A., Altitude Aircraft Alaska I LLC, Altitude Holdings Lux S.ÀR.L., Altitude Borrower II (WH) Designated Activity Company, Altitude Investors Designated Activity Company, Altavair L.P., Altavair Limited, Citibank, N.A., BNP Paribas and MUFG Union Bank, N.A.

“Prohibited Country” means any country to or in which the operation of an aircraft is not permitted under (a) any United Nations sanctions, (b) the U.K. Export of Goods Control Order 1994, (c) the United States Export Administration Act 1979 (as amended) and/or the Export Administration Regulations promulgated thereunder, (d) regulations administered from time to time by the Office of Foreign Assets Control of the United States Treasury Department, and (e) any similar, corresponding or successor legislation, sanctions or orders of the United Kingdom, the United States, the European Union or the United Nations.

“Redelivery Certificate” means the certificate of redelivery in the form attached as Schedule 6 to be executed by Lessor at the time the Aircraft is redelivered by Lessee at the end of the Term.

ALA MSN 2851 – Global Crossing Airlines

“Redelivery Location” means the facilities of ART at Blytheville, AR, or such other location in the continental United States as the parties may agree.

“Rent” means all amounts payable pursuant to Section 6.2.

“Rent Date” means the first day of each Rental Period.

“Rental Period” means each period determined in accordance with Section 6.1.

“Replacement APU” means an auxillary power unit of the same make and model as the APU identified on the Certificate of Acceptance (or of an improved model) and suitable for use on the Airframe with a value and utility equal to or greater than the auxillary power unit engine so replaced, assuming such auxillary power unit engine so replaced was in the condition required by the Lease.

“Replacement Engine” means an engine of the same make and model as the Engines identified on the Certificate of Acceptance (or of an improved model) and suitable for use on the Airframe with a value and utility equal to or greater than the engine so replaced, assuming such engine so replaced were in the condition required by the Lease.

“Security Agreement” shall mean any security agreement or assignment, charge, pledge, guaranty, or other document or agreement other than the Mortgage creating a Lien over the Aircraft or this Agreement, or any other Transaction Documents in favor of any Financing Party, as identified in writing by Lessor or Owner, and any acknowledgments or consents to any of the foregoing.

“Sanctions” shall mean any and all laws, judgments, orders, executive orders, decrees, ordinances, rules, regulations, statutes, restrictive measures (including, for the avoidance of doubt, any Sanctions or measures relating to a particular embargo or asset freezing), case law or treaties relating to economic or trade sanctions or terrorism financing and applicable to any Lessee, Trustor Lessor, or any of their Affiliates or any of the Financing Parties or any of their Affiliates, including any sanctions administered, imposed or enforced by the U.S. government (including, without limitation, OFAC and the U.S. Department of State), Her Majesty’s Treasury of the United Kingdom, the Government of Ireland, the European Union, the United Nations Security Council and any other Governmental Authority with jurisdiction over any of the Financing Parties.

“Scheduled Expiry Date” means (i) the date following seventy-four (74) months after the Lease Commencement Date, or (ii) if Lessee has exercised the Extension Option, the date following ninety-eight (98) months after the Lease Commencement Date.

“Security Deposit” has the meaning specified in Section 6.12(c).

“Serviceable” means as the context requires, tagged as serviceable for installation with an FAA 8130-1 or EASA Form One or equivalent and in a condition suitable for installation and use in commercial operations under Air Authority and FAA regulations; and capable of immediate commercial operations under Air Authority and FAA regulations.

ALA MSN 2851 – Global Crossing Airlines

“Servicer” means such Person identified as the servicer by Lessor.

“State of Incorporation” means the State of Delaware, U.S.A.

“State of Registration” means (i) the United States or, with the prior written consent of Lessor, such other state of registration in which the Aircraft is then registered and (ii) for purposes of the CTC, in respect of an aircraft, the country on the national register of which an aircraft is entered or the country of location of the common mark registering authority maintaining the aircraft register on which the Aircraft is registered.

“Subsidiary” means in relation to any company or entity, any other company or entity, a company or corporation:

(a) which is under the control, directly or indirectly, of the first mentioned company or corporation; or

(b) more than half the issued voting share capital of which is beneficially owned, directly or indirectly by the first mentioned company or corporation; or

(c) which is a Subsidiary of another Subsidiary of the first mentioned company or corporation under the laws of its jurisdiction of incorporation,

and for this purpose, a company or corporation shall be treated as being under the control of another if that other company or corporation is able to direct its affairs and/or to control the composition of its board of directors or equivalent body.

“Supplemental Rent” means all payments under this Agreement (other than payments of Rent and Maintenance Rent).

“Tax Indemnitees” or “Tax Indemnitee” means each of Lessor, Owner, Servicer, Owner Trustee, and the Financing Parties to be named including, any of their respective successors and assigns; members, equity partners or shareholders, subsidiaries, and Affiliates.

“Taxes” means taxes, duties, imposts, charges, withholdings, fees and the like of all kinds and any other amount corresponding to any of the foregoing imposed by any Government Entity, together with any penalties, fines, additions to tax, surcharges or interest thereon.

“Term” means the period commencing on the Lease Commencement Date and ending at the time set forth on the Redelivery Certificate on the Expiry Date.

“Transaction Documents” means this Agreement, the Certificate of Acceptance, the FAA Lease Termination; together with each other document, instrument and certificate executed in connection with the Agreement by the parties.

ALA MSN 2851 – Global Crossing Airlines

“Trust Agreement” means the Trust Agreement dated as of October 29, 2021 between Owner Trustee and Trustor in respect of the Aircraft.

“Trustor” means WWTAI AirOpCo I Bermuda Limited.

“UCC” means the Uniform Commercial Code as in effect in any applicable jurisdiction.

“United States” means the United States of America and its territories and possessions.

“US$” means the lawful currency of the United States

“VAT” has the meaning specified in Section 6.7.

1.2 Construction

(a) In this Agreement, unless the contrary intention is stated, a reference to:

(i) each of “Lessor”, “Owner”, “Lessee” or any other Person includes without prejudice to the provisions of this Agreement any successor in title to it and any permitted assignee;

(ii) words importing the plural shall include the singular and vice versa;

(iii) any document shall include that document as amended, modified, novated or supplemented;

(iv) reference to a law (1) includes any statute, decree, constitution, regulation, order, judgment or directive of any Government Entity; (2) includes any treaty, pact, compact or other agreement to which any Government Entity is a signatory or party; (3) includes any judicial or administrative interpretation or application thereof; and (4) is a reference to that provision as amended, substituted or re-enacted; and

(v) a Section or a Schedule is a reference to a Section of or a Schedule to this Agreement.

(b) The headings in this Agreement are to be ignored in construing this Agreement.

1.3 Cape Town Convention The parties hereto agree that upon execution of this Agreement (i) this Agreement will constitute an International Interest with respect to the Aircraft (including the Airframe and each Engine) identified in this Agreement, (ii) such Airframe and each such Engine constitutes an “aircraft object” (as defined in the CTC) and (iii) this Agreement constitutes an agreement for the registration of the Aircraft.

ALA MSN 2851 – Global Crossing Airlines

ARTICLE 2

REPRESENTATIONS AND WARRANTIES

2.1 Lessee’s Representations and Warranties. Lessee represents and warrants to Lessor that:

(a) Status: Lessee is a legal entity duly organized and validly existing under the laws of the State of Delaware, U.S.A. and has the power and authority to own its assets and carry on its business as it is being conducted, is the holder of all necessary air transportation licenses required in connection therewith and with the use and operation of the Aircraft and is duly qualified to do business in each jurisdiction in which it does business.

(b) Power and authority: Lessee has the power and authority to enter into and perform, and has taken all necessary action to authorize the entry into, performance and delivery of, this Agreement and the transactions contemplated by this Agreement.

(c) Legal validity: this Agreement constitutes Lessee’s legal, valid and binding obligation, enforceable against Lessee in accordance with its terms, subject to applicable bankruptcy, insolvency, reorganization, moratorium or similar laws affecting the rights of creditors generally.

(d) Non-conflict: the entry into and performance by Lessee of, and the transactions contemplated by this Agreement do not and will not:

(i) conflict with any law, enactment, rule or regulation or any judgment, decree, authorization license or permit to which Lessee is subject; or

(ii) conflict with, or result in any breach of any of the terms of, or constitute a default under, any material agreement or other material instrument or document to which Lessee is a party or is subject or by which it or any of its property or assets is bound; or

(iii) contravene or conflict with any provision of the constitutional documents of Lessee; or

(iv) result in the creation of any Lien over any of the undertaking, properties, assets, rights or revenues of Lessee.

(e) Certificated Carrier: Lessee is a Certificated Carrier.

ALA MSN 2851 – Global Crossing Airlines

(f) Authorization: (i) except for the registration of the Aircraft with the FAA in the name of Owner and noting the interest of Owner as owner, Lessee as lessee and Lessor as lessor, and the placing on the Aircraft and on each Engine of the plates containing the legends referred to in Section 9.7(e) hereof and (ii) recordation of the Agreement as an as International Interest with the International Registry, no further filing or recording of this Agreement or other document, and no further action, are necessary under the Laws of any Government Entity in order to (A) fully protect and establish Owner’s title to, interest in and property rights with respect to the Aircraft as against Lessee, or any third party and to ensure that the property rights of Owner therein will have priority in all respects over the claims of all creditors of Lessee, or (B) ensure the validity, effectiveness and enforceability of this Agreement, (ii) other than filing of a UCC-1 in respect of this Agreement which may be filed as a precautionary measure, and (iii) no filing or recording of the Agreement or any other document is required under the Laws of the State of Registration to protect and establish Owner’s title and interest in and to the Aircraft, as against Lessee or any third party to ensure the rights of Owner therein will have priority in all respects over the claims of all creditors of Lessor; in each case subject to applicable bankruptcy, insolvency, reorganization, moratorium or similar laws affecting the rights of creditors generally.

(g) Financial Statements: The audited financial statements for Lessee for the fiscal year ending December 31, 2020, together with all audited and unaudited 2021 quarterly financial statements for Lessee (in each case containing a balance sheet, statement of net income and statement of cash flows) have been prepared in accordance with GAAP and are true, correct and complete in all material respects.

(h) Licenses: Lessee holds all licenses, certificates, permits and franchises from the Air Authority or other Government Entity having jurisdiction, necessary to authorize Lessee to engage in air transport and to carry on its business as presently conducted and to be conducted with the Aircraft.

(i) Binding Obligation: The obligations expressed to be assumed by it in each Transaction Document are legal, valid, binding and enforceable obligations, subject to any general principles of law limiting its obligations which are specifically referred to in any legal opinion provided hereunder.

(j) Operations: It will, prior to operating or using the Aircraft for any purpose, including the commencement of commercial operations with the Aircraft, have all licenses and approvals required to operate, use, and commercially operate the Aircraft.

(k) No Immunity: Neither Lessee nor any of its assets is entitled to any immunity from any legal action or proceedings.

(l) Tax Return: Lessee has delivered all necessary returns and payments due to the tax authorities in the State of Incorporation, the State of Registration and the Habitual Base.

(m) No Withholding: Lessee will not be required to deduct any withholding or other Tax from any payment it may make under this Agreement or any other Transaction Document.

ALA MSN 2851 – Global Crossing Airlines

(n) Obligations Pari Passu: The obligations of Lessee under this Agreement are direct, general and unconditional obligations of Lessee and rank or will rank at least pani passu with all other present and future unsecured and unsubordinated obligations (including contingent obligations) of Lessee, with the exception of such obligations as are mandatorily preferred by Law and not by reason of any encumbrance.

(o) Compliance with Laws: Lessee is in compliance with all Laws to which Lessee is subject.

(p) Sanctions: Lessee is not in violation of any Sanctions and (i) is not a Person identified on, nor does it have any affiliation of any kind with any Person identified on, (A) any “watch list” established by the United States Office of Foreign Assets Control (“OFAC”), including, without limitation, OFAC’s list of Specially Designated Nationals and Blocked Persons or (B) any “watch list” established by the United States Federal Bureau of Investigation; (ii) is not a foreign shell bank or offshore bank; and (iii) is not resident in, nor has funds that are transferred from or through, nor has operations in, any jurisdiction identified as non-cooperative by the Financial Action Task Force of the United States or sanctioned by OFAC; and (iv) is not in violation of (A) export controls, including, but not limited to, those administered or enforced by the U.S. Department of Commerce or U.S. Department of State; (B) anti-corruption laws, including but not limited to, the U.S. Foreign Corrupt Practices Act of 1977, as amended; and (C) any other law of similar effect or that relates to U.S. trade controls or anti-corruption, (collectively, and as amended from time to time, “U.S. Trade Control Laws”).

(q) Choice of Law: The choice by Lessee of the law of the State of New York to govern this Lease is valid and binding under the Laws of the State of Registration and the State of New York or such other jurisdiction in which Lessee conducts business and a court in any such jurisdiction would uphold such choice of law in a legal proceeding to enforce this Agreement brought in such court.

(r) Jurisdiction: Lessee has validly submitted to the jurisdiction of the courts of the State of New York and the federal courts for the Southern District of New York.

(s) Qualification: Neither Lessor, nor any other Indemnified Party is required to qualify for admission to do business under the Laws of the State of Registration or any state or territory thereof nor is Lessor, nor any other Indemnified Party required to take any other action which would (either alone or in connection with any other action) subject Lessor or any other Indemnified Party to liability or jurisdiction of any courts or taxing authorities in the State of Registration or any state, territory or subdivision thereof by reason of the transactions contemplated by this Agreement, including, without limitation, the enforcement of remedies thereunder.

ALA MSN 2851 – Global Crossing Airlines

(t) No Default:

(i) no Default has occurred and is continuing or could reasonably be expected to result from the entry into or performance of this Agreement; and

(ii) no other event has occurred and is continuing which constitutes (or with the giving of notice, lapse of time, determination of materiality or the fulfillment of any other applicable condition or any combination of the foregoing, would constitute) a material default under any material document which is binding on Lessee or any assets of Lessee and which would have a material adverse effect on Lessee’s ability to perform its obligations under this Agreement.

(u) Litigation: no litigation, arbitration or administrative proceedings are pending or to its knowledge threatened against Lessee or its assets which, if adversely determined, individually or in the aggregate, is likely to have a material adverse effect upon its financial condition, business or operations and its ability to perform its obligations under this Agreement.

(v) Material Adverse Change: there has been no material adverse change in the consolidated financial condition of Lessee and its Affiliates or the financial condition of Lessee since the date of the financial statements referred to in Section 2.1(g).

(x) Information: the financial and other information furnished by Lessee in connection with this Agreement does not contain any untrue statement of material facts or omit to state facts, the omission of which makes the statements therein, in the light of the circumstances under which they were made, materially misleading, nor omits to disclose any material matter to Lessor and all forecasts and opinions contained therein were honestly made on reasonable grounds after due and careful inquiry by Lessee.

(y) No Broker: Lessee has not paid, agreed to pay or caused to be paid directly or indirectly in any form, any commission, percentage, contingent fee, brokerage or other similar payments of any kind, in connection with the establishment or operation of the transaction entered into pursuant to the execution of this Agreement, to any Person or entity.

2.2 Repetition. The representations and warranties in Section 2.1 will survive the execution of this Agreement. The representations and warranties contained in Section 2.1 will be deemed to be repeated by Lessee on the Lease Commencement Date and on each Rent Date with reference to the facts and circumstances then existing.

2.3 Lessor’s Representations and Warranties.

Lessor represents and warrants to Lessee that:

(a) Status: UMB Bank, N.A. is a national banking association duly established and validly existing under the laws of the United States of America, and has the power to own its assets and carry on its business as it is now being conducted.

ALA MSN 2851 – Global Crossing Airlines

(b) Power and authority: Lessor has the power to enter into and perform, and has taken all necessary action to authorize the entry into, performance and delivery of, this Agreement and the transactions contemplated by this Agreement.

(c) Legal validity: this Agreement constitutes Lessor’s legal, valid and binding obligation, enforceable against Lessor in accordance with its terms, subject to applicable bankruptcy, insolvency, reorganization, moratorium or similar laws affecting the rights of creditors generally.

(d) Non-conflict: the entry into and performance by Lessor of, and the transactions contemplated by, this Agreement do not and will not:

(i) conflict with any laws binding on Lessor is subject; or

(ii) conflict with the constitutional documents of Lessor; or

(iii) conflict with any material document to which is binding upon Lessor or any of its assets.

(e) Authorization: No authorization, approval, consent, license or order of, or registration with, or the giving of notice to any U.S. Government Entity is required for the valid authorization, execution, delivery and performance by Lessor of this Agreement.

2.4 Repetition. The representations and warranties in Section 2.3 will survive the execution of this Agreement. The representations and warranties contained in Section 2.3 will be deemed to be repeated by Lessor on the Lease Commencement Date with reference to the facts and circumstances then existing.

ARTICLE 3

CONDITIONS PRECEDENT

3.1 Lessor Conditions Precedent. Lessor’s obligation to deliver and lease the Aircraft under this Agreement is subject to the satisfaction of each of the following conditions:

(a) receipt by Lessor and from Lessee or FAA Counsel as applicable, on or prior to the Lease Commencement Date of the following in a satisfactory form and substance to Lessor:

(i) Constitutional Documents: a certified copy of the constitutional documents of Lessee;

(ii) Resolutions: a certified copy of a resolution or written action of the board of directors of Lessee authorizing it to enter into this Agreement, together with an incumbency certificate as to the person or persons authorized to execute and deliver documents on behalf of Lessee;

ALA MSN 2851 – Global Crossing Airlines

(iii) Lessee Power of Attorney: a certified copy of any power of attorney granted by Lessee authorizing a specific individual or individuals on its behalf to execute and deliver the Transaction Documents to which Lessee is a party;

(iv) Transaction Documents: a copy of each of the Transaction Documents, duly executed and, if necessary, notarized by Lessee;

(v) Filing Opinion: an opinion of FAA Counsel regarding registration and FAA and Cape Town filing matters addressed to Lessor, in form and substance satisfactory to Lessor;

(vi) Lessee Opinion: an opinion of independent counsel addressed to Lessor in form and substance satisfactory to Lessor and to the Financing Parties, confirming, among other things, that Lessee is duly organized, validly existing and in good standing, has due power and authority to carry on its business as presently conducted and to enter into and perform its obligations under this Agreement and the transactions contemplated herein and therein, that this Agreement has been duly authorized, executed and delivered, that each such document is legal, valid and binding, that the execution and delivery of this Agreement and the performance by Lessee of the Transaction Documents to which it is a party and the transactions contemplated therein do not violate any Law applicable to it and that all consents, licenses, authorizations and approvals of the Air Authority that are required in connection with the execution, delivery and performance of this Agreement and the registration of the Aircraft in the State of Registration reflecting the interest of Owner as owner have been obtained and are in full force and effect, Lessor is entitled to the benefits of Section 1110 (“Section 1110”) of the Bankruptcy Code (11 U.S.C. §1110);

(vii) Approvals: evidence of the issue of each approval, license and consent which may be required to enable Lessee to perform its obligations under this Agreement;

(viii) Licenses: a copy of Lessee’s air transport license;

(ix) Registration: a copy of all documents enabling the Aircraft and ownership interests to be registered with the FAA, on the Lease Commencement Date in the name of Owner as owner and Lessee as lessee;

(x) Certificate: a certificate of a duly authorized officer of Lessee:

(1) setting out a specimen of each signature referred to in Section 3.1(a)(ii); and

ALA MSN 2851 – Global Crossing Airlines

(2) certifying that the copy of each document specified in this Section 3.1(a)(i), (ii), and (iii) is correct, complete and in full force and effect;

(xi) Payments: all sums due to Lessor under this Agreement on or before the Lease Commencement Date;

(xii) Insurances: certificates of insurance and a letter of undertaking from Lessee’s insurance broker;

(xiii) Financial Statements: the latest available financial statements of Lessee as described in Sections 2.1(g) or 9.2(c);

(xiv) FAA Certificate: certified copy of Lessee’s current Air Operator’s Certificate issued by the FAA;

(xv) FAA Lease Termination Certificate: the FAA Lease Termination Certificate executed by Lessee, for use following the occurrence and continuation of an Event of Default or upon the cancellation, termination, or expiration of this Agreement;

(xvi) Acceptance by Process Agent: a letter from the process agent appointed by Lessee pursuant to Section 16.11(g) accepting its appointment;

(xvii) Maintenance Program: a copy of the Maintenance Program, including the Aircraft serial number in the index of the Approved Maintenance Program, certified by a duly authorised officer of Lessee to be current and valid;

(xviii) KYC: all “Know Your Customer” documents regarding Lessee, as may be requested by Lessor;

(xix) Cape Town: evidence that Lessee has established a transaction user entity account with the International Registry and confirmation from the professional user entity selected by Lessor that it has all necessary consents for Lessee to make registrations with the International Registry required by Lessor upon delivery of the Aircraft to Lessee;

(xx) General: such other documents as Lessor may reasonably request;

(b) evidence that on the Lease Commencement Date, that all filings, registrations, recordings and other actions have been or will be taken which are necessary or advisable to ensure the validity, effectiveness and enforceability of this Agreement and to protect the property rights of Lessor and each Financing Party in the Aircraft, Engines and Parts thereof.

ALA MSN 2851 – Global Crossing Airlines

3.2 Further Lessor Conditions Precedent. The obligations of Lessor to deliver and lease the Aircraft under this Agreement are subject to the further conditions precedent that:

(a) the representations and warranties of Lessee under Section 2.1 are correct and would be correct if repeated on delivery of the Aircraft under this Agreement and Lessee shall have delivered to Lessor a certificate signed by an officer of Lessee to such effect; and

(b) no Default has occurred and is continuing or could reasonably be expected to result from the leasing of the Aircraft to Lessee under this Agreement.

3.3 Lessee Conditions Precedent. Lessee’s obligation to accept delivery of the Aircraft under this Agreement is subject to the following conditions precedent:

(a) Representations and Warranties: the representations and warranties of Lessor under Section 2.3 are correct and would be correct if repeated on delivery of the Aircraft under this Agreement; and

(b) Delivery Condition: the Aircraft being delivered to Lessee in the condition described on Schedule 1.

3.4 Conditions Subsequent.

If not previously provided, Lessee will within 2 Business Days of Delivery, provide Lessor with evidence that the Cape Town filings have been made as required by this Agreement.

3.5 Waiver.

(a) The conditions specified in Sections 3.1, 3.2 and 3.4 are for the sole benefit of Lessor and may be waived or deferred in whole or in part and with or without conditions by Lessor.

(b) The conditions specified in Section 3.3 are for the sole benefit of Lessee and may be waived or deferred in whole or in part and with or without conditions by Lessee.

ARTICLE 4

DELIVERY INSPECTION AND ACCEPTANCE

4.1 Delivery Inspection and Acceptance.

LESSEE COVENANTS TO LESSOR THAT LESSEE HAS USED ITS OWN JUDGMENT IN SELECTING THE AIRCRAFT AND HAS DONE SO BASED ON ITS SIZE, DESIGN AND TYPE. LESSEE ACKNOWLEDGES THAT LESSOR IS NOT A MANUFACTURER, REPAIRER OR SERVICING AGENT OF THE AIRCRAFT.

ALA MSN 2851 – Global Crossing Airlines

4.2 Condition at Delivery. Lessor has advised Lessee that at Delivery the Aircraft will be in the condition set forth in Schedule 1 (“Delivery Condition”). To the extent that at Delivery there are non-substantial or minor deviations from the condition set forth in Schedule 1 which do not affect the airworthiness of the Aircraft, Lessee will nonetheless accept the Aircraft and Lessee and Lessor will adjust the return conditions of the Aircraft set forth in Schedule 5 accordingly, if necessary.

4.3 Technical Acceptance and Delivery Inspection

(a) Lessee confirms that it has prior to the date hereof inspected the Aircraft (including a full inspection of the Aircraft Documents, and reviewed a record of previously conducted MPA runs, boroscope inspections, and full systems checks with power) and that the Aircraft (including the Aircraft Documents) is satisfactory to Lessee in all respects as evidenced by Lessee’s execution and delivery of Lessee’s Technical Acceptance Certificate. At Delivery (as described in Section 5.2), Lessee may, at its cost and expense, conduct the following inspections of the Aircraft (the “Delivery Inspection”), and such Delivery Inspection, if any, will occur during the 5 day period prior to the Anticipated Delivery Date to allow Lessee to:

(i) conduct an inspection of the Aircraft Documents generated since the date of Lessee’s Technical Acceptance Certificate; and

(ii) conduct a visual, walk-around inspection of the interior and exterior of the Aircraft, which shall not include opening any panels, bays or the like, and MPA runs, boroscope inspections, and full systems checks with power, to confirm that the Aircraft is in substantially the same condition as at the date of the Technical Acceptance Certificate.

4.4 Delivery of Aircraft to Lessee. Upon tender of the Aircraft by Lessor to Lessee in the condition required by Schedule 1, Lessee will accept the Aircraft and the date of tender by Lessor to Lessee will be deemed to be the Delivery Date for all purposes under this Lease, including the commencement of Lessee’s obligation to pay Rent in accordance with the terms and conditions hereunder. However, nothing in this Lease will obligate Lessor to deliver the Aircraft to Lessee if Lessee has not complied with the conditions contained in Articles 3.1 and 3.2.

4.5 Lessee Acceptance of Aircraft. If Lessee fails to take delivery of the Aircraft when properly tendered for delivery by Lessor in the condition required hereunder, Lessee will indemnify Lessor for all reasonable costs and expenses incurred by Lessor as a result thereof.

ALA MSN 2851 – Global Crossing Airlines

4.6 Loss of Aircraft. If an Event of Loss of the Aircraft occurs prior to Delivery, neither party will have any further liability to the other except that Lessor will return the Security Deposit in accordance with Section 6.12.

4.7 Delayed Delivery. In the event that the Delivery Date has not occurred by the Final Delivery Date (and such failure is not due to an act or omission of or breach of this Agreement by the party seeking to terminate) then this Agreement may be terminated by either party and neither party will have any further liability to the other except for such obligations hereunder that by their express terms are made to survive the expiration or termination of this Agreement and that Lessor will return the Security Deposit in accordance with Section 6.12.

ARTICLE 5

LEASE COMMENCEMENT

5.1 Leasing. Lessor and Lessee agree that all conditions precedent set forth in Article 3 shall be satisfied (or waived) on or prior to the acceptance of the Aircraft by Lessee pursuant to the terms of this Agreement. On the Lease Commencement Date, Lessor will lease the Aircraft to Lessee and Lessee will take the Aircraft on lease in accordance with this Agreement for the duration of the Term. Lessor will deliver and Lessee will accept the Aircraft on the Lease Commencement Date on an “as is, where is” basis at the Delivery Location. On or after the Lease Commencement Date, the Aircraft, and every Part will be in every respect at the sole risk of Lessee, who will bear all risk of loss, theft, damage or destruction to the Aircraft from any cause whatsoever

5.2 Delivery. Lessor has advised Lessee that, as of the date of this Agreement, delivery of the Aircraft is anticipated to occur on the Anticipated Delivery Date. Lessor will notify Lessee from time to time of any changes to the Anticipated Delivery Date. Provided that all conditions precedent set forth in Article 3 have been satisfied (or waived) the Aircraft will be delivered to and accepted by Lessee on the Lease Commencement Date; and on the Lease Commencement Date, to evidence the delivery Lessee shall execute and deliver to Lessor a duly completed and executed Certificate of Acceptance (the “Delivery”).

5.3 Ferry Flight. Immediately following the Delivery, Lessee will ferry or arrange a ferry flight (“Ferry Flight”) of the Aircraft at its sole cost, risk and expense, from the Delivery Location to a facility in the continental United States, or such other location designated and notified to Lessor in writing with at least five (5) days prior notice (“Ferry Location”). Lessor will be entitled to have a representative on board the Aircraft to observe the Ferry Flight. Lessor and Lessee will mutually agree and document any observations or discrepancies from the Delivery Conditions observed on the Ferry Flight, and mutually agree the rectification of any such discrepancies as soon as practicable following the Ferry Flight, with the costs of such rectification being for Lessor’s account.

ALA MSN 2851 – Global Crossing Airlines

5.4 Lease Extension. At least 12 months prior to the Scheduled Expiry Date, provided that no Default or Event of Default has occurred and is continuing, Lessee may provide to Lessor irrevocable written notice of Lessee’s intention to extend the Term for one period of 24 months (the “Extension Option” and such 24-month period, the “Extension Term”). During the Extension Term, the terms and provisions of this Agreement shall continue as set forth herein, and Rent shall be payable on a monthly basis thereafter in the same manner and in the same amount as payable in month immediately prior to the commencement of the Extension Term.

ARTICLE 6

PAYMENTS

6.1 Rental Periods. The first Rental Period will commence on the Lease Commencement Date. Each subsequent payment of Rent will be due thereafter no later than the same day of the month as the Lease Commencement Date except that, if such day is not a Business Day, Rent will be due on the immediately preceding Business Day. If Delivery occurred on the 29th, 30th or 31st of the month and in any given month during the Term in which a Rent payment is due there is no such corresponding date, Rent will be payable on the last Business Day of such month.

6.2 Rent. On each Rent Date, Lessee will pay to Lessor or its order Rent in advance in the amount specified in Part 1 of Schedule 3. Payment must be initiated adequately in advance of the Rent Date to ensure that Lessor receives credit for the payment on the Rent Date. Lessee also agrees to pay to Lessor, or at Lessor’s written direction to whomsoever shall be entitled thereto, any and all Supplemental Rent promptly as the same shall become due and owing. To the extent not specified in this Lease or any related notice or invoice, Supplemental Rent shall be due and owing two (2) Business Days after Lessor’s demand for such amount.

6.3 Maintenance Rent.

(a) On or before the 15th day of each calendar month during the Term, and on the Expiry Date (each such date, a “Maintenance Rent Payment Date”), Lessee shall pay to the Lessor the Maintenance Rent for the Flight Hours/Cycles flown during the preceding calendar month (or, on the Expiry Date, for the Flight Hours/Cycles flown during the current calendar month) in the amounts and as set forth in Part 1 of Schedule 3.

(b) Lessor will release and pay the Maintenance Rent to Lessee in accordance with the provisions of Part 2 of Schedule 3.

ALA MSN 2851 – Global Crossing Airlines

(c) All Maintenance Rent paid to Lessor shall become the unencumbered property of the Lessor immediately upon its receipt thereof and Lessee shall have no right or claim to such funds except as expressly set out in this Agreement. Upon the expiration or earlier termination of this Lease for any reason whatsoever (including upon the occurrence and continuation of an Event of Default), all Maintenance Rent shall remain the property of Lessor free and clear of any claim by Lessee

(d) On each Maintenance Rent Payment Date, Lessee will pay to Lessor or its order Maintenance Rent in the amount specified in Part 1 of Schedule 3. Lessor will invoice Lessee in advance of the Maintenance Rent Payment Date based on the Monthly Disclosure Report. If Lessee fails to provide the Monthly Disclosure Report, Lessor will be entitled to invoice Lessee for Maintenance Rent based on the most recently provided Monthly Disclosure report (the “Assumed Utilization”). If the actual utilization when reported is less than the Assumed Utilization, Lessor may apply such over payment to any amounts due and owing from Lessee, including the next installment of Maintenance Rent. If the actual utilization when reported is greater than the Assumed Utilization, Lessee shall pay the shortfall in the Maintenance Rent immediately on demand.

(e) If a Maintenance Rent Payment Date falls on a non-Business Day, the Maintenance Rent payable shall be paid on the Business Day immediately preceding the Maintenance Rent Payment Date.

6.4 Payments. Unless otherwise provided herein, all payments by Lessee to Lessor under this Agreement will be made for value on the due date in Dollars and in immediately available funds by wire transfer to the Lessor’s Account or to such other account as Lessor may advise Lessee in writing from time to time.

6.5 Gross-up.

(a) All payments by Lessee under or in connection with this Agreement will be made without set off or counterclaim, and, unless required by applicable Law, free and clear of and without deduction for or on account of all Taxes (other than Indemnitee Taxes);

(b) If Taxes (other than Indemnitee Taxes) in respect of payments under this Agreement shall be for the account of and will be paid by Lessee for its own account; and

(c) If Lessee is compelled by Law to deduct or withhold from any payment any Tax (other than an Indemnitee Tax), Lessee will pay all necessary additional amounts to ensure receipt by Lessor, after deduction or withholding for such Tax, of the full amount so provided for under this Agreement.

6.6 Taxation. Lessee will on demand pay and indemnify each Tax Indemnitee against all Taxes (other than Indemnitee Taxes) levied or imposed against or upon such Tax Indemnitee, the Aircraft, the Rent, this Lease, or the transactions contemplated herein and directly or indirectly relating to or attributable to Lessee, this Agreement, or the importation, exportation, registration, ownership, leasing, subleasing, purchase, delivery, possession, use, operation, repair, maintenance, overhaul, transportation, landing, storage, presence, mortgaging or redelivery of the Aircraft or any part thereof or any rent, receipts, insurance proceeds, income or other amounts arising therefrom or payable hereunder or otherwise arising in connection with the transactions contemplated by this Agreement.

ALA MSN 2851 – Global Crossing Airlines

6.7 Value Added Tax.

(a) For the purposes of this sub-Section:

(i) “VAT” means value added tax and any sales or turnover tax, imposition or levy of a like nature;

(ii) “supply” includes anything on which VAT is chargeable;

(b) Lessee will pay to Lessor the amount of any VAT chargeable in respect of any supply for VAT purposes under this Agreement; and

(c) each amount stated as payable by Lessee under this Agreement is exclusive of VAT (if any) and is accordingly to be construed as a reference to that amount plus any VAT in respect of it.

6.8 Information and Filing.

(a) If a Tax Indemnitee is required by any applicable law, or by any third party, to deliver any report or return in connection with any Taxes for which Lessee is obligated to indemnify such Indemnitee, Lessee will, at its own expense, promptly advise Lessor and the Indemnitee of such requirement and (a) to the extent permitted or required by law, complete and file in its own name such report or return in a manner satisfactory to Lessor and the Tax Indemnitee and in particular will state therein that Lessee is exclusively responsible for the use and operation of the Aircraft and for any Taxes (other than Indemnitee Taxes) arising therefrom, and Lessee will, on request supply a copy of the report or return to Lessor, (b) where such report or return is required to be in the name of or filed by such Tax Indemnitee or the Tax Indemnitee otherwise requests that such report or return be filed in its name, prepare and furnish such report or return for filing by such Tax Indemnitee in such manner as shall be satisfactory to Lessor and such Tax Indemnitee and send the same to the Lessor and such Tax Indemnitee for filing no later than fifteen (15) days prior to the due date and (c) where such return, statement or report is required under applicable law to reflect items related to and in addition to Taxes imposed on or indemnified against under this Section 6 as determined in good faith by such Tax Indemnitee, provide such Tax Indemnitee with information in a form and manner reasonably acceptable to such Tax Indemnitee within a reasonable time, sufficient to permit such report or return to be properly made and timely filed with respect thereto.

ALA MSN 2851 – Global Crossing Airlines

(b) Lessor and any other Tax Indemnitee will provide such information or documents, at Lessee’s expense, that Lessee does not otherwise have as Lessee may reasonably request and which are necessary to enable Lessee to comply with its obligations under this Section 6.8. Lessor and any Tax Indemnitee shall cooperate with Lessee, at Lessee’s cost and expense, in connection with the application for any exemptions or the filing of forms or documents to reduce or eliminate the Taxes for which Lessee has indemnification obligations, provided that neither Lessor nor any other Tax Indemnitee shall be required to take any action that such Person, in good faith, determines may adversely affect it. If notice is given by any Governmental Entity or other taxing authority to Lessor or any Tax Indemnitee that a payment, report or return is required to be filed with respect to which Lessee has an indemnification obligation under this Agreement, Lessor or such Tax Indemnitee, as the case may be, shall promptly notify Lessee of such notice, payment, report and/or return.

6.9 Taxation of Indemnity Payments; Tax Savings; Tax Indemnitee Performance.

(a) If and to the extent that any sums payable to a Tax Indemnitee by Lessee under this Agreement by way of indemnity are insufficient, by reason of any Taxes payable in respect of the receipt or accrual of those sums (and after taking into account any reduction in Indemnitee Taxes realized by the Tax Indemnitee by reason of the payment on accrual of the amount for which the indemnity was paid), for the Tax Indemnitee to discharge the corresponding liability to the relevant third party (including any Government Entity in respect of Taxes), or to reimburse the Tax Indemnitee for the cost incurred by it to a third party (including to any Government Entity in respect of Taxes) Lessee will pay to the Tax Indemnitee such sum as will, after all such Taxes have been fully satisfied, leave the Tax Indemnitee with the same amount as it would have been entitled to receive in the absence of that liability together with interest on the amount of the deficit at the rate of interest stated in Section 6.10 in respect of the period commencing on the date on which the payment of such Tax is finally due until payment by Lessee (both before and after judgment);

(b) If and to the extent that any sum constituting (directly or indirectly) an indemnity to Lessor but paid by Lessee to any Person other than Lessor gives rise to any net increase in Taxes payable by Lessor (and after taking into account any reduction in Indemnitee Tax realized by the Tax Indemnitee by reason of the payment on accrual of the amount for which the indemnity was paid), Lessee will pay to Lessor such sum as will, after all such Taxes have been fully satisfied, indemnify Lessor to the same extent as it would have been indemnified in the absence of such liability together with interest on the amount payable by Lessee under this sub Section at the rate of interest stated in Section 6.10 in respect of the period commencing on the date on which the payment of such Tax is finally due until payment by Lessee (both before and after judgment); and

ALA MSN 2851 – Global Crossing Airlines

(c) At the request of Lessee following any payment or indemnity hereunder, each Indemnitee and Tax Indemnitee shall use good faith in filing its tax returns and in dealing with taxing authorities (a) to seek and claim (x) any Tax benefits by reason of such payment or indemnity pursuant hereto or by reason of the imposition or payment of any Tax or Loss so paid or indemnified by Lessee pursuant hereto or (y) any refund of any Taxes so paid or indemnified by Lessee hereunder, and (b) to minimize Taxes payable or indemnifiable by the Lessee hereunder, provided that (x) no Indemnitee or Tax Indemnitee shall be required to arrange its affairs (Tax or otherwise) or claim any Tax benefit or refund if such action would be materially detrimental to such Indemnitee or Tax Indemnitee, as determined by such Tax Indemnitee or Indemnitee in good faith and (y) no Indemnitee or Tax Indemnitee shall be required to disclose to Lessee any information relating to its affairs (Tax or otherwise) or any computations in respect of Tax. If as a result of the payment or accrual of Taxes paid or indemnified by Lessee, a Tax Indemnitee shall realize any subsequent savings with respect to Indemnitee Taxes not taken into account in the computation of the amount payable by Lessee, the Tax Indemnitee shall notify Lessee that it has realized such savings and pay to Lessee within thirty (30) days of the realization of such savings an amount equal to (i) the net reduction in such Indemnitee Taxes realized by such Tax Indemnitee and (ii) the amount of any further net reduction in Indemnitee Taxes realized and recognized as a result of payments pursuant to this sentence.

6.10 Default Interest.

If Lessee fails to pay any amount payable under this Agreement on the due date therefor, Lessee will pay on demand from time to time to Lessor interest (both before and after judgment) on that amount, from the due date to the date of payment in full by Lessee to Lessor at ten (10) per cent (10%) per annum (“Default Interest”

6.11 Contest. If a claim is made against a Tax Indemnitee or Lessee for any Taxes for which Lessee is obligated to a Tax Indemnitee, or if notice is received by a Tax Indemnitee or Lessee from a Government Entity that such a claim is going to made, such Tax Indemnitee shall notify Lessee, or Lessee shall promptly notify the Tax Indemnitee, as the case may be. If requested by Lessee in writing within thirty (30) days after such notification, the Tax Indemnitee agrees, upon receipt of indemnity satisfactory to it and at the expense of Lessee (including without limitation, all costs, expenses, losses, legal and accounting fees and disbursements, penalties and interest) in good faith to contest the validity, applicability or amount of such Taxes in the forum selected by such Tax Indemnitee by (A) resisting payment thereof if practicable, or (B) if payment is made, using reasonable efforts to obtain a refund thereof in appropriate administrative and judicial proceedings; provided, however, no Tax Indemnitee shall be required to take any action to contest a claim unless (1) Lessee provides the Tax Indemnitee, together with such written request, with an opinion of independent tax counsel reasonably satisfactory to the Tax Indemnitee both as to counsel and substance, to the effect that there is a meritorious basis for such contest, (2) such action to be taken will not result in the risk of an imposition of criminal penalties or, in Lessor’s reasonable judgment, any risk of any sale, forfeiture or loss of the Aircraft, any Engine or any Part, or any interest in any thereof, (3) no Default shall have occurred and be continuing, (4) if Lessee determines reasonably to pay such Tax and seek a refund, Lessee has advanced the amount of such Tax to make such payment, (5) the amount of the Taxes at issue exceeds US$5,000, and (6) Lessee shall have provided

ALA MSN 2851 – Global Crossing Airlines

the Tax Indemnitee with a written acknowledgment of liability if and to the extent that the contest is not successful. Upon written request of Lessee and provided that the Tax Indemnitee determines in good faith that no Tax Indemnitee will be adversely affected by Lessee’s conduct of such contest, the Tax Indemnitee shall allow Lessee to prosecute such tax contest in the name of the Tax Indemnitee (or if possible in the name of Lessee) by granting an appropriate power of attorney or other authorization and such other action as is reasonably necessary, or, upon written request of Lessee, such Tax Indemnitee shall consult with Lessee, keep Lessee informed regarding the tax contest and consider in good faith the recommendations of Lessee as to the prosecution of the tax contest. If the Tax Indemnitee shall obtain a refund of all or any part of such Taxes for which Lessee has paid an indemnity hereunder or advanced funds to the Tax Indemnitee as described above, the Tax Indemnitee shall pay Lessee the amount of such refund, after deducting all out-of-pocket costs and expenses that were incurred by Lessor or Tax Indemnitee in connection therewith. If in addition to such refund an amount representing expenses, attorney’s fees or interest on the amount of such refund is received, Lessee shall be paid such expenses, attorney’s fees and that proportion of such interest which is fairly attributable to taxes, fees and other charges paid by Lessee prior to the receipt of such refund; provided, however, that no amount shall be payable under this or the preceding sentence during any period in which a Default is continuing.

6.12 Security Deposit.

(a) Lessee shall pay to Lessor a security deposit in the amount set forth on Part 1 of Schedule 3 (the “Security Deposit”).

(b) The Security Deposit will serve as security for the performance by Lessee of its obligations under this Agreement and the Other Agreements. Lessee shall not be entitled to receive any amount of interest accrued on the Security Deposit.

(c) The Security Deposit shall be non-refundable during the Term, other than as provided under Section 4.6, 4.7 and in this Section 6.12. Lessee hereby grants Lessor a continuing security interest therein and in all other sums deposited under this Section 6.12, and in all proceeds thereof. Lessor may commingle the Security Deposit with its general funds.

(d) If Lessor has exercised the set-off described in sub-Section (e) above, Lessor will provide notice thereof to Lessee, and Lessee shall within five (5) Business Days restore the Security Deposit to the level at which they stood immediately prior to any set off. Failure by Lessor to provide such notice to Lessee shall not prejudice or limit Lessor’s rights to set-off or to demand Lessee to restore the level of the Security Deposit hereunder.

(f) Provided that no Default shall have occurred and be continuing and provided that Lessee has satisfied all of its obligations that have not been waived under this Agreement (including without limitation its obligations under Section 13 hereof), the Lessor shall pay to Lessee within 30 days following the Expiry Date an amount equal to the amount of the Security Deposit (but not accrued and unpaid interest thereon, which is for the account of Lessor); provided that such amount may be used by Lessor to offset against any obligation of Lessee owing to Lessor under this Agreement or the Other Agreements on the last day of the Term.

ALA MSN 2851 – Global Crossing Airlines

(g) If, prior to the Lease Commencement Date an Event of Loss occurs with respect to the Aircraft, or the Lease is terminated under Section 4.7, Lessor shall refund within 5 Business Days an amount equal to the Security Deposit if already paid to Lessor.

6.13. Absolute. On or after the Lease Commencement Date, Lessee’s obligations under this Agreement are absolute and unconditional irrespective of any contingency whatsoever including (but not limited to):

(a) any right of set-off, counterclaim, recoupment, defense or other right which either party to this Agreement may have against the other;

(b) any unavailability of the Aircraft for any reason, including, but not limited to, a requisition of the Aircraft or any prohibition or interruption of or interference with or other restriction against Lessee’s use, operation or possession of the Aircraft;

(c) any lack or invalidity of title or any other defect in title;

(d) any Event of Loss in respect of or any damage to the Aircraft;

(e) any insolvency, bankruptcy, reorganization, arrangement, readjustment of debt, dissolution, liquidation or similar proceedings by or against Lessor or Lessee;

(f) any invalidity or unenforceability or lack of due authorization of, or other defect in, this Agreement; and

(g) any other cause which but for this provision would or might otherwise have the effect of terminating or in any way affecting any obligation of Lessee under this Agreement.

Nothing in this Section 6.13 shall be without prejudice to Lessee’s right to claim damages and any other relief from the courts in the event of any breach by Lessor of its obligations under this Agreement or any of the Transaction Documents.

ARTICLE 7

MANUFACTURER’S WARRANTIES

7.1 Assignment. Notwithstanding this Agreement, Lessor will remain entitled to the benefit of each warranty, express or implied, with respect to the Aircraft, any Engine or any Part so far as concerns any manufacturer, vendor, subcontractor or supplier. Provided that unless an Event of Default has occurred and is continuing, Lessor hereby authorizes

ALA MSN 2851 – Global Crossing Airlines

Lessee during the Term to pursue and collect any claim and to exercise all rights of Lessor thereunder in relation to defects affecting the Aircraft, any Engine or any Part and Lessee, if such right is exercised, agrees, at its discretion, to diligently pursue any such claim which arises at its own cost. Lessor will cooperate with Lessee in pursuing such warranty claims. Lessee will notify Lessor promptly upon becoming aware of any such claim (which notice requirement can be satisfied by disclosure of such claim on the Monthly Disclosure Report).

7.2 Parts. Except to the extent Lessor otherwise agrees in a particular case, Lessee will procure that all engines, components, furnishings or equipment provided by the manufacturer, vendor, subcontractor or supplier in replacement of a defective Engine or Part pursuant to the terms of any warranty will be installed promptly by Lessee and that title thereto free of any Liens (other than Permitted Liens) vests in Lessor. On installation those items will be deemed to be an Engine or Part, as applicable.

7.3 Agreement. To the extent any warranties relating to the Aircraft are made available under an agreement between any manufacturer, vendor, subcontractor or supplier and Lessee, Lessee will take all such steps as are reasonably necessary at the end of the Term to ensure the benefit of any of those warranties which have not expired are vested in Lessor.

ARTICLE 8

LESSOR COVENANTS

8.1 Quiet Enjoyment. So long as no Default or Event of Default shall have occurred and be continuing under this Agreement, neither Lessor nor any Person lawfully claiming by or through Lessor shall interfere with Lessee’s quiet use, possession and enjoyment of the Aircraft in accordance with the terms of this Agreement during the Term.

ARTICLE 9

LESSEE’S COVENANTS

9.1 Duration. The undertakings in this Section and in Section 13 will:

(a) except as otherwise stated, be performed at the expense of Lessee; and

(b) remain in force until the return of the Aircraft to Lessor in accordance with this Agreement.

9.2 Information and Access. Lessee will:

(a) notify Lessor forthwith of the occurrence of any breach of Lessee’s obligations to insure the Aircraft under Article 10 or any Default or Event of Default;

ALA MSN 2851 – Global Crossing Airlines

(b) As soon as practicable after the end of the first, second, and third quarterly fiscal periods in each fiscal year of Lessee, and in any event within forty-five (45) days thereafter, provide Lessor with duplicate copies, in English, of:

(i) a consolidated balance sheet of the Lessee as at the end of such quarter, and

(ii) consolidated statements of income and retained earnings of Lessee for such quarterly period.

(c) As soon as practicable after the end of each fiscal year, and in any event within ninety (90) days thereafter, provide Lessor with duplicate copies, in English, of:

(i) a consolidated balance sheet of Lessee as at the end of such year, and

(ii) consolidated statements of income and retained earnings of Lessee for such year, prepared in accordance with GAAP accompanied by an auditor’s report of a firm of independent certified public accountants of recognized standing in the State of Incorporation;

(d) promptly on request, provide Lessor such information in the possession or control of Lessee with respect to its operations which Lessor may from time-to-time reasonably request; provided however, that the extent of such disclosure shall be subject to any limitations imposed on Lessee pursuant to any confidentiality agreement to which Lessee is a party;

(e) promptly upon request, provide Lessor details of any actual, pending or threatened litigation, arbitration or administrative proceedings against Lessee or any of its assets, or the Aircraft, any Engine, or Part which is reasonably likely to adversely affect Lessee’s ability to perform its obligations under any Transaction Document to which it is a party;

(f) promptly after distribution, a copy of all reports and financial statements which LESSEE sends or makes generally available to its stockholders or creditors; and

(g) keep Lessor informed as to current serial numbers of the Engines and any engine installed on the Aircraft;

(h) furnish to Lessor on a calendar monthly basis no later than the 5th day of each calendar month (the “Monthly Disclosure Due Date”) the Monthly Disclosure Report specifying (i) a calendar monthly utilization report with respect to the Airframe, Engines, and Landing Gear reflecting the Flight Hours and Cycles of operation thereof and with respect to the APU, the APU Hours of operation thereof, (ii) notification within two (2) days of the removal of any Engine, Landing Gear or APU, as to (A) the reason for such removal,

ALA MSN 2851 – Global Crossing Airlines

(B) the location of such item, (C) the total accumulated Flight Hours and Cycles of such item (or total APU Hours with respect to the APU), (D) the Flight Hours and Cycles accumulated since the most recent Engine Refurbishment with respect to any Engine or the most recent Overhaul with respect to any Landing Gear, as applicable, (E) the APU Hours accumulated since the most recent overhaul with respect to the APU, and (F) the intended workscope, if applicable, (iii) information of any accident or incident with respect to any item (other than Parts) within (A) twenty-four (24) hours of the occurrence or detection of any such accident or incident if the same results in injury or death to Persons or damage to property not owned by Lessee and (B) within twenty-four (24) hours of the occurrence or detection of any such accident or incident if the same results in damage to any such item that is estimated by Lessee in good faith to exceed the Damage Notification Threshold (inclusive of labor and materials) to repair the same, (iv) at least sixty (60) days prior written notice as to the time and location of all Airframe Major Checks, (v) in all cases subject to the right of Lessor to provide a Substitute Engine (as set forth on Schedule 3 Part 3) not less than ninety (90) days prior notification of any Engine Refurbishment (which must be consented to by Lessor) with respect to any Engine, notification as to the maintenance provider of such, and the workscope intended to be accomplished, (vi) upon request of Lessor, a copy of the Approved Maintenance Program, inclusive of all revisions issued as of the date of such request, and (vii) from time to time such other information as Lessor may reasonably request;

(i) on each bi-weekly anniversary of the Delivery Date, provide Lessor with a written report of all scheduled routes for the Aircraft;

(j) on request, furnish to Lessor evidence satisfactory to Lessor that all Taxes and charges incurred by Lessee with respect to the Aircraft, including without limitation all payments due to the relevant air traffic control authorities, have been paid and discharged in full; and

(k) give Lessor not less than 60 days’ written notice as to the time and location of all MMEs;

(l) promptly notify Lessor of:

(i) any loss, theft, damage (requiring any Major Repair) or destruction to the Aircraft, any Engine or any Part, or any Major Repair to the Aircraft if the potential cost may exceed the Damage Notification Threshold; and

(ii) any claim or other occurrence likely to give rise to a claim under the Insurances (but in the case of claims under the hull all risk policy only in excess of the Damage Notification Threshold) and details, if requested by Lessor, of any negotiations with the insurance brokers over any such claim.

Lessor agrees that any information required to be disclosed pursuant to this Section 9.2 may be disclosed to Lessor by way of documenting such information on the Monthly Disclosure Report, except where a specific number of days for producing such information is specified in this Section 9.2.

ALA MSN 2851 – Global Crossing Airlines

9.3 Lawful and Safe Operation. Lessee will:

(a) comply with the Law in force in any country or jurisdiction which, during the Term, is applicable to Lessee or the Aircraft or, so far as concerns the use and operation of the Aircraft or an owner or operator thereof, and take all steps to ensure that the Aircraft is not used for any illegal purpose;

(b) not use the Aircraft in any manner contrary to any recommendation of the manufacturers of the Aircraft, any Engine or any Part or any rules or regulation of the Air Authority or for any purpose for which the Aircraft is not designed or reasonably suitable;

(c) ensure that the crew and mechanics employed by it in connection with the operation and maintenance of the Aircraft have the qualifications and hold the certificates required by the Air Authority and applicable Law;

(d) use the Aircraft solely in commercial or other operations for which Lessee is duly authorized by the Air Authority and applicable Law;

(e) not use or locate the Aircraft:

(i) in violation of any applicable Law;

(ii) for any purpose for which the Aircraft was not designed or which is illegal;

(iii) for carriage of any other goods, materials or items of cargo which could reasonably be expected to cause damage to the Aircraft and which would not be adequately covered by the Insurances; or

(iv) to carry cargo or passengers not permitted by the Air Authority or the FAA;

(f) not utilize the Aircraft for purposes of training, qualifying or re-confirming the status of cockpit personnel and mechanics, except for the benefit of Lessee’s cockpit and mechanic personnel and then in such a manner so as to not discriminate against the Aircraft versus other similar type aircraft in Lessee’s fleet;

(g) not operate or locate the Aircraft in any Prohibited Country or in violation of any US Trade Controls or Sanctions;

ALA MSN 2851 – Global Crossing Airlines

(h) not cause or permit the Aircraft to proceed to, or remain at, any location which is for the time being the subject of a prohibition order or any similar order or directive issued by:

(i) any Government Entity of the State of Registration or the Habitual Base; or

(ii) any Government Entity of the country in which such location is situated; or

(iii) any Government Entity having jurisdiction over Lessor, Lessee or the Aircraft;

(i) obtain and maintain in full force and effect and comply in all respects with any conditions, restrictions, impositions (if any) in connection with, any consents, approvals, certificates, licenses, permits and authorizations required for the use and operation of the Aircraft, and for the making of payments required by, and the compliance by Lessee with its other obligations under, this Agreement;

(j) throughout the Term, at Lessee’s cost (other than the out-of-pocket costs and expenses for the establishment, administration and annual fees related to the Trust Agreement, including the fees of Owner Trustee (“Owner Trust Costs”) and costs associated with FAA counsel for the initial registration of the Aircraft, which shall be for Lessor’s account) cause the Aircraft to remain registered in the State of Registration in the name of the Owner naming the Lessee as lessee or operator. Lessee shall cause (or shall cooperate with) the filing and recording of this Agreement in accordance with the applicable laws of the State of Registration and shall cause the interests of Owner and Lessor and the mortgage right of the Agent (if requested by Lessor) and the interests of the Financing Parties in the Aircraft and in the Lease to be fully registered, perfected and protected in the State of Registration, at the sole cost and expense of the Lessor. Lessee shall cause (or shall cooperate with) the registration of the possession right of Lessee in accordance with the provisions of the law of the State of Registration.

9.4 Taxes and other Outgoings. Lessee will promptly pay:

(a) all license and registration fees, Taxes (other than Indemnitee Taxes) and other amounts of any nature imposed by any Government Entity with respect to the Aircraft, including without limitation the purchase, ownership, delivery, leasing, subleasing, possession, use, operation, return, sale or other disposition of the Aircraft; and

(b) all rent, fees, charges, Taxes (other than Indemnitee Taxes) and other amounts in respect of any premises where the Aircraft, any Engine or any Part thereof is located from time to time; except to the extent that in the reasonable opinion of Lessor such payment is being contested in good faith by appropriate proceedings, in respect of which adequate resources are available to Lessee and non-payment of which does not give rise to any likelihood of the Aircraft, or any interest therein being sold, forfeited or otherwise lost or of criminal or civil liability on the part of Lessor or any Financing Party.

ALA MSN 2851 – Global Crossing Airlines

9.5 Sub-Leasing.

(a) Lessee will not, without the prior written consent of Lessor (which consent may be withheld in its sole discretion), sublease or part with possession of the Aircraft, the Engines, or any Part thereof, and except that provided no Event of Default exists, Lessee may part with possession (i) with respect to the Aircraft, the Engines, or any Part to the relevant manufacturers for testing or similar purposes or to an Agreed Maintenance Performer for service, repair, maintenance or overhaul work, or alterations, modifications or additions to the extent required or permitted by this Agreement; (ii) with respect to an Engine or Part, as expressly permitted by this Agreement; provided that (A) any such sublease, if consented to, shall be subject and subordinate to this Agreement, (B) the term of such sublease shall not extend beyond the Term, (C) Lessee, at its cost and expense, shall comply with the terms of Section 9.3(i) to the extent applicable and (D) no such sublease, if consented to, shall release or otherwise affect the obligations of Lessee under this Agreement (all of which obligations of Lessee shall remain unchanged and in full force and effect). Lessee may wet lease the Aircraft pursuant to a wet lease (including without limitation Aircraft Crew Maintenance and Insurance (ACMI) and full charter agreements) so long as (i) Lessee maintains operational control of the Aircraft and the term of such wet lease or charter agreement has a duration of less than 12 months and is not capable of extending past the Term (ii) Lessee is not in Default of this Agreement; and (iii) Lessee has provided Lessor a copy of such wet lease or charter agreement in advance of the commencement thereof.

(b) Any sublease entered into pursuant to the terms hereof shall (i) be expressly subject and subordinate to this Agreement pursuant to an undertaking acceptable to the Lessor in its sole discretion, (ii) be assigned to Lessor as security for the performance by Lessee and/or the Financing Parties of its obligations hereunder and (iii) not have a term extending beyond the Term. No wet lease or relinquishment of possession of the Airframe or any Engine permitted under this Section 9.5 shall in any way discharge or diminish any of Lessee’s obligations to Lessor and the rights and interests of Owner, Lessor and the Financing Parties in and to the Aircraft, or constitute a waiver of any of Lessor’s rights and remedies hereunder. Notwithstanding any sublease, transfer or relinquishment of possession permitted under this Section 9.5, Lessee shall remain primarily liable hereunder for the performance of all of the terms of this Agreement to the same extent as if any such sublease, transfer or relinquishment of possession had not occurred. The cost and expense of any sublease (including the reasonable costs of Owner, Lessor, its Financing Parties and any cost associated with respect to the registration, perfection and recordation of any interests of Owner, Lessor, or Financing Parties) shall be paid by Lessee.

ALA MSN 2851 – Global Crossing Airlines

9.6 Inspection. Lessor and/or the Financing Parties and/or any representative of each of them designated (as applicable) may at any reasonable time, visit or inspect the Aircraft, any Engine, or any Part thereof (and Lessee’s records and books related thereto, including, without limitation, the Aircraft Documents); provided that (a) any such visit or inspection shall be at Lessor’s cost and expense (unless an Event of Default shall have occurred and be continuing, in which case such visit, inspection or survey shall be at Lessee’s cost and expense), (b) Lessor shall provide reasonable prior written notice to Lessee of the date of such visit or inspection (unless an Event of Default shall have occurred and be continuing, in which case no notice shall be required), (c) Lessor shall have no duty or liability to make, or arising out of, any such visit or inspection and (d) so long as no Event of Default shall have occurred and be continuing, Lessor shall not exercise such right so as to disrupt the permitted operations of Lessee. Lessor and/or the Financing Parties may designate a third party to conduct inspections on their behalf of the Aircraft, any Engine, or any Part thereof (and Lessee’s records and books related thereto, including, without limitation, the Aircraft Documents).

9.7 Title.

Lessee will:

(a) have no right, title, or interest, in, or to the Aircraft, except the right to possess and use it on the terms and conditions of this Agreement. Lessee shall, at the cost and expense of Lessor (except as provided in Section 9.3 (j) and in Section 16.17 where such cost and expense shall be paid by Lessee), cooperate with Lessor and undertake such acts and things Lessor may reasonably request to evidence and/or perfect Owner’s interest in the Aircraft or to protect that interest against the claims of any other person except with respect to Lessor Liens. Lessee shall, at Lessor’s sole cost and expense, do, or cause to be done, all acts and things as Lessor may reasonably require to evidence and/or perfect the security interests of the Agent and the Financing Parties in the Aircraft with (i) any relevant registry in the State of Registration and/or the state of Habitual Base of the Aircraft (and other states as appropriate given the operation of the Aircraft) and (ii) the International Registry in accordance with the provisions of the Cape Town Convention. Lessee, at its sole cost and expense (other than in respect of any interests of the Financing Parties, which shall be for Lessor’s account), shall from time to time, do or cause to be done any and all acts and things which may be required or necessary (in the opinion of Lessor, acting reasonably) to ensure that Owner, Lessor, and the Finance Parties have the full benefit of the Cape Town Convention in connection with this Agreement;

(b) not do or knowingly permit to be done or omit or knowingly permit to be omitted to be done any act or thing which impairs rights of Owner as owner and Lessor as lessor of the Aircraft or the rights of any Financing Party as mortgagee, assignee of this Agreement or the validity, enforceability or priority of the Mortgage or the Security Agreement;

(c) on all occasions when the ownership of the Aircraft, any Engine, or any Part is relevant, make clear to third parties that title is held by Owner;

ALA MSN 2851 – Global Crossing Airlines

(d) not at any time (i) represent or hold out Owner, Lessor, or any Financing Party as carrying goods or passengers on the Aircraft or as being in any way connected or associated with any operation or carriage (whether for hire or reward or gratuitously) which may be undertaken by Lessee, or (ii) pledge the credit of Owner, Lessor, or any Financing Party;

(e) ensure that there is always affixed, and not removed or in any way obscured, a fireproof plate (having dimensions of not less than 10 cm. x 7 cm.) provided by Lessor in a reasonably prominent position on the Aircraft and on each Engine stating:

“This Aircraft/Engine is owned by [Owner][, is subject to a first priority Mortgage in favor of [Name of Agent] and is leased to [Lessee].”

(f) not create or permit to exist any Lien (not including Lessor Liens) upon the Aircraft, any Engine, or any Part or the Lease, and promptly discharge all obligations which may give rise to such a Lien;

(g) not do or knowingly permit any Person (not including Owner, Lessor, Agent, or any Financing Party) to do anything which may reasonably be expected to expose the Aircraft, any Engine, or any Part to penalty, forfeiture, impounding, detention, appropriation, damage or destruction or (insofar as the same relates to the operation or use of the Aircraft) Owner, Lessor, Agent, or any Financing Party to any criminal or civil liability, and without prejudice to the foregoing, if any such penalty, forfeiture, impounding, detention or appropriation, damage or destruction occurs, give Lessor notice and use best endeavors to procure the immediate release of the Aircraft, such Engine, or Part, as the case may be;

(h) not abandon the Aircraft, the Engine, or any Part;

(i) pay and discharge or cause to be paid and discharged when due and payable or make adequate provision by way of security or otherwise for all debts, damages, claims and liabilities (including, without limitation, any amounts owing to any relevant air traffic control authority) which have given or might give rise to a Lien (not including Lessor Liens) over or affecting the Aircraft, any Engine, or any Part; and

(j) not attempt, or hold itself out as having any power, to sell, lease or otherwise dispose of the Aircraft, any Engine, any or Part.

9.8 General. Lessee will:

(a) remain duly organized under the laws of the State of Incorporation with power to perform its obligations under this Agreement and will not merge or consolidate into or with any Person, or be acquired by any Person; provided, however, that such merger, consolidation or acquisition may be carried out if the Lessor shall provide its written consent in its sole discretion to such merger, consolidation or acquisition; and

ALA MSN 2851 – Global Crossing Airlines

(b) ensure the Aircraft remains duly registered with the State of Registration; and

(c) ensure that no change will occur in the Habitual Base of the Aircraft without the prior written consent of Lessor.

9.9 Records. Lessee will:

(a) procure that accurate, complete and current records are kept of all flights made by, and all maintenance carried out on, the Aircraft (including in relation to each Engine and Part subsequently installed, before the installation); keep and maintain such records in the English language; keep such records in such manner as the Air Authority may from time to time require; which records will form part of the Aircraft Documents; and

(b) procure access to a revision service in respect of, and will maintain with appropriate revisions in English, all Aircraft Documents, records, logs, and other materials required by applicable laws and consistent with practices of the Air Authority and the FAA in respect of the Aircraft.

9.10 Protection and Approvals.

(a) (i) If the Aircraft is not registered with the FAA, Lessee will, at Lessee’s cost, maintain the registration of the Aircraft with the relevant Air Authority consented to in Lessor’s sole discretion (or such other jurisdiction as the Lessor in its sole discretion may agree to) reflecting the respective interests of any Financing Party, Owner and Lessor and not do or cause to be done anything which might adversely affect that registration and (ii) so long as the Aircraft is registered with the FAA or any other approved Air Authority Lessee will not do or cause to be done anything which might adversely affect the registration of the Aircraft or take any action that might affect the recordation of the interests of the Owner, Lessor or any Financing Party;

(b) Lessee will do all acts and things (including, without limitation, making any filing, recording or registration with the Air Authority or any other Government Entity) and executing and delivering all documents (including, without limitation, any amendment of this Agreement) as may be reasonably required by Lessor:

(i) upon request of the Lessor, and at Lessor’s cost, following any change or proposed change in the ownership or financing of the Aircraft or in the manner of securing the Lessor’s obligations to the Financing Parties; or

(ii) at Lessee’s cost, following any modification of the Aircraft, any Engine or any Part or the permanent replacement of any Engine or Part in accordance with this Agreement, so as to ensure that the rights of Owner as owner of the Aircraft and under this Agreement and the rights of any Financing Party under the Mortgage in respect thereof apply with the same effect as before.

ALA MSN 2851 – Global Crossing Airlines

9.11 Maintenance and Repair. Lessee will:

(a) keep the Aircraft airworthy and in Serviceable condition, and otherwise in as good repair and operating condition, ordinary wear and tear excepted, as when delivered to Lessee;

(b) not change the Approved Maintenance Program or the schedule of maintenance under the Approved Maintenance Program to be inconsistent with the requirements of the Air Authority or the FAA;

(c) (i) subject to sub-Section (ii), maintain the Aircraft in accordance with the Approved Maintenance Program using Agreed Maintenance Performers and perform (at the respective intervals provided in the Approved Maintenance Program) all Major Checks;

(ii) any maintenance to be performed on the Aircraft may be performed by an Agreed Maintenance Performer pursuant to the requirements of the Approved Maintenance Program with no fleet discrimination toward the Aircraft pursuant to the terms of Section 9.11(h). All repairs and modifications and the addition, removal or replacement of equipment, systems or components will be properly documented in accordance with the rules and regulations of the Air Authority and reflected in the Aircraft Documents, including the Manufacturer’s, engine manufacturer’s and other vendor’s and manufacturer’s manuals. In addition, all repairs to the Airframe will be accomplished in accordance with the Airframe Manufacturer’s Structural Repair Manual or FAA-approved data supported by FAA Form 8100. Lessee, at its own expense, shall furnish Lessor upon return of the Aircraft and at such times during the Term as Lessor shall reasonably request, originals or copies (which may be provide via e-mail) of all records created by Lessee relating to the Aircraft; provided, however, the foregoing shall not be deemed or interpreted to diminish or expand any return provision for the Aircraft expressly set forth herein.

(d) comply with all mandatory inspection and modification requirements, airworthiness directives, and other mandatory requirements applicable to the Aircraft, any Engine or Part having a compliance date during the Term, and with respect to Airworthiness Directives, having a compliance date within the Term, and which are required by the Air Authority, and/or the FAA and/or (with regard to alert service bulletins) required by any manufacturer of the Aircraft, any Engine or Part;

(e) comply with all applicable laws and the regulations of the Air Authority and other aviation authorities with jurisdiction over Lessee or the Aircraft, any Engine or Part regardless of upon whom such requirements are imposed and which relate to the maintenance, condition, use or operation of the Aircraft or require any modification or alteration to the Aircraft, any Engine or Part;

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(f) maintain in good standing a current COA (in the appropriate category for the nature of the operations of the Aircraft) for the Aircraft issued by the Air Authority except where the Aircraft is undergoing maintenance, modification or repair required or permitted by this Agreement, and from time to time provide to Lessor a copy on request;

(g) procure promptly the replacement of any Part (not including an Engine) which has become time, cycle or calendar expired, lost, stolen, seized, confiscated, destroyed, damaged beyond repair, unserviceable or permanently rendered unfit for use with a Part that complies with Section 9.18;

(h) not discriminate against the Aircraft (as compared to the aircraft of the same type owned or operated by Lessee ) during the Term or in contemplation of the expiration or termination of this Agreement with respect to the use, operation or maintenance, other than withdrawal of the Aircraft from use and operation as is necessary to prepare the Aircraft for return to Lessor in accordance with this Agreement; provided, however, the foregoing shall not be deemed or interpreted to expand any return provision for the Aircraft expressly set forth herein; and

(i) maintain or cause to be maintained all records and logs required to be maintained by the Air Authority and the FAA, including but not limited to, full traceability back to birth on all life limited parts installed on the Engines and full traceability back to last overhaul on all other life limited parts installed on the Aircraft. All such records and logs shall be maintained in the English language or cross-referenced via an English index and in compliance with the Air Authority and FAA regulations. The records and logs to be maintained shall be in such condition at redelivery for immediate issuance of an COA by the FAA and immediate operation under FAA registration.

(j) notwithstanding anything to the contrary contained herein, any and all maintenance or repair contemplated by this Section 9.11 shall be conducted by an Agreed Maintenance Performer, and Lessor shall be entitled to have representatives present during the performance of such maintenance to observe all aspects of such performance, including, but not limited to, the workscope thereof.

9.12 Removal of Engines and Parts. Lessee will ensure that no Engine or Part installed on the Aircraft is at any time removed from the Aircraft other than:

(a) if replaced as expressly permitted by this Agreement;

(b) if the removal is of an unserviceable item and is in accordance with the Approved Maintenance Program; or

ALA MSN 2851 – Global Crossing Airlines

(c) (i) for the purpose of maintaining, servicing, repairing, storing, overhauling or testing that Engine, Part or the Aircraft, as the case may be; or

(ii) for the purpose of making such modifications to the Engine or the Aircraft, as the case may be, as are permitted under this Agreement;

and then in each case only if it is reinstalled or replaced by an engine or part complying with Section 9.13 or Section 9.18 as soon as practicable and in any event no later than the earlier of thirty (30) days from its removal or the Expiry Date.

9.13 Installation of Engines and Parts. Lessee will:

(a) ensure that, except as permitted by this Agreement, no engine is installed on the Aircraft unless:

(i) in the case of an engine, it is an engine of the same model as, or an improved or advanced version of the Engine it replaces, which is in the same or better operating condition as the replaced Engine and is capable of operation on the Airframe with the other Engine thereon to the same operating specifications as the replaced engine when originally installed on the Aircraft, or is an engine provided by Lessor pursuant to Part 3 of Schedule 3;

(ii) in the case of a part, it is in as good operating condition as the Part it replaces, bears an FAA Form 8130-3 or EASA Dual Release, and is approved for use by the Air Authority and the FAA, or the respective manufacturer;

(iii) in the case of a part (not including an engine), it has become and remains the property of Owner free from any Lien and upon installation on the Aircraft will without further act be subject to this Agreement and the Mortgage;

(iv) in each case, Lessee has complete copies of its Air Authority required source and maintenance records;

(v) in the case of a Replacement Engine, Lessee shall have taken such other action as Owner, Lessor or the Agent shall reasonably request (including, without limitation, making any appropriate filings in the State of Registration and/or amending or supplementing this Agreement and/or the Mortgage) to protect the rights of Owner or the Agent in and to such engine; and

(vi) in the case of a Replacement Engine, Lessee shall have delivered to Owner, Lessor, and the Agent the documents, and shall have taken the actions specified in Section 12.2 and delivered to Owner, Lessor, and the Agent a certificate signed by an authorized officer of Lessee to the effect that each of the conditions specified in this Section 9.13 shall have been satisfied.

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(b) if no Event of Default has occurred which is continuing, be entitled to install any engine or part on the Aircraft by way of temporary replacement for an Engine or a Part notwithstanding Section 9.13(a) if:

(i) there is not available to Lessee at the time and in the place that engine or part is required to be installed on the Aircraft, a Replacement Engine or, as the case may be, part complying with the requirements of Section 9.13(a); and

(ii) it would result in an unreasonable disruption of the operation of the Aircraft and/or the business of Lessee to ground the Aircraft until a Replacement Engine or, as the case may be, part complying with Section 9.13(a) becomes available for installation on the Aircraft; and

(iii) no later than the earlier of thirty (30) days (or sixty (60) days in the case of an engine) following its installation or the Expiry Date, Lessee removes any such engine or part and replaces it with the Engine or Part replaced by it, or by a Replacement Engine or Part, as the case may be, complying with Section 9.13(a); and

(iv) Lessor agrees for the benefit of the owner or lessor of, and any Person (including but not limited to an agent or financing party) holding a security or other interest in, such engine or part, to execute a reciprocal recognition of rights letter in customary form and otherwise acceptable to Lessor, confirming that neither Lessor nor any Person claiming an interest hereunder by or through Lessor, and their respective successors and assigns, will acquire or claim any right, title or interest in an engine or part installed pursuant to Section 9.13(b) while installed on the Aircraft.

9.14 Non-installed Engines and Parts. Lessee:

(a) will ensure that any Engine or Part which is not installed on the Aircraft is, except as expressly permitted by this Agreement, properly and safely stored, and kept free from any Liens; and

(b) will notify Lessor whenever any Engine is removed from the Aircraft (such notification can be satisfied by providing such information in the Monthly Disclosure Report) and, from time to time, on written request from Lessor, procure that any Person (not including a commercial shipping company) to whom possession of an Engine is given, gives a written acknowledgement to Lessor, in form and substance reasonably satisfactory to Lessor, that it will respect the interests of the Agent as mortgagee and Lessor as owner and lessor of the Engine and will not seek to exercise any rights whatsoever in relation to it.

ALA MSN 2851 – Global Crossing Airlines

9.15 Modifications.

(a) Lessee will not, and will not permit any Person to, make any Modification, except for a Modification which:

(i) is expressly permitted or required by this Agreement,

(ii) is purely cosmetic in nature (including the painting of Lessee’s insignia), or

(iii) is expected to cost no more than the Modification Threshold Amount, and is not permanent or structural in nature; or

(iv) is the Interior Configuration Modification.

(b) Lessor may review Lessee’s proposed designs, plans, engineering drawings and diagrams, and flight and maintenance manual revisions for any proposed Modification, with such documents in final form and any other documents required by Law, as a result of such Modification. All Modifications incorporated on the Aircraft will be properly documented in the Aircraft Documentation and approved by the FAA and the Air Authority. All Modifications will also be accomplished in accordance with FAA-approved data supported by an FAA Form 8110-3, FAA Form 8100-9 or FAA supplemental type certificate.

(c) Notwithstanding any other provision of this Lease, no Modification will be made which has the effect of decreasing the utility or value of the Aircraft or invalidating any warranty applicable to the Aircraft.

(d) So long as a Default has not occurred and is continuing, Lessee may remove, or permit the removal of, any temporary Modification if (i) it can be removed from the Aircraft without diminishing or impairing the value, utility, condition or airworthiness of the Aircraft and (ii) Lessee restores the Aircraft to its condition prior to such Modification.

9.16 Title to Parts and Engines.

(a) Title to all Engines and Parts installed on the Aircraft whether by way of replacement, as the result of a Modification or otherwise (except those installed pursuant to Section 9.13(b) for the period referenced) will, on installation, without further act, vest in Owner subject to this Agreement and the Mortgage free and clear of all Liens. Lessee will at its own expense take all such steps and execute, and procure the execution of, all such instruments as Lessor may require and which are necessary to ensure that title so passes to Owner according to all applicable laws. At any time when requested by Lessor, Lessee will provide evidence to Lessor’s satisfaction (including the provision, if required, to Lessor of one or more legal opinions) that title has so passed to Owner;

ALA MSN 2851 – Global Crossing Airlines

(b) Lessor may require Lessee to remove any Modification for which it has not received the requisite consent, and to restore the Aircraft to its condition prior to such Modification; and

(c) Any Engine or Part at any time removed from the Aircraft will remain the property of Owner until a replacement has been made in accordance with this Agreement and until title in that replacement has passed, according to applicable laws, to Owner subject to this Agreement and the Mortgage free of any Lien, whereupon title to the replaced Engine or Part, will, provided no Default has occurred and is continuing, pass to Lessee, free of Lessor Liens.

9.17 Registration. Lessee, at its cost and expense (other than Owner Trust Costs, and other costs identified as for Lessor’s account as per Section 9.3 (j)), shall permit and maintain, as applicable, the Aircraft throughout the Term to be registered with the FAA. Lessee shall also from time to time to time take all other steps then required by Law (including the Geneva Convention or the Cape Town Convention if and as applicable) or by practice, custom or understanding or as Lessor may reasonably request to protect and perfect Lessor’s interest in the Aircraft and this Lease in the State of Registration or in any other jurisdictions in or over which Lessee may operate the Aircraft

9.18 Replacement of Parts. Lessee shall replace, at its own expense, all Parts which may from time to time become unserviceable, lost, stolen, destroyed, seized, confiscated, damaged beyond repair or permanently rendered unfit for use for any reason whatsoever with replacement parts as set forth in this Section 9.18. Each such replacement part incorporated or installed in or attached or added to the Airframe or any Engine shall:

(a) be free and clear of all Liens;

(b) be in airworthy and as good operating condition, and have the same interchangeable modification status as, and have a value and utility at least equal to, the Part replaced (assuming it was in the condition and repair required under this Agreement);

(c) be of the same make and the same or more advanced model as the Part being replaced and, if the Part being replaced is a rotable and is an OEM Part, be manufactured by the OEM for such rotable Part (unless Lessor shall have given its prior written consent to replacement of such OEM Part with a non-OEM Part);

(d) have a current, legal and valid release certificate/airworthiness approval tag identified as FAA 8130-1 or EASA Dual Release Form 1, and Lessee has complete copies of its Air Authority and FAA required source and maintenance records; and

(e) be made subject to the Lien of any applicable financing documents to which one or more Financing Parties is a party.

ALA MSN 2851 – Global Crossing Airlines

Notwithstanding any other provision herein, No PMA Part may replace a Part or be installed without the prior consent of Lessor.

So long as a substitution meets the requirements of the Maintenance Program and Air Authority and the FAA, Lessee may substitute for any Part a part that does not meet the requirements of this Section 9.18 if a complying Part cannot be procured or installed within the available ground time of the Aircraft and as soon as possible the noncomplying part is removed and replaced by a complying Part.

9.19 Ownership of Parts. Immediately upon any part (including Modification Parts) becoming incorporated in, installed on or attached to the Airframe or any Engine, without further act: (a) title to each part incorporated, installed or attached in accordance with Section 9.18 and which complies with the requirements of Section 9.18 shall thereupon (x) vest (with full title guarantee) in Owner, free and clear of all Liens, (y) be made subject to the Lien of any applicable financing document, and (z) and such part shall become subject to this Agreement be deemed a “Part” of such Airframe or such Engine for all purposes hereof; and (b) title to any replaced Part shall thereupon vest in Lessee, free and clear of all rights of Owner and all Lessor Liens and shall no longer be deemed a Part.

If any part which does not comply with the requirements of Section 9.18 is incorporated in, installed in or attached to the Airframe, title to such part shall not vest in Owner and title to the replaced part shall not vest in Lessee until a part complying with this Section 9.18 is incorporated, installed in or attached to the Airframe. Lessee will, at its own expense, take all such steps and execute, and procure the execution of, all such instruments as Lessor may reasonably require and which are necessary to ensure that title so passes to Owner according to all applicable Laws. At any time when requested by Lessor, Lessee will provide evidence to Lessor’s reasonable satisfaction that title has so passed to Owner. All Parts (other than Parts replaced in accordance with Section 9.18) at any time removed from the Airframe or any Engine shall remain the property of Owner, no matter where located, until such time as such Parts shall be replaced by Parts which have been incorporated or installed in or attached to the Airframe or any Engine.

ARTICLE 10

INSURANCE

10.1 Insurances. Lessee will, or will cause to, effect and maintain in full force during the Term insurances in respect of the Aircraft in form and substance satisfactory to Lessor (the “Insurances” which expression includes, where the context so admits, any relevant re-insurance(s)) through such brokers and with such insurers that meet the requirements of sub-Sections 10.1 (a) and (b) below and having such deductibles and being subject to such exclusions as may be approved by Lessor and the Agent (both acting reasonably) and as are in line with standard market practice. The Insurances will be effected either:

ALA MSN 2851 – Global Crossing Airlines

(a) on a direct basis with insurers of recognized standing who normally participate in aviation insurances in the London or United States markets and led by reputable underwriter(s); and/or

(b) with a single insurer or group of insurers who effects substantial reinsurance with reinsurers who normally participate in the international aviation insurance markets and through brokers each of recognized standing for a percentage reasonably acceptable to Lessor of all risks insured (the “Reinsurances”).

10.2 Requirements. Lessor’s current requirements as to required Insurances are as specified in this Section and in Schedule 4. Lessor may from time to time, if there is a change in the generally accepted industry practice for the insurance of aircraft and airlines of the same type as the Aircraft and Lessee, and if such change means that the current Insurances are insufficient to protect Lessor’s and Owner’s interests, stipulate other requirements for the Insurances so that the scope and level of coverage is maintained in line with commercially prudent practice of lessees in general operating comparable airline operations; provided, however, in no event will the Agreed Value and Minimum Liability Coverage be decreased.

10.3 Insurance Covenants. Lessee will:

(a) ensure that all legal requirements as to insurance of the Aircraft, any Engine or any Part which may from time to time be imposed by the laws of the State of Registration or any state to, from or over which the Aircraft may be flown, in so far as they affect or concern the operation of the Aircraft, are complied with and in particular those requirements compliance with which is necessary to ensure that (i) the Aircraft is not in danger of detention or forfeiture, (ii) the Insurances remain valid and in full force and effect, and (iii) the interests of the Indemnitees in the Insurances and the Aircraft or any Part are not thereby prejudiced;

(b) not use, cause or permit the Aircraft, any Engine or any Part to be used for any purpose or in any manner not covered by the Insurances or outside any geographical limit imposed by the Insurances;

(c) comply with the terms and conditions of each policy of the Insurances and not do, consent or agree to any act or omission which:

(i) invalidates or may invalidate the Insurances; or

(ii) renders or may render void or voidable the whole or any part of any of the Insurances; or

(iii) brings any particular liability within the scope of an exclusion or exception to the Insurances;

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(d) not take out without the prior written approval of Lessor any insurance or reinsurance in respect of the Aircraft to the extent such insurance has the effect of invalidating the Insurances;

(e) commence renewal procedures at least 30 days prior to expiry of any of the Insurances and provide to Lessor certificates of insurance (and where appropriate certificates of reinsurance), and a broker’s (and any reinsurance brokers’) letter of undertaking in a form reasonably acceptable to Lessor in English, detailing the coverage and confirming the insurers’ (and any reinsurers’) agreement to the specified insurance requirements of this Agreement within 7 days after each renewal date;

(f) on written request, from time to time, provide to Lessor certificates of insurance evidencing the Insurances;

(g) on request, provide to Lessor evidence that the Insurance premiums have been paid;

(h) not make any modification or alteration to the Insurances that are adverse to the interests of any of the Indemnitees without Lessor’s prior written consent;

(i) be responsible for any deductible under the Insurances; and

(j) provide any other insurance and reinsurance related information, or assistance, in respect of the Insurances as Lessor may reasonably require and request in writing.

10.4 Failure to Insure. If Lessee fails to maintain the Insurances in compliance with this Agreement, each of the Indemnitees will be entitled but not bound (without prejudice to any other rights of Lessor under this Agreement):

(a) to pay the premiums due or to effect and maintain insurances satisfactory to it or otherwise remedy Lessee’s failure in such manner (including, without limitation to effect and maintain an “owner’s interest” policy) as it considers appropriate. Any sums so expended by it will become immediately due and payable by Lessee to Lessor together with interest thereon at the rate specified in Section 6.10, from the date of expenditure by it up to the date of reimbursement by Lessee; and

(b) at any time while such failure is continuing, to require the Aircraft to remain at any airport or at any other location approved by Lessor, until the failure is remedied to its satisfaction.

10.5 Continuing Indemnity. Lessee shall effect and to maintain insurance after the Expiry Date with respect to its liability under the indemnities in Section 11 for the lesser of (a) two (2) years and (b) the date on which the next C-Check is completed after the Expiry Date, which provides for each Indemnitee to be named as additional insured.

ALA MSN 2851 – Global Crossing Airlines

Lessee’s obligation in this Section shall not be affected by Lessee ceasing to be lessee of the Aircraft and/or any of the Indemnitees ceasing to have any interest in respect of the Aircraft.

10.6. Application of Insurance Proceeds As between Lessor and Lessee:

(a) All insurance payments due in respect of the Aircraft and its operation under this Agreement will be made by the insurers in accordance with Lloyds Clause AVN67B;

(b) all insurance payments received as the result of an Event of Loss occurring during the Term will be settled jointly with Lessor and Lessee, and will be payable in Dollars to the applicable Financing Party, as sole loss payee, unless there is no Financing Party, in which case all such payments will be payable to Lessor;

(c) all insurance proceeds of any property, damage or loss to the Aircraft, any Engine or any Part occurring during the Term not constituting an Event of Loss and equal to or in excess of the Damage Notification Threshold will be paid to repairer for repairs or for replacement property in accordance with this Agreement. Insurance proceeds in amounts below the Damage Notification Threshold may be paid by the insurer directly to Lessee. Any balance remaining may be retained by Lessor;

(d) all insurance proceeds in respect of third-party liability will, except to the extent paid by the insurers to the relevant third party, be paid directly to Lessor in satisfaction of the relevant liability or to Lessee as reimbursement if Lessee shall have made such third-party payment;

(e) notwithstanding Sections 10.6(b), (c) or (d), if at the time of the payment of any such insurance proceeds a Default has occurred and is continuing, all such proceeds will be paid to Lessor to be applied toward payment of any amounts which may be or become payable by Lessee in such order as Lessor sees fit or as Lessor may elect.

ARTICLE 11

INDEMNITY

11.1 General. Lessee agrees to defend, indemnify and hold harmless the Indemnitees from and against any and all claims, proceedings, losses, liabilities, suits, judgments, costs, expenses, penalties or fines of any kind or nature (each a “Claim”):

(a) which may at any time be suffered or incurred as a result of or connected with the possession, delivery, performance, management, ownership, registration, control, maintenance, condition, service, repair, overhaul, leasing, subleasing, use, operation or return of the Aircraft, any Engine or any Part (either in the air or on the ground) whether or not the Claim may be attributable to any defect in the Aircraft, any Engine or any Part or to its design, testing or use or otherwise, and regardless of when the same arises or whether it arises out of or is attributable to any act or omission, negligent or otherwise, of any Indemnitee;

ALA MSN 2851 – Global Crossing Airlines

(b) which arise out of any act or omission which invalidates or which renders voidable any of the Insurances;

(c) which may at any time be suffered or incurred as a consequence of a breach of any obligation of confidentiality owed to any Person;

but excluding any Claim against, or in relation to, a particular Indemnitee, to the extent such Claim:

(i) is covered pursuant to another indemnity provision of this Agreement, or

(ii) relates to expenses or other obligations that Lessor has expressly agreed to pay or perform under this Agreement, or

(iii) arises as a result of the willful misconduct or gross negligence of an Indemnitee, or

(iv) relates to expenses solely attributable to Lessor Liens, or

(v) is judicially determined to be attributable to acts or events which occur after the Expiry Date and return of the Aircraft to Lessor in the condition required hereunder, but in any such case only to the extent not attributable to acts or omissions of Lessee;

provided always that, subject (x) to no Event of Default having been declared and being continuing and (y) to Lessee first ensuring that Lessor is indemnified and secured to Lessor’s reasonable satisfaction against all Claims thereby incurred or to be incurred, Lessee shall be entitled to take, in the name of Lessor, such action as Lessee shall see fit (in good faith and in a commercially reasonable manner and with counsel satisfactory to Lessor) to defend or avoid any such Claims as are referred to in sub-Sections (a), (b) and (c) above, or to recover the same from any third party, provided, further, that any such action does not involve any risk of criminal or civil liability to Lessor or any risk of the sale, loss or forfeiture of the Aircraft; provided, further, that to the extent that other claims related or unrelated to the transactions contemplated hereby are part of the same proceeding involving such Claims, Lessee may assume responsibility for the control of such proceeding to the extent that the same may be and is severed from such other claims (and Lessor shall use its reasonable efforts to obtain such severance) and, if not severable, Lessee may assume joint control thereof with the Lessor; provided, further, that no such Claims shall be compromised on a basis that admits any criminal or civil violation, gross negligence, fault or willful misconduct on the part of the Lessor without the Lessor’s express written consent. Subject to Lessee providing the Insurances, the Lessor may

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participate at its own expense in any judicial proceeding controlled by the Lessee pursuant to the preceding provisions; and such participation shall not constitute a waiver of the indemnification provided in this Section. Nothing contained in this Section shall be deemed to require the Lessor to contest any Claims or to assume responsibility for or control of any judicial proceeding with respect thereto. Notwithstanding the foregoing, the Lessor shall not be required to contest any Claims, cooperate with the Lessee in the defense of any Claims or agree to the settlement of any Claims if Lessor shall expressly waive its right to indemnification with respect to such Claims under this Section.

11.2 Duration. The indemnities contained in this Agreement will continue in full force after the expiration of the Term.

ARTICLE 12

EVENTS OF LOSS

12.1 Event of Loss; Aircraft. If an Event of Loss occurs, Lessee will pay the Agreed Value to Lessor on or prior to the earlier of (i) forty-five (45) days after the date of the Event of Loss and (ii) the date of receipt of insurance proceeds in respect of that Event of Loss. Following the occurrence of an Event of Loss and until such time as the Agreed Value shall have been paid by Lessee, all of Lessee’s obligations that are still capable of performance shall continue in full force and effect. Subject to the rights of any insurers and reinsurers or other third party, upon irrevocable payment in full to Lessor of the Agreed Value and all other amounts which may be or become payable to Lessor under this Agreement, Lessor will without recourse or warranty (except as to Lessor’s Liens) and without further act, be deemed to have transferred to Lessee all of Owner’s rights to the Aircraft or any Engines or Parts not installed when the Event of Loss occurred, all on an “as is where is” basis, and will at Lessee’s expense, execute and deliver such bills of sale and other documents and instruments as Lessee may reasonably request to evidence (on the public record or otherwise) the transfer and the vesting of Owner’s rights in the Aircraft or such Engines or Parts in Lessee or Lessee’s insurer, as applicable, free and clear of all rights of Owner and Lessor Liens.

12.2 Event of Loss; Engine. Upon the occurrence of an Event of Loss with respect to an Engine under circumstances in which there has not occurred an Event of Loss with respect to the Airframe, Lessee shall forthwith (and in any event, within fifteen days after such occurrence) give Lessor written notice thereof and shall, within forty-five (45) days after the occurrence of such Event of Loss, convey or cause to be conveyed to Lessor, as replacement for the Engine with respect to which such Event of Loss occurred, title to a Replacement Engine. Prior to or at the time of any such conveyance, Lessee, at its own expense, will (i) furnish Lessor with a warranty (as to title) bill of sale, in form and substance reasonably satisfactory to Lessor, with respect to such Replacement Engine and (ii) furnish Lessor with a certificate of insurance establishing compliance with the insurance provisions of Section 10 hereof with respect to such replacement engine and Lessor will cause to transfer to or at the direction of Lessee without recourse, representation

ALA MSN 2851 – Global Crossing Airlines

or warranty all of Owner’s right, title and interest, if any, in and to (A) the Engine with respect to which such Event of Loss occurred and furnish to or at the direction of Lessee a bill of sale in form and substance reasonably satisfactory to Lessee, evidencing such transfer free and clear of all rights of Owner and of all Lessor Liens and (B) all claims, if any, against third parties, for damage to or loss of the Engine subject to such Event of Loss, and such Engine shall thereupon cease to be the Engine leased hereunder. For all purposes hereof, each such replacement engine shall, after such conveyance, be deemed part of the property leased hereunder, and shall be deemed an “Engine”. No Event of Loss with respect to an Engine under the circumstances contemplated by the terms of this paragraph (b) shall result in any suspension or reduction in Rent.

12.3 Requisition. If the Aircraft, Airframe, any Engine or the APU is requisitioned for use by any Government Entity, Lessee will promptly notify Lessee of such requisition. All of Lessee’s obligations hereunder will continue as if such requisition had not occurred. So long as no Default or Event of Default has occurred and is continuing, all payments received by Lessor or Lessee from such Government Entity will be paid over to or retained by Lessee. If a Default or Event of Default has occurred and is continuing, all payments received by Lessee or Lessor from such Government Entity may be used by Lessor to satisfy any obligations owing by Lessee.

ARTICLE 13

RETURN OF AIRCRAFT

13.1 Return and Airworthiness. On the Expiry Date or termination of the leasing of the Aircraft under this Agreement, Lessee will, at its expense, redeliver the Aircraft and Aircraft Documents to Lessor at the Redelivery Location in a condition complying with this Article 13 and Schedule 5.

The Aircraft shall be free and clear of all Liens will possess a current Certificate of Airworthiness issued by the FAA (although this Certificate of Airworthiness may later be replaced by an Export Certificate of Airworthiness or equivalent if requested by Lessor). In addition, even if Lessee must perform engineering, maintenance and repair work on the Aircraft beyond the requirements of Article 9, the Aircraft at return must be in the condition required in order to meet the requirements for issuance of a U.S. Standard Certificate of Airworthiness for transport category aircraft issued by the FAA in accordance with FAR Part 21 and, in addition, to meet the operating requirements of FAR Part 121 with no restrictions imposed.

13.2 Final Inspection. Not less than fifteen days prior to the Anticipated Expiry Date, or such time as may be mutually agreed the Aircraft shall be presented to Lessor and its representatives at the Redelivery Location for inspection. Such final inspection, which shall be performed completely in Lessor’s presence (“Final Inspection”) in order to verify that the condition of the Aircraft complies with this Agreement. The Final Inspection shall be a full systems functional and operational inspection of the Aircraft (and other types of reasonable inspections based upon aircraft type, age and other relevant factors) as mutually agreed with Lessee, and such inspection will be long enough to permit Lessor to:

ALA MSN 2851 – Global Crossing Airlines

(a) inspect the Aircraft Documents;

(b) inspect the Aircraft and uninstalled Parts;

(c) in respect of the Engines, perform a maximum power assurance run; and video borescope;

(d) observe a Demonstration Flight which shall not exceed two hours, with as many as two representatives of Lessor as on board observers, operated by Lessee’s flight crews at Lessee’s sole cost and expense; and

(e) perform a full systems functional and operational inspection.

13.3 Non-compliance and Continuing Obligations. To the extent that, at the time of Final Inspection, the condition of the Aircraft does not comply with this Agreement, Lessee will, at its cost and expense, rectify the non-compliance and the Aircraft shall remain out of service during such period.

In the event that Lessee does not return the Aircraft to Lessor on the Expiry Date and in the condition required by this Article 13 and Schedule 5 for any reason:

i) the obligations of Lessee under this Lease will continue in full force and effect on a day-to-day basis until such return. This will not be considered a waiver of any Event of Default or any right of Lessor hereunder.

) Until such return, the Agreed Value will be an amount equal to the Agreed Value on the day the Aircraft should have been returned to Lessor pursuant to this Lease.

i) Without limiting Lessor’s rights and remedies under Article 14 and until such time as the Aircraft is redelivered to Lessor and put into the condition required by this Article 13 and Schedule 5, instead of paying the Rent specified in Section 6.2, Lessee will pay the amount of Rent in effect on the Expiry Date (multiplied by the Holdover Percentage) for each day from the scheduled Expiration Date until the Termination Date. Payment will be made upon presentation of Lessor’s invoice.

ii) Lessor may elect, in its sole and absolute discretion, to accept the return of the Aircraft prior to the Aircraft being put in the condition required by this Article 13 and Schedule 5 and thereafter have any such non-conformance corrected at such time as Lessor may deem appropriate (but within 120 days following the return of the Aircraft) and at commercial rates then charged by the Person selected

ALA MSN 2851 – Global Crossing Airlines

by Lessor to perform such correction. Any expenses incurred by Lessor for such correction will be payable by Lessee within 10 days following the submission of a written statement by Lessor to Lessee, identifying the items corrected and setting forth the expense of such corrections. Lessee’s obligation to pay such amounts will survive the Termination Date.

13.4 Redelivery. Upon redelivery Lessee will provide to Lessor all documents necessary to remove the Aircraft from the Habitual Base as provided in Schedule 5 (Return Conditions). Not less than 30 days prior to the redelivery of the Aircraft (or such date as may be mutually agreed), Lessee shall give Lessor access to all logs, manuals, data and inspection, modification and overhaul records (including historical records necessary to prove LLP traceability) current and updated as applicable and compliant with Air Authority and FAA rules and regulations; provided however, records in respect of maintenance and repair performed at the end of the Term to comply with return conditions shall be made available to Lessor upon completion of such maintenance and repair.

13.5 Export and Deregistration of Aircraft. At Lessor’s request, Lessee at its cost will (i) provide an Export Certificate of Airworthiness or its equivalent from the State of Registration so that the Aircraft can be exported to the country designated by Lessor, (ii) deregister the Aircraft from the register of aircraft in the State of Registration, (iii) arrange for prompt confirmation of such deregistration to be sent by the registry in the State of Registration to the next country of registration and (iv) perform any other acts required by Lessor in connection with the foregoing; so long as such acts do not result in an increase in costs that the Lessee would otherwise incur at return or such acts would not cause in and of themselves a delay in the return of the Aircraft (unless Lessor agrees to bear such additional costs and accept the delay).

13.6 Acknowledgement. Following completion of the Final Inspection at the Redelivery Location, and Lessor’s confirmation that the Aircraft is in the redelivery condition, Lessor shall execute and deliver to Lessee a signed Redelivery Certificate in the form attached hereto as Schedule 6 confirming that Lessee has redelivered the Aircraft to Lessor in accordance with this Agreement.

13.7 Approved Maintenance Program.

(a) Prior to the expiration of the Term and upon Lessor’s request, Lessee will provide Lessor or its agent access, subject to a reasonable prior notice, to the Approved Maintenance Program and the Aircraft Documents in order to facilitate the Aircraft’s integration into any subsequent operator’s fleet.

(b) Lessee will, if requested by Lessor to do so, upon return of the Aircraft deliver to Lessor a certified true current and complete copy of the time limited manuals and such other portions of the Approved Maintenance Program as may be reasonably requested by Lessor. Lessor agrees that it will not disclose the contents of the Approved Maintenance Program to any Person or entity except to the extent necessary to monitor Lessee’s compliance with this Agreement and/or to bridge the maintenance program for the Aircraft from the Approved Maintenance Program to another program after the Expiry Date.

ALA MSN 2851 – Global Crossing Airlines

13.8 Fuel. Upon redelivery of the Aircraft to Lessor, the amount of fuel in the fuel tanks of the Aircraft will be the same as that in the fuel tanks of the Aircraft on the Lease Commencement Date.

13.9 Engines, APU and Landing Gear. The Aircraft will be returned with Lessor’s Engines, APU and Landing Gear installed and with the same equipment as at Delivery, subject only to those replacements, additions and Modifications permitted under this Lease.

ARTICLE 14

DEFAULT AND EARLY TERMINATION

14.1 Events. Each of the following events will constitute an Event of Default and a repudiation of this Agreement by Lessee:

(a) Non-payment: Lessee fails to make any payment of (i) Rent or Maintenance Rent when due, or (ii) any Supplemental Rent within five (5) calendar days after receipt by Lessee of written notice from Lessor that any such amount is due; or

(b) Insurance: Lessee fails to comply with any provision of Section 10 or any insurance required to be maintained under this Agreement is cancelled or terminated or notice of cancellation is given in respect of any such insurance; or

(c) Breach: Lessee fails to comply with any other provision of any Transaction Document and, if such failure is in the reasonable opinion of Lessor capable of remedy, the failure continues for fifteen (15) calendar days after notice from Lessor to Lessee; or

(d) Representation: any representation or warranty made (or deemed to be repeated) by Lessee in or pursuant to any Transaction Document to which it is a party or in any document or certificate or statement is or proves to have been incorrect in any respect when made or deemed to be repeated; or

(e) Approvals: Any consent, authorization, license, certificate or approval of or registration required to enable Lessee to perform its ability to operate the Aircraft in accordance with the provisions of this Agreement is withheld, or is revoked, suspended, cancelled, withdrawn, terminated or not renewed, or otherwise ceases to be in full force; or

(f) Insolvent:

(i) Lessee is, or is deemed for the purposes of any Law to be, unable to pay its debts as they fall due or to be insolvent, or admits inability to pay its debts as they fall due; or

ALA MSN 2851 – Global Crossing Airlines

(ii) Lessee suspends making payments on all or any class of its debts or announces an intention to do so, or a moratorium is declared in respect of any of its indebtedness; or

(g) Liquidation and Similar Proceedings:

(i) a meeting of the shareholders or directors of Lessee is convened to consider a resolution to present an application for an administration order or any such resolution is passed; or

(ii) any step (including petition proposal or convening a meeting) is taken with a view to a composition, assignment or arrangement with any creditors of, or the rehabilitation, administration, custodianship, liquidation, or dissolution of Lessee or any other insolvency proceedings involving Lessee; or

(iii) any order is made or resolution passed for any such composition, assignment, arrangement, rehabilitation, administration, custodianship, liquidation, dissolution or insolvency proceedings of Lessee becomes subject to or enters into any of the foregoing; or

(iv) any liquidator, trustee in bankruptcy, judicial custodian, compulsory manager, receiver, administrator, examiner or the like is appointed in respect of Lessee or any of their assets; or

(v) notwithstanding the foregoing, none of the following shall be considered an Event of Default for purposes of this Agreement:

(1) any step or action described above in sub-Section (i) through (iv) and which is or are (1) commenced or taken by any Person (other than Lessee), (2) being contested in good faith and by appropriate proceedings by Lessee, and (3) discharged or stayed within sixty (60) days of the presentation or commencement thereof; and

(2) any step or action described above in sub-Section (i) through (iv) which has been previously approved by Lessor; or

(h) Receiver:

(i) an administrative or other receiver or manager is appointed in respect of Lessee any part of their assets; or

(ii) Lessee requests any Person to appoint such a receiver or manager; or

(iii) any other steps are taken to enforce any security interest over all or any material part of the assets of Lessee; or

ALA MSN 2851 – Global Crossing Airlines

(iv) any attachment, sequestration, distress or execution affects any material assets of Lessee and is not discharged within sixty (60) days; or

(i) Other Jurisdiction: there occurs in relation to Lessee any event anywhere, in the reasonable opinion of Lessor, which has substantially the same effect as any of those mentioned in Section 14.1(f), (g) or (h); or

(j) Suspension of Business: Lessee suspends or ceases or threatens to suspend or cease to carry on all or a substantial part of its business; or

(k) Disposal: Lessee disposes or threatens to dispose of all or a material part of its assets, whether by one or a series of transactions, related or not, without the prior written consent of Lessor; or

(l) Rights: the existence, validity, enforceability or priority of the rights of Lessor as owner and as lessor in respect of the Aircraft or the rights of any Financing Party as mortgagee are challenged in a court action by Lessee or any other Person claiming by or through Lessee; or

(m) Delivery: Lessee fails to accept delivery of the Aircraft when validly tendered pursuant to this Agreement by Lessor (provided that Lessor shall have satisfied all the conditions precedent set out in Section 3.3 to the extent they have not been waived or deferred by Lessee); or

(n) Repudiation: Lessee expressly repudiates in writing any of its obligations under the Transaction Documents; or

(o) Cross Default: An Event of Default shall have occurred and be continuing under an Other Agreement, or Lessee shall default in the payment of any obligation for the payment of borrowed money, for the payment of rent or hire under any lease of aircraft or engines which has a principal amount of Five Hundred Thousand Dollars (US$500,000) or more (determined in the case of borrowed money by the amount outstanding under the agreement pursuant to which such borrowed money was borrowed and in the case of a lease by the present discounted value (discounted at 3%) of the remaining rent or hire payable thereunder) when the same becomes due; or Lessee shall default in the performance of any other term, agreement or condition contained in any material agreement or instrument under or by which any such obligation is created, evidenced or secured; or

(p) Cross-Judgment: A final judgment or award for the payment of money not covered by insurance in excess of Five Hundred Thousand Dollars (US$500,000), or final judgments or awards for the payment of money not covered by insurance in excess of Five Hundred Thousand Dollars (US$500,000) in the aggregate, shall be rendered against Lessee and the same shall remain undischarged for a period of sixty (60) days during which (i) execution thereof shall not be effectively stayed by agreement of the parties involved, or stayed by court order or the pendency of an appeal, or (ii) execution thereof shall not be adequately bonded, or (iii) attachments or other Liens, except for Permitted Liens, shall be asserted against Lessee’s interest in the Aircraft or this Lease;

ALA MSN 2851 – Global Crossing Airlines

(q) Certificated Air Carrier. Lessee ceases to be a Certificated Carrier;

(r) Sanctions. Lessee is in violation of any Sanctions;

(s) Illegality. It becomes unlawful for Lessee to perform any of its material obligations under the Transaction Documents, or any of the Operative Documents becomes wholly or partly invalid or unenforceable.

14.2 Rights. If an Event of Default occurs, Lessor may at its option (and without prejudice to any of its other rights under this Agreement), at any time thereafter:

(a) by notice to Lessee and with immediate effect terminate the leasing of the Aircraft (but without prejudice to the continuing obligations of Lessee under this Agreement) whereupon all rights of Lessee under this Agreement shall cease; and/or

(b) proceed by appropriate court action or actions to enforce performance of this Agreement or to recover damages for the breach of this Agreement; and/or

(c) either take possession of the Aircraft, for which purpose Lessor may enter any premises belonging to or in the occupation of or under the control of Lessee where the Aircraft may be located, or cause the Aircraft to be redelivered to Lessor at the Redelivery Location (or such other location as Lessor may require) by serving notice, require Lessee to redeliver the Aircraft to Lessor at the Redelivery Location (or such other location in North America as Lessor may require); and Lessor is hereby irrevocably by way of security for Lessee’s obligations under this Agreement appointed attorney for Lessee in causing the redelivery or in directing the pilots of Lessee or other pilots to fly the Aircraft to that airport and will have all the powers and authorizations necessary for taking that action; or

(d) for Lessee’s account, do anything that may reasonably be required to cure any default and recover from Lessee all reasonable costs, including legal fees and expenses incurred in doing so and Default Interest; or

(e) apply all or any portion of the Security Deposit and any other Supplemental Rent held by Lessor to any amounts due; or

(f) if applicable, Lessor may exercise any other remedy which may be available to it as secured party under the Cape Town Agreements, including, without limitation, all rights and remedies under Chapter III of the Cape Town Convention and Chapter II of the Cape Town Aircraft Protocol.

14.3 Deregistration. If an Event of Default occurs, Lessor may sell or otherwise deal with the Aircraft as if this Agreement had never been made and Lessee will at the request of Lessor take all steps necessary to effect (if applicable) deregistration of the Aircraft and its export from the country where the Aircraft is for the time being situated and any other steps necessary to enable the Aircraft to be redelivered to Lessor in accordance with this Agreement; Lessee hereby irrevocably and by way of security for its obligations under this Agreement appoints Lessor as its attorney to execute and deliver any documentation and to do any act or thing required in connection with the foregoing, acting reasonably.

ALA MSN 2851 – Global Crossing Airlines

14.4 Default Payments. If a Default occurs, Lessee will indemnify Lessor on demand against any loss (including loss of profit), damage, expense, cost or liability which Lessor may sustain or incur directly or indirectly as a result including but not limited to:

(a) any loss of profit suffered by Lessor because of Lessor’s inability to place the Aircraft on lease with another lessee on terms as favorable to Lessor as this Agreement or because whatever use, if any, to which Lessor is able to put the Aircraft upon its return to Lessor, or the funds arising upon a sale or other disposal of the Aircraft, is not as profitable to Lessor as this Agreement;

(b) all amounts which are then due and unpaid hereunder and which become due prior to the earlier of Lessor’s recovery of possession of the Aircraft or Lessee making an effective tender thereof;

(c) any amount of principal, interest, fees or other sums whatsoever paid or payable on account of funds borrowed in order to carry any unpaid amount;

(d) any loss, premium, penalty or expense which may be incurred in repaying funds raised to finance the Aircraft or in unwinding any swap, forward interest rate agreement or other financial instrument relating in whole or in part to Lessor’s financing of the Aircraft; and

(e) any loss, cost, expense or liability sustained or incurred by Lessor owing to Lessee’s failure to redeliver the Aircraft on that date, at the place and in the condition required by this Agreement;

(f) all costs associated with Lessor’s exercise of its remedies hereunder, including repossession costs, legal fees, Aircraft storage costs, Aircraft re-lease or sale costs and Lessor’s internal costs and expenses (including the cost of personnel time calculated based upon the compensation paid to the individuals involved on an annual basis and a general Lessor overhead allocation; and

(g) the application of all amounts paid to Lessor as Security Deposit pursuant to this Lease, as well as any other amounts held by Lessor hereunder, all of which may be kept and set off by Lessor.

ARTICLE 15

ASSIGNMENT

15.1 Lessee Assignment. Lessee will not transfer, assign, or create or permit to exist any security interest (not including Permitted Liens) over, any of its rights under this Agreement or the Aircraft without the prior written consent of Lessor and the Agent (which consent may be granted or withheld in the sole discretion of Lessor, and the Agent).

ALA MSN 2851 – Global Crossing Airlines

15.2 Lessor Assignment. Lessor may assign, at its cost and expense (unless an Event of Default shall have occurred and be continuing, in which case such assignment shall be at Lessee’s cost and expense), all or any of its rights under this Agreement and in the Aircraft.

15.3 Lessee Cooperation. If Lessor desires to effect a transfer of its rights and obligations under this Agreement or in and to the Aircraft, Lessee agrees to cooperate and take all such steps as Lessor may reasonably request to give the transferee the benefit of this Agreement; provided that Lessor shall reimburse Lessee for reasonable out of pocket expenses and the professional charges of lawyers and tax advisers incurred in connection therewith.

ARTICLE 16

MISCELLANEOUS

16.1 Waivers, Remedies Cumulative. The rights of Lessor under this Agreement:

(a) may be exercised as often as necessary;

(b) are cumulative and not exclusive of its rights under any law; and

(c) may be waived only in writing and specifically.

Delay in exercising or non-exercise of any such right will not constitute a waiver of that right.

16.2 Delegation. Lessor may delegate to any suitably qualified Person or Persons all or any of the trusts, powers or discretions vested in it by these presents and any such delegation may be made upon such terms and conditions and subject to such regulations (including power to sub-delegate) as Lessor in its absolute discretion thinks fit.

16.3 Certificates. Except where expressly provided in this Agreement, any certificate or determination by Lessor as to any rate of interest or as to any other amount payable under this Agreement will, in the absence of manifest error, be conclusive and binding on Lessee.

16.4 Appropriation. If any sum paid or recovered in respect of the liabilities of Lessee under this Agreement is less than the amount then due, Lessor may apply that sum to amounts due under this Agreement in such proportions and order and generally in such manner as Lessor may determine.

16.5 Currency Indemnity.

ALA MSN 2851 – Global Crossing Airlines

(a) If Lessor receives an amount in respect of Lessee’s liability under this Agreement or if such liability is converted into a claim, proof, judgment or order in a currency other than the currency (the “Contractual Currency”) in which the amount is expressed to be payable under this Agreement:

(i) Lessee will indemnify Lessor as an independent obligation against any loss arising out of or as a result of such conversion;

(ii) if the amount received by Lessor, when converted into the Contractual Currency (at the market rate at which Lessor is able on the relevant date to purchase the Contractual Currency in London or at its option New York with that other currency) is less than the amount owed in the Contractual Currency, Lessee will, forthwith on demand, pay to Lessor an amount in the Contractual Currency equal to the deficit; and

(iii) Lessee will pay to Lessor on demand any exchange costs and Taxes payable in connection with the conversion; and

(b) Lessee waives any right it may have in any jurisdiction to pay any amount under this Agreement in a currency other than that in which it is expressed to be payable.

16.6. Set-off. Lessor may set off any matured obligation owed by Lessee under this Agreement or under any other agreement between Lessor (or any affiliate or associate of Lessor) and Lessee against any mature obligation owed by Lessor to Lessee, regardless of the place of payment or currency. If the obligations are in different currencies, Lessor may convert either obligation at the market rate of exchange available in London or at its option New York for the purpose of the set-off. If an obligation is unascertained or unliquidated, Lessor may in good faith estimate that obligation and set off in respect of the estimate, subject to the relevant party accounting to the other when the obligation is ascertained or liquidated. Lessor will not be obliged to pay any amounts to Lessee under this Agreement so long as any sums which are then due from Lessee under this Agreement remain unpaid and any such amounts which would otherwise be due will fall due only if and when Lessee has paid all such sums except to the extent Lessor otherwise agrees or sets off such amounts against such payment pursuant to the foregoing.

16.7 Severability. If a provision of this Agreement is or becomes illegal, invalid or unenforceable in any jurisdiction, that will not affect:

(a) the legality, validity or enforceability in that jurisdiction of any other provision of this Agreement; or

(b) the legality, validity or enforceability in any other jurisdiction of that or any other provision of this Agreement.

ALA MSN 2851 – Global Crossing Airlines

16.8 Remedy. If Lessee fails to comply with any provision of this Agreement, Lessor may, after giving any required notice and the passage of any applicable cure right hereunder, without being in any way obliged to do so or responsible for so doing and without prejudice to the ability of Lessor to treat the non-compliance as a Default or an Event of Default, effect compliance on behalf of Lessee, whereupon Lessee shall become liable to pay immediately any sums expended by Lessor together with all costs and expenses (including legal costs) in connection therewith.

16.9 Time of Essence. The time stipulated in this Agreement for all payments payable by Lessee to Lessor and for the performance of Lessee’s other obligations under this Agreement will be of the essence of this Agreement.

16.10 Notices. All Notices shall be delivered by personal delivery, nationally recognized overnight courier (with all fees pre-paid), or email (with confirmation of transmission), or certified or registered mail (in each case, return receipt requested, postage pre-paid) to the addresses set forth below. Except as otherwise provided in this Agreement, a Notice is effective only (a) upon receipt by the receiving party, and (b) if the party giving the Notice has complied with the requirements of this Section 16.10

If to Lessor:	If to Lessee:

UMB Bank, N.A.

6440 S. Millrock Drive, Suite 400

Attention: Corporate Trust Dept.

Salt Lake City, UT 84121

E-mail: corptrustutah@umb.com

With an email copy to:

FIG LLC

1345 Avenue of the Americas, 46th Floor

New York, NY 10105

Fax: (212) 798-6070

Attention: Aviation Group

email: aviation@fortress.com

Global Crossing Airlines, Inc.

Edward J. Wegel, CEO

Bldg 5A Miami Intl Airport

4200 N.W. 36th Street

Miami, Florida 33152

E-mail: ryan.goepel@globalxair.com

ed.wegel@globalxair.com

With an email copy to:

Law Offices Ronald T. Bevans, Jr. P.A.

1221 Brickell Avenue Suite 2660

Miami, Florida 33131

Attn: Ronald T. Bevans, Jr.

Fax (305) 374-9869

Tele (305) 374-7535

rtbevans@bevanslaw.com

16.11 Law and Jurisdiction.

(a) Lessor and Lessee agree that this Agreement is governed by, and construed in accordance with, the Governing Law;

(b) Lessor and Lessee agree, to the extent permitted by the Governing Law, that no right of remedy granted solely by reason of Article 2A of the UCC shall be available to Lessor or Lessee as against each other unless expressly set forth in this Lease.

ALA MSN 2851 – Global Crossing Airlines

(c) For the benefit of Lessor, Lessee agrees that the state courts of, and Federal District Court for, the State of New York shall have non-exclusive jurisdiction to settle any disputes in connection with this Agreement and submits to the jurisdiction of such courts in connection with this Agreement;

(d) Lessee:

(i) waives objection to the state courts of, and Federal District Court for, the State of New York on grounds of inconvenient forum or otherwise as regards proceedings in connection with this Agreement;

(ii) agrees that a judgment or order of such courts in connection with this Agreement shall be conclusive and binding on it and may be enforced against it in the courts of any other jurisdiction;

(e) Nothing in this Section limits the right of Lessor to bring proceedings against Lessee in connection with this Agreement:

(i) in any other court of competent jurisdiction; or

(ii) concurrently in more than one jurisdiction;

(f) Lessee irrevocably and unconditionally:

(iii) agrees that if Lessor brings legal proceedings against it or its assets in relation to this Agreement, no immunity from such legal proceedings (which will be deemed to include without limitation, suit, attachment prior to judgment, other attachment, the obtaining of judgment, execution or other enforcement) will be claimed by or on behalf of itself or with respect to its assets;

(iv) waives any such right of immunity which it or its assets now has or may in the future acquire;

(v) consents generally in respect of any such proceedings to the giving of any relief or the issue of any process in connection with such proceedings including, without limitation, the making, enforcement or execution against any property whatsoever (irrespective of its use or intended use) of any order or judgment which may be made or given in such proceedings.

(f) Lessee appoints Cogency Global Inc. located at 10 E. 40th Street, 10th Floor, New York, NY 10016 as its process agent to be served with court documents relating to this Agreement. Lessee must maintain a valid agent for receipt of process in New York from the date of this Agreement until the Expiry Date and may not change the agent’s identity without giving prior notice to Lessor. Lessee agrees that if its process agent does not notify it about any court documents served on it, this will not affect the proceedings concerned, and agrees that court documents can be served on it by posting or hand delivering a copy to its process agent at the address above.

ALA MSN 2851 – Global Crossing Airlines

16.12 Sole and Entire Agreement. This Agreement is the sole and entire agreement between Lessor and Lessee in relation to the leasing of the Aircraft, and supersedes all previous agreements in relation to that leasing.

16.13 Indemnities. All rights granted to each Indemnitee under this Agreement (other than Lessor) are given to Lessor on behalf of such Indemnitee and such Indemnitees are third party beneficiaries of such rights.

16.14 Counterparts. This Agreement may be executed by the parties hereto in separate counterparts, each of which when so executed and delivered shall be an original, but all such counterparts shall together constitute but one and the same instrument. To the extent, if any, that this Agreement constitutes chattel paper (as such term is defined in the Uniform Commercial Code as in effect in any jurisdiction), no security interest in this Agreement may be perfected through the transfer or possession of any counterpart other than the original counterpart, which shall be identified as the counterpart containing the receipt therefor executed by Lessor on the signature page hereof.

16.15 Language. All notices to be given under this Agreement will be in English. All documents delivered to Lessor pursuant to this Agreement will be in English, or if not in English, will be accompanied by a certified English translation. If there is any inconsistency between the English version of this Agreement and any version in any other language, the English version will prevail.

16.16 Brokers. Each party agrees to indemnify and hold the other harmless from and against any and all claims, suits, damages, costs and expenses (including, but not limited to, reasonable attorneys’ fees) asserted by any agent, broker or other third party for any commission or compensation of any nature whatsoever based upon the lease of the Aircraft, if such claim, suit, damage, cost or expense arises out of any action or alleged action by the indemnifying party, its employees or agents.

16.17 Expenses. Whether or not the transactions contemplated hereby are consummated, each of Lessor and Lessee shall bear and be responsible for its own costs and expenses incurred in connection with the negotiation, preparation, execution and delivery of this Agreement, and any other agreements, documents and instruments relating hereto and neither Lessor nor Lessee shall have any right of reimbursement or indemnity for such costs and expenses as against each other. Lessor shall be responsible for the out of pocket fees and expenses in connection with the initial registration of the Aircraft (including the Owner Trust Costs) with the FAA, and the opinion of FAA Counsel to be rendered pursuant to Section 3.1(a)(v) and (vi).

16.18 Cape Town Convention Prevails. Except to the extent expressly otherwise provided herein, any terms of this Agreement which expressly incorporate any provisions of the Cape Town Agreements shall prevail in the case of any conflict with any other provision contained herein. Each of the Parties hereto acknowledges and agrees that for purposes of the Cape Town Agreements separate rights may exist with respect to the Airframe and the Engines.

ALA MSN 2851 – Global Crossing Airlines

16.19 Confidentiality. The terms and conditions of this Agreement and the Transaction Documents and all transactions, writings, discussions, and negotiations in connection with it (including, without limitation, the fact that discussions and negotiations have been conducted by the parties), shall remain strictly confidential and shall not be disclosed by either party without the prior written consent of the other party, except as required by law or for either party and its professional advisors to carry out the terms of this Agreement and the Transaction Documents; and in connection with Lessor’s financing or potential sale of the Aircraft or assignment of this Lease.

16.20 Owner Trustee. The Owner Trustee is entering into this Agreement solely in its capacity as Owner Trustee under the Trust Agreement and not in its individual capacity (except as expressly provided in the Trust Agreement) and, except as expressly provided in the Trust Agreement, in no case shall Owner Trustee (or any entity acting as successor Owner Trustee under the Trust Agreement) be personally liable for or on account of any of the statements, representations, warranties, covenants or obligations stated to be those of Lessor under this Agreement; provided, however, that Owner Trustee (or any such successor Owner Trustee) shall be personally liable under this Agreement for its own gross negligence, its own simple negligence in the handling of funds, if any, actually received by it in accordance with the terms of this Agreement, its willful misconduct and its breach of its covenants, representations and warranties in the Trust Agreement to the extent covenanted or made in its individual capacity, or as otherwise expressly provided.

16.21 True Lease. This Agreement is intended, for all purposes, including, without limitation, United States federal and state income tax purposes and purposes of any bankruptcy or insolvency Law of any jurisdiction, to be a true lease and not a security agreement. Nothing contained herein shall be construed as conveying to Lessee any right, title or interest in the Aircraft, the Airframe or any Engine, except as a lessee only. In circumstances where more than one construction of the terms and conditions of this Agreement is possible, a construction which would support the characterization of this Agreement as a true lease shall control over any construction which would not support such characterization or would render it doubtful.

ARTICLE 17

DISCLAIMERS AND WAIVERS

17.1 Exclusion. THE AIRCRAFT SHALL BE DELIVERED “AS IS, WHERE IS” AND UPON ACCEPTANCE BY LESSEE, LESSEE AGREES AND ACKNOWLEDGES THAT, SAVE AS EXPRESSLY STATED IN THIS AGREEMENT, LESSOR WILL HAVE NO LIABILITY IN RELATION TO, AND LESSOR HAS NOT AND WILL NOT BE DEEMED TO HAVE MADE OR GIVEN, ANY WARRANTIES OR REPRESENTATIONS, EXPRESS OR IMPLIED, WITH RESPECT TO, THE AIRCRAFT, INCLUDING BUT NOT LIMITED TO:

(a) THE DESCRIPTION, AIRWORTHINESS, MERCHANTABILITY, FITNESS FOR ANY USE OR PURPOSE, VALUE, CONDITION, OR DESIGN, OF THE AIRCRAFT OR ANY PART; OR

ALA MSN 2851 – Global Crossing Airlines

(b) ANY OBLIGATION, LIABILITY, RIGHT, CLAIM OR REMEDY IN TORT, WHETHER OR NOT ARISING FROM LESSOR’S NEGLIGENCE, ACTUAL OR IMPUTED; OR

(c) ANY OBLIGATION, LIABILITY, RIGHT, CLAIM OR REMEDY FOR LOSS OF OR DAMAGE TO THE AIRCRAFT, FOR ANY LIABILITY OF LESSEE TO ANY THIRD PARTY, OR FOR ANY OTHER DIRECT, INCIDENTAL OR CONSEQUENTIAL DAMAGES.

17.2 Waiver. LESSEE HEREBY WAIVES ALL ITS RIGHTS IN RESPECT OF ANY WARRANTY OR REPRESENTATION, EXPRESS OR IMPLIED, ON THE PART OF LESSOR AND ANY INDEMNITEE AND ALL CLAIMS AGAINST LESSOR OR ANY INDEMNITEE HOWSOEVER AND WHENEVER ARISING AT ANY TIME IN RESPECT OF OR OUT OF THE OPERATION OR PERFORMANCE OF THE AIRCRAFT OR THIS AGREEMENT EXCEPT TO THE EXTENT EXPRESSLY SET OUT IN THIS AGREEMENT.

17.3 Consequential Damages. NEITHER LESSOR NOR ANY INDEMNIFIED PARTY WILL HAVE ANY OBLIGATION OR LIABILITY FOR LOSS OR DAMAGE TO THE AIRCRAFT, FOR ANY LIABILITY OF LESSEE TO ANY THIRD PARTY, OR FOR ANY OTHER DIRECT, INCIDENTAL OR CONSEQUENTIAL DAMAGES WHICH ARE HEREBY DISCLAIMED BY LESSEE.

ALA MSN 2851 – Global Crossing Airlines

IN WITNESS WHEREOF the parties hereto have executed this Agreement on the date shown at the beginning of this Agreement.

Lessor:

UMB BANK, NATIONAL ASSOCIATION, not in its individual capacity but, solely as owner trustee

By	/s/ Dain W. Brown
Name: Dain W. Brown
Title: Senior Vice President

Lessee:

GLOBAL CROSSING AIRLINES, INC.

By
Name:
Title:

Signature Page

ALA MSN 2851 – Global Crossing Airlines

IN WITNESS WHEREOF the parties hereto have executed this Agreement on the date shown at the beginning of this Agreement.

Lessor:

UMB BANK, NATIONAL ASSOCIATION, not in its individual capacity but, solely as owner trustee

By
Name:
Title:

Lessee:

GLOBAL CROSSING AIRLINES, INC.

By
Name:
Title:

Signature Page

ALA MSN 2851 – Global Crossing Airlines

ANNEX I

FORM OF MONTHLY DISCLOSURE REPORT

To:	WWTAI AIROPCO I BERMUDA LTD.

Attention: Technical Department

Date: [ • ]

Aircraft Lease Agreement (the “Lease Agreement”) dated                      , 2021 between UMB Bank, National Association, not in its individual capacity but solely as owner trustee, as lessor, and Global Crossing Airlines, Inc., as lessee relating to one Airbus A320-214 Aircraft, MSN 2851 (the “Aircraft”)

Terms used in this Report have the meanings given to them in the Lease Agreement.

We confirm that during the period from • to • (the “Period”) or, as the context may require, as of the last day of the Period the following information was true with respect to the Aircraft:

1.	Engines

1.1	Engine s/n :

(a)	If removed from Airframe during Period:

(i)	Date [ • ]

(ii)	Reason [ • ]

(b)	Location (i.e. aircraft on which installed if not the Aircraft): [ • ]

(c)	Hours since New: [ • ]

(d)	Cycles since New: [ • ]

(e)	Engine Hours accumulated during Period: [ • ]

(f)	Cycles accumulated during Period: [ • ]

(g)	Module changes: [ • ]

(h)	Average derate during Period: [ • ]

1.2	Engine s/n :

(i)	If removed from Airframe during Period:

(i)	Date [ • ]

(ii)	Reason [ • ]

ALA MSN 2851 – Global Crossing Airlines

Annex I-1

(j)	Location (i.e. aircraft on which installed if not the Aircraft): [ • ]

(k)	Hours since New: [ • ]

(l)	Cycles since New: [ • ]

(m)	Engine Hours accumulated during Period: [ • ]

(n)	Cycles accumulated during Period: [ • ]

(o)	Module changes: [ • ]

(p)	Average derate during Period: [ • ]

2.	APU s/n :

(a)	Total APU Hours since new: [ • ]

(b)	APU Hours accumulated during Period:

(c)	Location (if removed from Aircraft):

(if installed on another airframe, please specify by MSN and registration mark)

(i)	Date of removal:

(ii)	Reason for removal:

3.	Landing Gear

(a)	Flight Hours completed during Period: [ • ]

(b)	Cycles completed during Period: [ • ]

4.	Airframe

(a)	Hours since New: [ • ]

(b)	Cycles since New: [ • ]

(c)	Flight Hours completed during Period: [ • ]

(d)	Cycles completed during Period: [ • ]

(e)	Anticipated date of next C check: [ • ]

(f)	Anticipated date of next major structural check: [ • ]

ALA MSN 2851 – Global Crossing Airlines

Annex I-2

(g)	Average daily utilization (in Hours) during Period: [ • ]

(h)	Any specific information re: restriction of operating location.

5.	Miscellaneous

(a)	Any changes to Insurances over Period: [ • ]

(b)	Departure locations during period: [ • ]

(c)	IATA Aera of operation: [IATA Area [A/B/C]]

Authorized Signatory for and on behalf of
GLOBAL CROSSING AIRLINES, INC.

ALA MSN 2851 – Global Crossing Airlines

Annex I-3

SCHEDULE 1

AIRCRAFT DESCRIPTION

PART 1

SPECIFICATIONS

[See attached]

ALA MSN 2851 – Global Crossing Airlines

S1.1-1

Aircraft General

Feb 2021

MSN	2851
Type	A320-214
DoM	July 2006
Power	CFM56-5B4/P
Reg	N627VA
Ex-Operator	Alaska Airlines

TSN	45,917
CSN	14,339
MTOW (lbs)	171,961
MLW (lbs)	142,198
MZFW (lbs)	134,482
Fuel (gals)	6,304

Alaska

Galleys
3
Lavatories
3
Coach
114
Business
36
Total
150

Maintenance Status

Check	TSN @ SV	CSN @ SV	Last Check	Months Interval	Est. Next Check
A320 6 year check	40,944	12,311	Aug 2018	72	Aug 2024
A320 12 year check	40,944	12,311	Aug 2018	144	Aug 2030
NLG Overhaul	N/M	N/M	May 2016	120	May 2026
RHMLG Overhaul	N/M	N/M	May 2016	120	May 2026
LHMLG Overhaul	N/M	N/M	May 2016	120	May 2026

	Engine 1	Engine 2	APU
Serial	577710	577712	P-3254
TSPR	45,917	45,492	18,051
CSPR	14,339	13,345	N/A
Limiter	5,661	6,655	N/A

FTAI AVIATION

2851 A320-214 July 2006 CFM56-5B4/P N627VA Alaska Airlines 45,917 14,339 171,961 142,198 134,482 6,304 Aircraft General 1542415745236000 A320 6 year check 40,944 12,311 Aug 2018 72 Aug 2024 A320 12 year check 40,944 12,311 Aug 2018 144 Aug 2030 NLG Overhaul N/M N/M May 2016 120 May 2026 RHMLG Overhaul N/M N/M May 2016 120 May 2026 LHMLG Overhaul N/M N/M May 2016 120 May 2026 Serial 577710 577712 P-3254 TSPR 45,917 45,492 18,051 CSPR 14,339 13,345 N/A Limiter 5,661 6,655 N/A

45402596901000 Disksheet#1 Feb 2021 TSPR 45,917 45,917 45,917 45,917 CSPR 14,339 14,339 14,339 14,339 281749552705000281749572771000280797092900500 1542415745236000 FAN DISK 338-001-504-0 BC685960 30,000 14,339 15,661 BOOSTER SPOOL 338-001-905-0 BC705107 30,000 14,339 15,661 FAN SHAFT 338-010-601-0 DD435924 30,000 14,339 15,661 HPC FRONT SHAFT 1386M56P03 GWN0CMW5 20,000 14,339 5,661 HPC STAGE 1-2 SPOOL 1558M31G04 GWN0CM4J 20,000 14,339 5,661 HPC STAGE 3 DISK 1590M59P01 XAEH4112 20,000 14,339 5,661 HPC STAGE 4-9 SPOOL 1588M89G03 GWN0D2AH 20,000 14,339 5,661 HPC REAR AIRSEAL 1523M35P01 GFF5D7EE 20,000 14,339 5,661 HPT FRONT SHAFT 1873M73P01 XAEF0716 20,000 14,339 5,661 HPT FRONT AIRSEAL 1795M36P02 GWN0D2P7 20,000 14,339 5,661 HPT ROTOR DISK 1498M43P06 GWN0D1H0 20,000 14,339 5,661 HPT REAR SHAFT 1498M45P07 1864M90P05 20,000 14,339 5,661 LPT STAGE 1 DISK 336-001-804-0 BC770086 25,000 14,339 10,661 LPT STAGE 2 DISK 336-001-909-0 DD132693 25,000 14,339 10,661 LPT STAGE 3 DISK 336-002-006-0 BC646617 25,000 14,339 10,661 LPT STAGE 4 DISK 336-002-105-0 BC770402 25,000 14,339 10,661 LPT CONICAL SUPPORT 338-077-502-0 DD131314 25,000 14,339 10,661 LPT SHAFT 338-010-006-0 DC383885 25,000 14,339 10,661 *Life Limit and Cycles Remaining are based on current operating thrust

45720096901000 Disksheet#2 Feb 2021 281749545402500281749567945000280797090487500 1542415745236000 FAN DISK 338-001-504-0 BC730808 30,000 13,345 16,655 BOOSTER SPOOL 338-001-905-0 DD334642 30,000 13,345 16,655 FAN SHAFT 338-010-601-0 DD436187 30,000 13,345 16,655 HPC FRONT SHAFT 1386M56P03 GWN0D51P 20,000 13,345 6,655 HPC STAGE 1-2 SPOOL 1558M31G04 GWN0D55N 20,000 13,345 6,655 HPC STAGE 3 DISK 1590M59P01 XAEG1907 20,000 13,345 6,655 HPC STAGE 4-9 SPOOL 1588M89G03 GWN0D2LH 20,000 13,345 6,655 HPC REAR AIRSEAL 1523M35P01 GFF5D7RL 20,000 13,345 6,655 HPT FRONT SHAFT 1873M73P01 XAEH1769 20,000 13,345 6,655 HPT FRONT AIRSEAL 1795M36P02 TMTNM420 20,000 10,686 9,314 HPT ROTOR DISK 1498M43P06 GWN0D3PE 20,000 13,345 6,655 HPT REAR SHAFT 1498M45P07 TMTTF624 20,000 13,345 6,655 LPT STAGE 1 DISK 336-001-804-0 DD436091 25,000 13,345 11,655 LPT STAGE 2 DISK 336-001-909-0 DD132687 25,000 13,345 11,655 LPT STAGE 3 DISK 336-002-006-0 BC675822 25,000 13,345 11,655 LPT STAGE 4 DISK 336-002-105-0 BC770426 25,000 13,345 11,655 LPT CONICAL SUPPORT 338-077-502-0 BC514091 25,000 13,345 11,655 LPT SHAFT 338-010-006-0 DC383903 25,000 13,345 11,655 *Life Limit and Cycles Remaining are based on current operating thrust

LOPA

D C E A

Record of Revisions

REV	Date	Description of Changes	BY	APPD
A	11/19/2018	Initial Release Adapted from NAT Drawing #618LOPA2	Peet Meinelns	Sharon Pena

2

Remarks;

CABIN INFORMATION:	F/C	P/C	E/C	TOTAL
PASSENGER SEATS: -PITCH -ABREAST	12 40.0" 4	24 35,0' 6	114 31,cr, 38,0' S	150
GALLEY: -GALLEY VOLUME (CUFT)	85	67		2 152
-GALLEY VOLUME (CUFTY PASS	7.1	0.5		
-TROLLEY QTY -WASTE QUANTITY	4 1	3		
LAVATORIES: -PASS/ LAVATOR I ES	1 12	0 69		
COAT CLOSET: -COAT ROD (INCHES)	0	1 34.0'		
STOWAGE -DOGHOUSE (INCHES)	0	2 8.0P		
ATTENDANT SEATS:		4		4
CREW REST SEATS:				0

(7-11a8if A IRLINES approved)

Cane time use only)

1

DRAWING INTERPRETATION OF SECTION VIEWS

WHERE SECTION VIEW IS TAKEN: WHERE SECTION VI EW IS DRAWN:

AZ-3 AZ

TT 1-- PAGE WHERE SECTION VIEW IS SHOWN, PAGE 4/4 HERE SECTION VIEW IS TAKEN.
SECTION VIEW LETTER DESIGNATION, PAGE All-IERE SEC11ON VIEW IS TAKEN. SECTION VIEW LETTER

70,7147.
A Nik. k.a

Mreti Pena
Sharon Pena

A320-214 600-Series
POET Seat Configuration LOPA
Effectivity: NEWWARE

A

D C B A

FTAI AVIATION
14L

Remarks; CABIN INFORMATION: F/C P/C E/C TOTAL PASSENGER SEATS: -PITCH -ABREAST 12 40.0” 4 24 35,0’ 6 114 31,cr, 38,0’ S 150 GALLEY: -GALLEY VOLUME (CUFT) -GALLEY VOLUME (CUFTY PASS -TROLLEY QTY -WASTE QUANTITY 85 7.1

STA
2084
TYPE C EXIT
A2-3
STA
088.2
TYPE III EXIT
STA
701.5
TYPE III EXIT
B2-4
STA
126 LB
TYPE C EXIT
A320-214 600-Series
150 PAX CONFI
12FC124PE/11-1EC
FWD=
Alaska
AIRLINES
approvedone time use only
71.47Sk.a
Ersimwka
A320-214 £100-Series
I A32501100030

FTAI AVIATION

2 STA 088 STA .2 701 STA .5 STA TYPE 2084 C EXIT    A2-3 TYPE III EXIT TYPE III EXIT B2-4 TYPE 126 C i. B EXIT Ill” Niiritimiim ONIEN ITN c•ir•ouittirmâ– -A. 40 .1 • u MI I 1 •11•11111 0.11,11•11,11•11•11L1111 11r11- EI. 11.11 II I 1 MUM 1111 1-11 J—El II 1111 11 1 II III 1111111 :grimEl Eli WW1â– 1AI Eli !II • A320-214 600-Series 150 PAX CONFI 12FC124PE/11,1EC FWD= 71.47Sk. a Ersimwka A320-214 £100-Series Post Se® GonigratonLCIPA Efealvily Ne2111A.NE1991.A approvedone time use only I A32501100030 I7

FIRST CLASS SEATS PART NUMBER AND LOCATION L H SEATS RH SEATS PART NUL’ GE R FWD SEAT STUD STA. PART NUMBER FWD SEAT STUD STA 47 10AY54-21-011 342.00 4710AY54-22-011 342.00 47 10AY54-21-021 382.00 2 4710AY54-22-02 1 382.00 47 10AY54-21-031 4M .00 4710AY54-22-031 422.00 $$ PREMIUM AND ECONOMY CLASS SEATS PART NUMBER AND LOCATION LH SEATS RH SEATS ROW PART NUMBER FWD SEAT STUD STA ROW PART NUMBER FWD SEAT STUD STA fi 3530AY55-31-211 461.00 6 3,530AY 55-32 -211 461.00 7 3530AY55-31-011 496.00 7 3,530AY 55-32 -011 496.00 8 3530AY5,5-31-011 531.00 8 3530AY55-32 -011 531.00 0 3530AY55-31-021 566.00 9 3530AY55-32-021 566.00 10 3530AY55-31-031 597.00 10 3530AY55-32 -031 597.00 15 3530AY55-31-041 628.00 15 3530AY55-32 -041 628.00 16 3530AY55-31-051 666.00 16 3530AY55-32 -051 666.00 17 3.530AY55-31-061 704.00 17 3530AY55-32 -061 704.00 18 3530AY55-31-031 736.00 18 3530AY55-32 -031 736.00 19 3530AY55-31-031 768.00 19 3530AY55-32 -031 768.00 20 3530AY55-31-031 800.00 20 3530AY 55-32 -031 800.00 21 3530AY55-31-031 832.00 21 3530AY 55-32 -031 832.00 32 3530AY55-31-031 864.00 22 3530AY 55-32 -031 884.00 23 3530AY55-31-031 896.00 23 3530AY 55-32 -031 896.00 24 3530AY55-31-031 928.00 24 3530AY 55-32 -031 928.00 25 3530AY55-31-031 960.00 25 3530AY 55-32 -031 980.00 26 3530AY55-31-031 992.00 26 3,530AY55-32 -031 992.00 27 3530AY55-31-031 1023.00 27 3,530AY55-32 -031 1023.00 28 3530AY5,5-31-031 1054.00 28 3,530AY55-32 -031 1054.00 2.9 3530AY55-31-031 1085.00 29 3,530AY55-32 -031 1085.00 30 3530AY55-31-031 1116.00 30 3530AY 55-32 -031 1116.00 31 3530AY55-31-111 1147.00 31 3530AY55-32-111 1147.00 32 3530AY55-31-081 1178.00 32 3530AY55-32-081 1178.00

(RACEWAY) LH & RH
RBL 50.87
RBL 30.12
BL 0.00
LBL 30.12
LBL 50.87
2X 40.0 = 80.0 LH a RH
39.0 LH & RH
3X 35.0 = 1135.0 LH 8. RH
2X 31.0 = LH& RH
32.0 LH A RH
38.0 LH RH

A2
FWD SECTION

LEGEND

- 5' SLIDING TABLE EXTENSION
- 1E1 IN-AIM TABLE
- NO COAT HOOK
- M LIMITED RECLINE
- IEg NO RECLINE
- EI NO UPPER LITERATURE POCKET
- EI NO LITERATURE POCKET
- ILI INFLATABLE BELT
- EIE NARROW SEAT (ALL SEAT PLACES)
- EI NO BACKREST TABLE
- UM SPECIAL EXIT CUSHION
- UM FOLDABLE ARMREST
- HANDICAP ARMREST

4247. MEI· Fa

A320-214 600-Series Post
Ben Configurat on LOi
EfOtelly Ne21VA N333LA

P+. AS2500A00930 A

FTAI AVIATION
14,L

LEGENDn 5’ SLIDING TABLE EXTENSION 1E1 IN-AIM TABLE NO COAT HOOK M LIMITED RECLINE lEg NO RECLINE El NO UPPER LITERATURE POCKET El NO LITERATURE POCKET ILI INFLATABLE BELT EIE NARROW SEAT (ALL SEAT PLACES) El ND BACKREST TABLE UM SPECIAL EXIT CUSHION UM FOLDABLE ARMREST HANDICAP :ARMREST D

7.0' (RACEWAY) LH RH
8.0' DOGHOUSE LH & RH
6X 31.0 - 186.0
7 19 19 20 21 22 23 24 26 27 28 29 30 31 32
G
G4A
F
8X 31.0 =
34.0' STOWAGE
NEW WINDOW PLUG
LEGEND
SLIDING TABLE EXTENSION
IN-ARM TABLE
COAT HOOK
LIMITED RECLINE
NO RECLINE
10 UPPER LITERATURE POCKET
NO LITERATURE POCKET
INFLATABLE BELT
NARROW SEAT (ALL SEAT PLACES)
NO BACKREST TABLE
SPECIAL EXIT CUSHION
FOLDABLE ARMREST
HANDICAP ARMREST
B2
AFT SECTION
AIRLINES
One time use only
A320-214 600-Series
141

T1 FTAI AVIATION

LEGEND ILI 5. SLIDING TABLE EXTENSION IN-ARM TABLE IEI ft,* COAT HOOK J iLIMITED RECLINE IEI NO RECLINE ,`,10 UPPER LITERATURE POCKET bel NO LITERATURE POCKET IEI INFLATABLE BELT I[U ?ARROW SEAT (ALL BEAT PLACES) El NO BACKREST TABLE 12:1 SPECIAL EXIT CUSHION EA FOLDABLE ARMREST 10 HANDICAP ARMREST

SCHEDULE 1

AIRCRAFT DESCRIPTION

PART 2

AIRCRAFT DOCUMENTS

All manuals, status reports and other technical data required herein shall be current and up-to-date to the latest revision at Delivery.

Certificates and Statements

1.	Certified Aircraft Specifications, including software statements status and oil / fluid used statements.

2.	FAA Certificate of Airworthiness.

3.	Non-incident and accident statement for Airframe, Engines and Landing Gear.

4.	Full Avionics Inventory list by Shelf location.

Aircraft Status Reports

1.	Certified FAA Airframe and Appliance Airworthiness Directive (“ADs”) status that provides date and method of compliance that summarizes substantiating documentation.

2.

Certified status of all time-controlled components. This report will provide a list of each time-controlled component by description, part number, and serial number and will include the respective action(s), interval(s), time since and time remaining for such component.

3.

Certified status of all life-limited components. This report will provide a list of each life-limited component by description, part number, and serial number and will include the current life limit interval(s), time since and life remaining for such component.

4.	Certified list of all engineering/modification orders/STCs that have been incorporated.

5.	Aircraft flight logs or report listing aircraft total hours and cycles since new.

6.	Maintenance Program tasks status (Last done, Next Due)

7.	Certified mapping of all external repairs installed on the fuselage, wings and empennage. This report will include the status of each repair and repair approval basis.

8.	Certified report detailing and mapping of all dents and damage. This report will include the status of each item, location, approval basis and any reoccurring actions, if applicable.

9.	Certified OCCM component status and release certificates for components replaced during last 24 months of operation and subsequent maintenance.

Aircraft Maintenance, Inspection, Modification and Repair Records

1.	Aircraft Utilization Report.

2.	AD folders containing all dirty finger prints that support the AD compliance.

3.	STC and major modification folders.

4.	Aircraft historical maintenance and inspection records (check packages) in hard copy records.

ALA MSN 2851 – Global Crossing Airlines

S1.2-1

5.

Structural damage and repair files containing the documentation for all repairs and alterations providing certifications basis and approval authority, and the DFP for all repairs installed including reference to the materials used as available from the Previous Operator and full copies to the extent provided by of the Previous Operator’s engineering data and/or other approved data for each repair installed. Any repairs without full documentation shall be removed and replaced with fully approved repairs.

6.	Aircraft weight records.

7.	Aircraft historical flight and maintenance logs (last 2 years of operation).

8.	Aircraft original delivery documents from manufacturer.

Component Records

1.	Component certification records for all time-controlled components, including FAA and/or JAA/EASA part certification.

2.	Landing Gear overhaul records.

3.	Landing Gear life limited part status and history traceable back to last overhaul.

APU Records

1.	APU shop certification.

2.	APU shop records reports.

3.	APU Airworthiness Directive compliance status.

4.	APU Service Bulletin.

5.	APU life limited parts status and history.

6.	Dirty fingerprint folder supporting ADs and SBs if not contained within the shop visit reports.

Engines Records

1.	Engine logbooks, if applicable.

2.	Certified life limited part status.

3.

Certified engine FAA and EASA Airworthiness Directive status listing providing the current status of the AD, date and methods of compliance, and, if the AD involves recurring action, the time and date when the next action is required.

4.	Last major shop visit and available historical engine records.

5.	Current Engine trend monitoring and Engine Condition Monitoring reports from last operator.

6.	Engine original delivery documents from manufacturer.

7.	Certified statement or report indicating that no open, deferred, carry forward defects or deferred inspections exist on the Engine at Delivery.

8.	Engine life limited part history.

Aircraft Manual and other technical data

All manuals will be current and up-to-date to the latest revision and include and temporary revisions, if applicable.

ALA MSN 2851 – Global Crossing Airlines

S1.2-2

1.	FAA approved Airplane Flight Manual and supplements.

2.	Airbus Weight and Balance Control and Loading Manual and supplements, including supplemental data produced by Previous Operator.

3.	Aircraft Maintenance Manual, including supplemental data produced by Previous Operator.

4.	Aircraft Illustrated Parts Catalog, including supplemental data produced by Previous Operator.

5.	Aircraft Wiring Diagram Manual, including supplemental data produced by Previous Operator.

6.	System Schematics Manual.

7.	Fault Isolation Manual.

8.	Approved Emergency Equipment Drawings

9.	Electrical Load Analysis report.

10.	Last compass swing report.

11.	A detailed inventory of historical Aircraft records.

All of the above manuals and technical records will be in English or translated into English, and supplied electronically, prior to Delivery.

ALA MSN 2851 – Global Crossing Airlines

S1.2-3

SCHEDULE 1

AIRCRAFT DESCRIPTION

PART 3

DELIVERY CONDITION

The Aircraft will be delivered to Lessee at the Delivery Location in an “as is, where is” condition. Provided however, the following delivery conditions will apply:

GENERAL:

The Aircraft shall be in a condition for immediate operation by an FAA Certificated Air Carrier. The Aircraft will be airworthy, serviceable, ready for flight and in passenger configuration. This Aircraft will be current in accordance with Revision 46 of the MPD.

CERTIFICATION:

The Airframe shall have a valid FAA Certificate of Airworthiness.

AIRFRAME:

The Airframe shall have a status as detailed in Schedule 1 Part 1.

The Aircraft will have a minimum of 375 Flight Hours, 375 Flight Cycles, and 3 months, less demonstration and/or ferry flight hours, remaining until the next 6 month, 750 Flight Hour, 750 Cycle inspection (or such inspection shall be performed by Lessor prior to Delivery.

Aircraft shall be clean by commercial airline standards, fit for flight with all systems operational and functioning in accordance with its intended use and within applicable maintenance manual limits. Lessee shall be permitted to do full operational / systems checks with power, prior to technical acceptance.

Be certified for the following weights:

Maximum Take Off Weight – 78k kg

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Maximum Landing Weight – 64.5k kg. Zero Fuel Weight – 61k kg.

ENGINES:

Aircraft shall have two (2) serviceable CFM International, Inc. model CFM56-5B4 engines bearing manufacturer’s serial numbers as detailed in Schedule 1 Part 1, and having 27k thrust rating, with no on-watch items or reduced interval inspections.

Each Engine shall have at least 3 months, 375 Flight Hours and 375 Flight Cycles remaining until the next 6 month, 750 Flight Hour, 750 Cycle inspection (or such inspection shall be performed by Lessor prior to Delivery), with no on-watch items or reduced interval inspections

Engine performance shall be demonstrated by a power assurance run, a complete and full video borescope inspection (at Lessee’s cost), and analysis of available trend monitoring data.

LANDING GEAR:

The Landing Gear shall be serviceable and have a status as detailed in Schedule 1 Part 1.

The Landing Gear, components and associated actuators shall have at least 3 months and 375 Flight Cycles remaining until the next 6 month, 750 Flight Hour, 750 Cycle inspection (or such inspection shall be performed by Lessor prior to Delivery).

Wheels and brakes shall be serviceable.

APU:

The APU shall be Serviceable and have a model and status as detailed in Schedule 1 Part 1.

COMPONENTS:

Each Part and Component which has a hard time limit shall have 3 months and 375 Flight Cycles remaining until the next 6 month, 750 Flight Hour, 750 Cycle inspection (or such inspection shall be performed by Lessor prior to Delivery).

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Emergency equipment will be serviceable and shall have a minimum of 3 months life remaining.

All on-condition and condition monitored Parts shall be serviceable.

INTERIOR AND COCKPIT AND IFE:

The Interior and cockpit shall:

Interior placards will be in English.

Be clean.

The Aircraft will be in passenger configuration.

A fully-functional Ku-Bank Gogo Inflight wi-fi internet system will be installed (less subscription requirements)

EXTERIOR LIVERY:

The Aircraft shall be delivered in its current livery.

AIRWORTHINESS DIRECTIVES:

The Aircraft shall be in full compliance with all Airworthiness Directives affecting that model of Aircraft issued by the FAA, such that no compliance action is due at Delivery.

MAINTENANCE AND REPAIR:

Any fuselage damage will have been repaired in accordance with the Manufacturer’s SRM/AMM or as otherwise approved by the Manufacturer. Maintenance will be in accordance with the Manufacturer’s MPD with no deferred or on-watch items.

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AIRCRAFT DOCUMENTS:

All documents, manuals and operational and maintenance records will be current, complete, up to date, in the English language and in compliance with FAA regulations. The Aircraft and records shall be in such condition as qualifies for immediate operation under FAA registration

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SCHEDULE 2

FORM OF CERTIFICATE OF ACCEPTANCE

CERTIFICATE OF ACCEPTANCE

This Certificate of Acceptance is delivered, on the date set out below by GLOBAL CROSSING AIRLINES, INC. (“Lessee”), to UMB BANK, NATIONAL ASSOCIATION, not in its individual capacity but, solely as owner trustee (“Lessor”), pursuant to the Aircraft Lease Agreement dated as of                                          , 2021 between Lessor and Lessee (the “Agreement”). The capitalized terms used in this Certificate shall have the meaning given to such terms in the Agreement.

1.	DETAILS OF ACCEPTANCE

Lessee hereby confirms to Lessor that Lessee has at              o’clock on this          day of                 , 2021, at                                         , accepted the following, in accordance with the provisions of the Agreement:

(i)	Airframe: Airbus Model A320-214 airframe, Manufacturer’s Serial No. 2851

Total Flight Hours:

Total Cycles:

Flight Hours Since Last C Check:

Cycles Since Last C Check:

Flight Hours Since Last D-Check:

Cycles Since Last D-Check:

(ii)	Engines: Position 1 – Life Limited

Parts Status Attached

Manufacturer’s Serial No.:

1.	Total Flight Hours:

2.	Total Cycles:

3.	Flight Hours Since Last Engine Refurbishment:

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4.	Cycles Since Last Engine Refurbishment:

Position 2 – Life Limited Parts Status attached.

Manufacturer’s Serial No.:

1.	Total Flight Hours:

2.	Total Cycles:

3.	Flight Hours Since Last Engine Refurbishment:

4.	Cycles Since Last Engine Refurbishment:

(iii)	Landing Gear:

Left Main

Manufacturer’s Serial No.:

Manufacturer’s Part No.:

1.	Total Flight Hours Since Overhaul:

2.	Total Cycles Since Overhaul:

3.	Date of Last Overhaul:

Right Main

Manufacturer’s Serial No.:

Manufacturer’s Part No.:

1.	Total Flight Hours Since Overhaul:

2.	Total Cycles Since Overhaul:

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3.	Date of Last Overhaul:

Nose

Manufacturer’s Serial No.:

Manufacturer’s Part No.:

1.	Total Flight Hours Since Overhaul:

2.	Total Cycles Since Overhaul:

3.	Date of Last Overhaul:

(iv)	APU:

Type:

Manufacturer’s Serial No.:                                                   Total Hours Since Last Overhaul:

B.	Interior Configuration:

(i)	Seating:

(ii)	Lavatories:

(iii)	Galleys:

(iv)	Freight positions:

C.	All other Items of Equipment and other property, tangible and intangible, delivered by Lessor to Lessee.

(a)	Fuel: kgs.

2.	CONFIRMATION

Lessee confirms to Lessor that as at the time indicated above, being the Lease Commencement Date:

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(a) the representations and warranties contained in Section 2.1 of the Agreement are hereby repeated;

(b) the Aircraft is insured as required by the Agreement; and

(c) Lessee’s authorized technical experts have inspected the Aircraft to ensure the Aircraft conforms to Lessee’s requirements. The Aircraft is in accordance with the specifications of the Agreement and satisfactory in all respects except as set forth in the attached Discrepancy List, and except as set forth in any post-Ferry Flight squawk list that is generated immediately following the Ferry Flight.

Annex 1 - Engine LLPs

Annex 2 - Loose Equipment and Accessories

Annex 3 - Aircraft Documents and Technical Records

Annex 4 - Aircraft Status – Avionics Inventory

Annex 5 Discrepancy List

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IN WITNESS WHEREOF, Lessee has, by its duly authorized representative, executed this Certificate on the date in paragraph 1 above.

LESSEE: GLOBAL CROSSING AIRLINES, INC.

By
Name:
Title:

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SCHEDULE 3

COMMERCIAL TERMS

PART 1

DEFINITIONS

1. RENT:

Month 1:	[***]

*Month 2 – Month 4:	[***] / Flight Hour

Minimum [***] (the “Minimum Rent”)

Maximum [***] (the “Maximum Rent”)

*

On each Rent Date for Month 2 through and Including Month 4, Lessee shall pay Lessor the Minimum Rent. In the event that the product of the actual number of Flight Hours flown during the relevant Rent Period multiplied by [***] exceeds the Minimum Rent amount, Lessee shall pay Lessor the shortfall of Rent on the next Maintenance Rent Payment Date (such total amount not to exceed the Maximum Rent for such relevant Rent Period).

Month 5 to Month 52:	[***]

Month 53 to Month 64:	[***]

Month 65 to Month 74:	[***]

2. MAINTENANCE RENT:

Airframe Major Checks

6Y	[***] per month

12Y	[***] per month

Landing Gear Overhaul	[***] per month

Engine Refurbishment	Per table below

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In relation to the Engine Refurbishment for each Engine, an amount equal to the US$ Cost per Flight Hour as set forth in the matrix below, dependent on the IATA area of operation and the Flight Hour-to-Cycle ratio operated, multiplied by the number of Flight Hours accumulated on each Engine during the immediately precedent month (with such Maintenance Rent being allocated according to the following percentages per relevant Engine Module: [***]:

Engine LLPs (divided per LLP)	[****]* per Flight Cycle per Engine
(*) based on 2022 rates

APU Overhaul	[***] per APU Hour (payable when the
APU is utilized on the Aircraft or another aircraft)

The Maintenance Rent rates (other than for LLPs) are subject to annual escalation of [***] per annum on January 1, 2023 and on each January 1st thereafter during the Term. Engine LLP Maintenance Rent rates shall be based on the Engine Manufacturer Catalogue List Price and will escalate commencing January 1, 2023. Maintenance Rent will not be payable in respect of the first calendar month during the Term; provided that Lessee will in any event provide the Monthly Report.

3.	SECURITY DEPOSIT: [***], payable as follows:

a)	[***] (One Hundred Thousand Dollars) has been received by Lessor prior to the date of this Agreement; and

b)	[***] (One Hundred Thousand Dollars) due upon execution of this Agreement; and

c)	[***] (One Hundred Fifty Thousand Dollars) due upon execution of the Technical Acceptance Certificate.

4.	AGREED VALUE: [***]

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5.	MAXIMUM DEDUCTIBLE: [***].

6.	MINIMUM LIABILITY COVERAGE: [***] per occurrence and in the annual aggregate for third party war risks and products legal liability.

7.	MODIFICATION THRESHOLD AMOUNT: [***]

8.	DAMAGE NOTIFICATION THRESHOLD: [***]

9.	LESSOR’S ACCOUNT:

Bank:	Bank of America
Bank Address:	222 Broadway
New York, NY 10038
ABA:	026009593
Account #:	[*****]
Beneficiary:	WWTAI AirOpCo 1 Bermuda Ltd.
SWIFT Code:	BOFAUS3N

10.	LESSEE’S ACCOUNT:

Bank:	Fifth Third Bank
Bank Address:	200 East Las Olas BLVD

Ft. Lauderdale, FL
ABA:	067091719
Account #:	[****]
Beneficiary:	Global Crossing Airlines LLC.
SWIFT Code:	FTBCUS3CXXX

11.	OTHER AIRCRAFT: [***]

12.	HOLDOVER

PERCENTAGE:                     [***]

13.	INTERIOR CONFIGURATION MODIFICATION: N/A

14.	FINAL DELIVERY DATE: December 15, 2021

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SCHEDULE 3

COMMERCIAL TERMS

PART 2

LESSOR CONTRIBUTIONS FROM MAINTENANCE RENT

1. Reimbursement by Lessor from Maintenance Rent Balances.

1.1 Reimbursement by Lessor. Lessor will, subject to no Default or Event of Default having occurred which is continuing, pay to Lessee the amounts referred to in Section 1.3 by way of reimbursement of the cost incurred by Lessee in connection with a Major Maintenance Event associated with an Airframe, Landing Gear, Engine or APU (each a “Reimbursement Item”) in each case provided that:

(a) Lessor has received Lessee’s claim (a “Reimbursement Claim”) for payment together with (1) authentic, legible invoices from the Agreed Maintenance Performer evidencing the costs involved which (a) confirm that the Major Maintenance Event has been carried out and paid for and (b) give in reasonable detail a summary of the work that has been performed, and the time, parts and manpower used to perform each separate task, and (2) responses to all reasonable specific and detailed requests from Lessor for reasonable clarifications or more reasonable information on any related issue have been complied with to the reasonable satisfaction of Lessor;

(b) Lessee has provided Lessor with (i) a copy of the proposed workscope relating to the Major Maintenance Event sufficiently (and in any case not less than 30 days) in advance of commencement of the Major Maintenance Event in order to allow Lessor an opportunity to review and approve the proposed workscope (such approval not to be unreasonably withheld or delayed) and (ii) an estimate in reasonable detail of the cost of such Major Maintenance Event which has been accepted by Lessor prior to the commencement of the Major Maintenance Event (such acceptance not to be unreasonably withheld or delayed). If requested by Lessor, Lessee or Lessee’s agents will give Lessor or Lessor’s representatives reasonable access to observe the accomplishment of the Major Maintenance Event and to inspect the completion of the Major Maintenance Event;

(c) the Major Maintenance Event has been performed in accordance with the Approved Maintenance Program and documented in accordance with the Lease, including full traceability of LLPs;

(d) the Major Maintenance Event is not required as a result of any ingestion, foreign object damage (“FOD”), faulty maintenance or repair, improper operation, abuse, misuse, neglect or accidental cause (“Excluded Circumstances”) provided that if as a result of any of the Excluded Circumstances a Major Maintenance Event is performed with Lessor’s prior written agreement, then, without prejudice to subclauses (a) through (c) above or (e) through (i) below, this subclause (d) shall not apply to prevent Lessee being reimbursed Maintenance Rent for Major Maintenance Event in accordance with Section 1.3 for the costs of such Major Maintenance Rent other than costs directly resulting from any of the Excluded Circumstances;

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(e) to the extent the cost of the Major Maintenance Event is not recoverable under the Insurances or any Manufacturer or Supplier warranty, guarantee or concessionary adjustment available to Lessee;

(f) Lessor will reimburse the cost of labor and materials in performing the Major Maintenance Event. The cost of labor and materials (other than the LLP itself) for removal or installation of an LLP into an Engine may be reimbursed under the Reimbursement Item listed in Section 1.1(a) above;

(g) Lessor will not reimburse the cost of a modification upgrade of a Reimbursement Item to the extent that the cost of upgrading that Reimbursement Item is greater than the cost of repairing or replacing the existing Reimbursement Item;

(h) Lessor will not reimburse the cost of work to components not installed in the modules of each Engine or installed in the APU (including but not limited to thrust reversers, nacelles, line replaceable units (LRUs), QEC components and Parts or accessories); and

(i) Lessor will not reimburse the cost of transportation or the cost of obtaining customs clearance for importation of Parts (including, but not limited to, import/export duties, levies and other Taxes), nor will Lessor reimburse any handling fees, mark-ups or surcharges;

Lessor will use reasonable efforts to ensure that payment is made within sixty (60) days of the receipt by Lessor of the relevant Reimbursement Claim provided Lessee has met the requirements for reimbursement herein. No Reimbursement Claim may be submitted after the redelivery of the Aircraft except for any Reimbursement Claim for which (i) an invoice remains outstanding for the Major Maintenance Event at such time, and (ii) Lessee has notified Lessor in writing prior such redelivery of any such outstanding invoice, and (iii) Lessee has notified Lessor in writing prior the redelivery of the Aircraft of the nature and estimated cost of the Major Maintenance Event.

1.2 Scope of Major Maintenance Event. The following items shall be a Major Maintenance Event for which a Reimbursement Claim may be made:

(a) 6Y and 12Y Airframe Major Check;

(b) APU Overhaul including by way of exchange of the APU that is due for overhaul with a serviceable APU;

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(c) Engine Refurbishment consisting of one or more modules of an Engine (with reimbursement to be made on a modular basis from the relevant Maintenance Rent Balance allocation for each such module undergoing an Engine Refurbishment);

(d) Landing Gear Overhauls; and

(e) replacement of Engine LLPs in an Engine.

1.3 Amount of Lessor Reimbursement from Maintenance Rent Balances.

(a) Lessor will, subject to no Default or Event of Default having occurred which is continuing, pay to Lessee in relation to any Major Maintenance Event on a Reimbursement Item (excluding LLPs), an amount equal to the lesser of (other than the cost of the first 6Y and 12Y Check in which case Lessor will pay the greater of):

(i) the cost of that Major Maintenance Event, and

(ii) the balance, at the date of the completion of the Major Maintenance Event, of the Maintenance Rent Balance paid under Section 1 of Schedule 3 with respect to the particular Reimbursement Item (which in the case of an Engine Refurbishment, will in all cases be determined on a modular basis) after deducting any amounts already paid by Lessor under this Section 2 of Schedule 3 in relation to that Reimbursement Item.

(b) For the avoidance of doubt, when considering its obligation to make a payment under this Part 2 of Schedule 3 in relation to Major Maintenance Event on any Reimbursement Item, Lessor will not take into account any amounts paid by Lessee under Section 2 of Part 1 of Schedule 3 in relation to any other Reimbursement Item; provided however to the extent that an Engine Refurbishment is accomplished concurrently on more than one module in an Engine the amounts for such modules may be combined for reimbursement of such Major Maintenance Event.

(c) Lessee undertakes to act in good faith to obtain a fair and reasonable price when negotiating and agreeing with third party Approved Maintenance Performers or any other repairer the cost of any Major Maintenance Event, and before the performance of any Major Maintenance Event to provide Lessor with copies of relevant documents including but not limited to estimates of the cost of routine and non-routine labor and materials.

(d) In determining the amount of Lessor’s reimbursement of the cost of the Landing Gear Overhaul, an amount shall be retained by Lessor for the Landing Gear for the purpose of future replacement of the LLPs in the Landing Gear.

1.4 Additional Contribution for Major Maintenance Event. Subject to the requirements for reimbursements for Major Maintenance Event as required in Section 1.1 through 1.3 having been met; Lessor will contribute the following amounts (in addition to the reimbursements contemplated by Section 1.3 above):

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(a) Upon completion of the first Engine Refurbishment during the Term, an amount equal to the lesser of:

(i) the product of (a) the number of engine Flight Hours (measured as of the Delivery Date) consumed on such Engine or Engine module since completion of the Engine Refurbishment shop visit of such Engine or Engine module prior to the Delivery Date (or since new if the Engine has not completed or undergone any Engine Refurbishment shop visit) multiplied by (b) the Engine Refurbishment Maintenance Rent rate in effect on the Delivery Date, calculated in accordance with the previous operator’s hour/cycle utilization ratio since the last Engine Refurbishment shop visit of such Engine and allocated on a per module basis; and

(ii) the positive difference, if any, between (a) the cost of that Major Maintenance Event, and (b) the balance, at the date of the completion of the Major Maintenance Event, of the relevant Maintenance Rent Balance paid by Lessee with respect to the Engine Refurbishment deducting any amounts already paid by Lessor under this Part 2 of Schedule 3 in relation to that Reimbursement Item.

(b) Upon completion of the first APU Overhaul during the Term, an amount equal to the lesser of:

(i) the product of (a) the number of APU Hours (measured as of the Delivery Date) consumed on such APU since completion of the last overhaul of such APU prior to the Delivery Date multiplied by (b) the APU Maintenance Rent rate in effect on the date of the commencement of the Overhaul ; and

(ii) the positive difference, if any, between (a) the cost of that Major Maintenance Event, and (b) the balance, at the date of the completion of the Major Maintenance Event, of the Maintenance Rent Balance paid by Lessee with respect to the APU deducting any amounts already paid by Lessor under this Part 2 of Schedule 3 in relation to that Reimbursement Item.

(c) Upon completion of the first Landing Gear Overhaul during the Term, an amount equal to the lesser of:

(i) the product of (a) the number of calendar months (measured as of the Delivery Date and prorated for partial calendar months) consumed on the Landing Gear since completion of the last Landing Gear overhaul prior to the Delivery Date (or since new if an overhaul has never been completed on the Landing Gear) multiplied by (b) the Landing Gear Maintenance Rent rate in effect on the date of commencement of the Overhaul ; and

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(ii) the positive difference, if any, between (a) the cost of that Major Maintenance Event, and (b) the balance, at the date of the completion of the Major Maintenance Event, of the Maintenance Rent Balance paid by Lessee with respect to the Landing Gear deducting any amounts already paid by Lessor under this Part 2 of Schedule 3 in relation to that Reimbursement Item.

(d) Upon completion of the replacement of each Engine LLP for the first time during the Term, an amount equal to the difference between the (a) the cost of the Major Maintenance Event, and (b) the balance, at the date of the completion of the Major Maintenance Event, of the Maintenance Rent Balance paid by Lessee with respect to the relevant Engine LLP as of the time of removal of the relevant Engine.

Lessor Contribution for Airworthiness Directives

If the cost to Lessee of performing an Airworthiness Directive exceeds $100,000, Lessor shall, following receipt of an invoice in respect of such amount, and provided no Event of Default or payment default has occurred and is continuing, reimburse to Lessee an amount calculated in accordance with the following formula: [***]

Rent Credit

Provided no Default or Event of Default has occurred and is continuing, Lessee will receive a 30-day Rent credit following completion of the first 6Y and 12Y Check during the Term.

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SCHEDULE 3

COMMERCIAL TERMS

PART 3

ENGINE SUBSTITUTION PROVISIONS

1.1	Substitute Engine.

(a) Notwithstanding anything to the contrary in this Lease, Lessor will provide Lessee with a serviceable replacement engine (the “Substitute Engine”) in lieu of Lessee performing any Major Maintenance Event for an Engine hereunder, as follows: (i) during the Term, Lessee agrees to provide Lessor with ninety (90) days’ advance written notice (the “Removal Notice”) of any upcoming scheduled removal of any Engine due to such Engine requiring Engine Refurbishment, for reasons other than (A) faulty or improper maintenance or installation, (B) Lessee not adhering to Manufacturer’s recommendations, (C) operational mishandling, accident or other accidental cause, (D) an Event of Default, or (E) FOD (an “Unserviceability Issue”).

(b) If Lessor provides a Substitute Engine in lieu of the affected original Engine (the “Original Engine”), Lessor shall within thirty (30) days of the Removal Notice notify the Lessee in writing of the same and provide all available information in respect of the proposed Substitute Engine to evidence the technical condition of such Substitute Engine (the “Substitute Engine Notice”).

(c) Each Substitute Engine will:

(i) be serviceable with no adverse trend and no on-watch items;

(ii) have enough anticipated life remaining to be expected to remain on-wing until the earlier of (a) two (2) years from installation or (b) the Expiry Date (based on the average utilization for the prior 12 month period);

(iii) have a remaining hot day takeoff EGT margin sufficient to permit the operation of such Engine on-wing until the earlier of (a) two (2) years from installation or (b) the Expiry Date (based on the average utilization for the prior 12-month period);

(iv) not have suffered a stepped deterioration in performance since its last Engine Refurbishment such that such replacement engine would be expected to remain on-wing until the earlier of (a) two (2) years from installation or (b) the Expiry Date (based on the average utilization for the prior 12-month period); and

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(v) otherwise meet the Engine related delivery requirements set forth in Schedule 1.

(d) Provided the Substitute Engine meets the criteria set forth in subclause (c) (which may be verified by Lessee by reviewing the results of a completed up-to-date full video borescope and power assurance run of such engine), Lessee shall confirm to the same to Lessor in writing within fifteen (15) days of receipt of the Substitute Engine Notice and Lessor shall then, within thirty (30) days from the Substitute Engine Notice, make such Substitute Engine together with all available records available for final inspection by Lessee at the location where the Substitute Engine is to be installed on the Aircraft as notified by Lessee (the “Installation Location”). Lessee will complete its inspection (if any) of the Substitute Engine within five (5) days of the Substitute Engine’s arrival at the Installation Location. In the event the Substitute Engine meets the conditions set forth in subclause (c), Lessee shall sign a Delivery Certificate in respect of the Substitute Engine and it will therefrom become an “Engine” for all purposes of this Lease, and shall be subject to this Lease, any Mortgage and any Security Agreement. In the event the Substitute Engine does not meet the conditions in subclause (c) on Lessee’s inspection, then Lessee will return the Substitute Engine to a location designated by Lessor. All transportation costs for the Substitute Engine to and from (if the Substitute Engine is not accepted) the Installation Location will be borne by Lessor, and all installation costs for the Substitute Engine will be borne by Lessee. Lessee will have executed and delivered the Delivery Certificate for the Substitute Engine prior to installation. Upon removal of the Original Engine from the Aircraft, Lessee will transport the Original Engine to a location advised by Lessor, at Lessee’s risk, cost and expense. Upon arrival of the Engine at such location, and Lessor’s confirmation that no (A) faulty or improper maintenance or installation, (B) non-adherence to Manufacturer’s recommendations, (C) operational mishandling, accident or other accidental cause, or (E) FOD has occurred in respect of the Original Engine, Lessor will execute and deliver a Redelivery Certificate for such Original Engine and such Original Engine will cease being an “Engine”.

(e) Lessee will return the Original Engine to Lessor at Lessee’s cost and risk, no later than thirty (30) days following the delivery of the Substitute Engine. If Lessee fails to redeliver the Original Engine within such time period, then Lessee will pay Lessor US$1800.00 per day until such time as the Original Engine is returned to Lessor. If Lessor does not provide a Substitute Engine within sixty (60) days from the date of the Removal Notice, Lessee may lease and install on the Aircraft a serviceable Engine and Lessor will reduce the monthly Basic Rent by the amount of the serviceable engine lease rental that Lessee is being charged by the third party lessor. Lessee’s obligation to pay Rent will from that date be suspended for such length of time as the Aircraft is on the ground due to the Unserviceability Issue.

(f) Notwithstanding the foregoing, in case Lessee has failed to issue the Removal Notice as required above and in the absence of such notice has pursued initiation of an Engine shop visit in respect of the Original Engine all costs and logistic arrangements in relation to such shop visit will be for Lessee.

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SCHEDULE 4

INSURANCE REQUIREMENTS

The Insurances required to be maintained are as follows:

(a) HULL ALL RISKS of loss or damage while flying and on the ground with respect to the Aircraft on an “agreed value basis” for the Agreed Value and with a deductible not exceeding the Maximum Deductible, or such other amount agreed by the parties from time to time;

(b) HULL WAR AND ALLIED PERILS, being such risks excluded from the Hull All Risks Policy to the fullest extent available in accordance with Policy Form LSW555D from the leading international insurance markets including confiscation and requisition by the State of Registration and the State of Incorporation for the Agreed Value;

(c) SPARES ALL RISKS (INCLUDING WAR AND ALLIED RISK except when on the ground or in transit other than by air) property insurance on all Engines and Parts when not installed on the Aircraft on an “agreed value” basis for their full replacement value and including engine test and running risks;

(d) AIRCRAFT THIRD PARTY, PASSENGER, BAGGAGE, CARGO AND MAIL AND AIRLINE GENERAL THIRD PARTY (INCLUDING PRODUCTS) LEGAL LIABILITY for a Combined Single Limit (Bodily Injury/Property Damage) of an amount not less than the Minimum Liability Coverage for the time being any one occurrence (but in respect of products and personal injury liability this limit may be an aggregate limit for any and all losses occurring during the currency of the policy). Personal injury towards third parties is limited to USD 25,000,000 any one occurrence and in the annual aggregate. War and Allied Risks are also to be covered under the Policy of an amount not less than the Minimum Liability Coverage applying any one occurrence and in the annual aggregate;

(e) All required hull and spares insurance (as specified above), so far as it relates to the Aircraft will:

(i) name Lessor, Owner, the Financing Parties, and their respective successors and assigns as contract parties for their respective rights and interests;

(d) provide that all payments received as the result of an Event of Loss occurring during the Term will be settled jointly with Owner, Lessor and Lessee, and will be payable in Dollars to the applicable Financing Party, as sole loss payee, unless there is no Financing Party, in which case all such payments will be payable to Lessor;

(e) provide that all insurance proceeds of any property, damage or loss to the Aircraft, any Engine or any Part occurring during the Term not constituting an Event of Loss and equal to or in excess of the Damage Notification Threshold will be paid to the repairer for repairs or for replacement property in accordance with this Agreement. Insurance proceeds in amounts below the Damage Notification Threshold may be paid by the insurer directly to Lessee. Any balance remaining may be retained by Lessor;

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(ii) include a notice and/or acknowledgement of assignment (relating to the assignment of Lessor’s interest in the Insurances to the Financing Parties) in a form acceptable to Lessor, if applicable;

(iii) if separate Hull “all risks” and “war risks” insurances are arranged, include a 50/50 provision in accordance with market practice (AVS. 103 is the current market language);

(f) All required liability insurances (specified above) will:

(i) include the Indemnitees as additional insureds for their respective rights and interests;

(ii) include a Severability of Interest Section which provides that the insurance, except for the limit of liability, will operate to give each assured the same protection as if there was a separate policy issued to each assured;

(iii) contain a provision confirming that the policy is primary without right of contribution and the liability of the insurers will not be affected by any other insurance of which Owner, Lessor, or Financing Parties have the benefit so as to reduce the amount payable to the additional insureds under such policies;

(g) All Insurances will:

(i) be in accordance with normal industry practice of persons operating similar aircraft in similar circumstances;

(ii) provide cover denominated in Dollars and any other currencies which Lessor may reasonably require in relation to liability insurance;

(iii) operate on a worldwide basis subject to such limitations and exclusions as Lessor may agree;

(iv) acknowledge the insurers is aware (and has seen a copy) of this Lease and that the Aircraft is owned by Owner and is subject to the Mortgage and that the Insurances are subject to the Security Assignment in favor of the applicable Financing Party;

(v) be no less favorable than the insurance carried by Lessee on its fleet except as to amounts which shall meet the minimums provided for herein in respect of Agreed Value, Maximum Deductible and Minimum Liability Coverage;

(vi) shall be satisfactory to any Financing Parties;

(vii) provide that, in relation to the interests of each of the additional insureds the Insurances will not be invalidated by any act or omission by Lessee, or any other person other than the respective additional insured seeking protection and shall insure the interests of each of the additional insureds regardless of any breach or violation by Lessee, or any other person other than the respective additional insured seeking protection of any warranty, declaration or condition, contained in such Insurances;

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(viii) provide that the insurers will hold harmless and waive any rights of recourse and/or subrogation against the additional insureds or to be subrogated to any rights of any Financing Party against Lessor or Lessee;

(ix) provide that the additional insureds will have no obligation or responsibility for the payment of any premiums due (but reserve the right to pay the same should any of them elect so to do) and that the insurers will not exercise any right of set off or counter claim in respect of any premium due against the respective interests of the additional insureds other than outstanding premiums relating to the Aircraft, any Engine or Part the subject of the relevant claim;

(x) provide that the Insurances will continue unaltered for the benefit of the additional insureds for at least 30 days after written notice of any cancellation, change, event of non-payment of premium or installment thereof has been sent to Owner, Lessor and each Financing Party, except in the case of war risks for which 7 days (or such lesser period as is or may be customarily available in respect of war risks or allied perils) will be given, or in the case of war between the 5 great powers or nuclear peril for which termination is automatic; and

(xi) if reinsurance is a requirement of this Agreement such reinsurance will (i) be on the same terms as the original insurances and will include the provisions of this Schedule 4, (ii) provide that notwithstanding any bankruptcy, insolvency, liquidation, dissolution or similar proceedings of or affecting the reinsured that the reinsurers’ liability will be to make such payments as would have fallen due under the relevant policy of reinsurance if the reinsured had (immediately before such bankruptcy, insolvency, liquidation, dissolution or similar proceedings) discharged its obligations in full under the original insurance policies in respect of which the then relevant policy of reinsurance has been effected; and (iii) contain a “cut-through” Section in the following form (or otherwise satisfactory to Lessor): “The Reinsurers and the Reinsured hereby mutually agree that in the event of any claim arising under the reinsurances in respect of a total loss or other claim where as provided by the Aircraft Lease Agreement dated as of [ ], 2021 and made between Lessor and Lessee such claim is to be paid to the person named as sole loss payee under the primary insurances, the Reinsurers will in lieu of payment to the Reinsured, its successors in interest and assigns pay to the person named as sole loss payee under the primary insurances effected by the Reinsured that portion of any loss due for which the Reinsurers would otherwise be liable to pay the Reinsured (subject to proof of loss), it being understood and agreed that any such payment by the Reinsurers will (to the extent of such payment) fully discharge and release the Reinsurers from any and all further liability in connection therewith”; subject to such provisions not contravening any law of the State of Incorporation;

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(xii) AVN.67B: Lessee may procure endorsements to the relevant insurance or reinsurance policies required to be maintained pursuant to Article 10 and this Schedule 4 so as to incorporate the terms of Lloyd’s Form AVN.67B (or any revised form in general use in the London aviation insurance market) into such insurance or reinsurance policies, in which event, to the extent that any provisions of such Form AVN.67B (or any revised form) endorsement conflicts or is otherwise inconsistent with the requirements of any provision of this Agreement relating to insurance or reinsurance then (so long as it shall remain general aviation insurance practice to insure aircraft financed or leased by financial institutions on the basis of such endorsement), such conflicting or inconsistent provision of this Agreement shall be of no further force and effect and such endorsement shall be deemed to satisfy the requirements of each such conflicting or inconsistent provision of this Agreement.

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SCHEDULE 5

RETURN CONDITIONS

[***]

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SCHEDULE 6

FORM OF CERTIFICATE OF REDELIVERY

CERTIFICATE OF REDELIVERY

Reference is made to the Aircraft Lease Agreement dated as of                       , 2021 between UMB BANK, NATIONAL ASSOCIATION, not in its individual capacity but, solely as owner trustee (the “Lessor”) and GLOBAL CROSSING AIRLINES, INC. (the “Lessee”), as amended, modified, supplemented and/or assigned from time to time (the “Lease”). Capitalized terms not herein defined shall have the meanings given them under the Lease.

This Certificate of Redelivery is delivered on and as of the date set forth below by the Lessor to the Lessee.

1.	Details of Acceptance

The Lessor hereby indicates and confirms to the Lessee, its successors and assigns, that the Lessor has on                   at                       , accepted the following aircraft (the “Aircraft”), in accordance with and subject to the provisions of the Lease:

(i)	Airframe: Airbus Model A320-214 airframe, Manufacturer’s Serial No. 2851

Total Flight Hours:

Total Cycles:

Flight Hours Since Last C Check:

Cycles Since Last C Check:

(ii)	Engines: Position 1 – Life Limited

Parts Status Attached

Manufacturer’s Serial No.:

1.	Total Flight Hours:

2.	Total Cycles:

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3.	Flight Hours Since Last Engine Refurbishment:

4.	Cycles Since Last Engine Refurbishment:

Position 2 – Life Limited Parts Status attached.

Manufacturer’s Serial No.:

5.	Total Flight Hours:

6.	Total Cycles:

7.	Flight Hours Since Last Engine Refurbishment:

8.	Cycles Since Last Engine Refurbishment:

(iii)	Landing Gear:

Left Main

Manufacturer’s Serial No.:

Manufacturer’s Part No.:

1.	Total Flight Hours Since Overhaul:

2.	Total Cycles Since Overhaul:

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3.	Date of Last Overhaul:

Right Main

Manufacturer’s Serial No.:

Manufacturer’s Part No.:

4.	Total Flight Hours Since Overhaul:

5.	Total Cycles Since Overhaul:

6.	Date of Last Overhaul:

Nose

Manufacturer’s Serial No.:

Manufacturer’s Part No.:

4.	Total Flight Hours Since Overhaul:

5.	Total Cycles Since Overhaul:

6.	Date of Last Overhaul:

(iv)	APU:

Type:

Manufacturer’s Serial No.:

1.	Total APU Hours Since Last Overhaul:

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D.	Interior Configuration:

(i)	Seating:

(ii)	Lavatories:

(iii)	Galleys:

(iv)	Freight positions:

E.	All other Items of Equipment and other property, tangible and intangible, delivered by Lessor to Lessee.

Fuel:                       kgs.

2.	Confirmation of Undertakings

The Lessor confirms that on                       the above referenced Aircraft was duly returned by the Lessee and accepted by the Lessor in accordance with and subject to the provisions of the Lease.

This Certificate of Redelivery is executed and delivered without prejudice to the rights and obligations of the parties under the Lease that, by their terms, expressly survive the termination, cancellation or expiration thereof.

Annex 1 - Engine LLPs

Annex 2 - Loose Equipment and Accessories

Annex 3 - Aircraft Documents and Technical Records

Annex 4 - Aircraft Status – Avionics Inventory

Annex 5 - Discrepancy List

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IN WITNESS WHEREOF, Lessor and Lessee have caused this Certificate of Redelivery to be executed in their names, by their duly authorized officer(s) or representative(s), pursuant to due corporate authority, all as of the date written in Paragraph 1 above.

UMB BANK, NATIONAL ASSOCIATION, not in its individual capacity but, solely as owner trustee, as Lessor

By:
Name:
Title:

GLOBAL CROSSING AIRLINES, INC.
as Lessee

By:
Name:
Title:

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